UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Capital One Financial Corporation

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Notice of Capital One Financial Corporation’s

2020 Annual Stockholder Meeting

Important Notice Regarding the Availability of Proxy Materials for

The Stockholder Meeting To Be Held On April 30, 2020

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The 2020 Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COF2020 on April 30, 2020, at 10:00 a.m. Eastern Time.

Items of Business

As a stockholder, you will be asked to:

➊	Elect twelve nominated directors, who are listed in the proxy statement, as directors of Capital One;

➋	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2020;

➌	Approve, on a non-binding advisory basis, our 2019 Named Executive Officer compensation (“Say on Pay”);

➍	Approve amendments to Capital One’s Restated Certificate of Incorporation to allow stockholders to act by written consent; and

➎	Consider a stockholder proposal regarding an independent Board chairman, if properly presented at the meeting.

Stockholders also will transact other business that may properly come before the meeting.

Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 3, 2020 (“Record Date”).

Proxy Voting

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2020 Annual Stockholder Meeting. Please refer to the section “How do I vote?” in the proxy statement for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote at the 2020 Annual Stockholder Meeting, you do not need to mail in a proxy card.

2020 Virtual Annual Stockholder Meeting

In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. We believe this is the right choice for Capital One at this time, as it enables engagement with our stockholders, regardless of size, resources, or physical location while safeguarding the health of our stockholders, Board and management. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/COF2020. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (U.S.) or 303-562-9288 (International) for assistance.

We look forward to speaking with you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

March 19, 2020

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our annual report carefully before voting.

Meeting Information
Date:	Thursday, April 30, 2020
Time:	10:00 a.m. Eastern Time
Virtual Meeting:	www.virtualshareholdermeeting.com/COF2020
Record Date:	March 3, 2020

How to Vote

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2020 Annual Stockholder Meeting. Please refer to the section “How do I vote?” on page 120 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote at the 2020 Annual Stockholder Meeting, you do not need to mail in a proxy card.

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visit www.proxyvote.com.

To vote at the meeting, visit www.virtualshareholdermeeting.com/COF2020.

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If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903)

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If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.

On March 19, 2020, we began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials.

Voting Items

Item 1

Election of Directors

You are being asked to elect the following twelve candidates for director: Richard D. Fairbank, Aparna Chennapragada, Ann Fritz Hackett, Peter Thomas Killalea, Cornelis Petrus Adrianus Joseph (“Eli”) Leenaars, Pierre E. Leroy, François Locoh-Donou, Peter E. Raskind, Eileen Serra, Mayo A. Shattuck III, Bradford H. Warner and Catherine G. West. Each director nominee is standing for election to hold office until our next annual stockholder meeting or until his or her successor is duly elected and qualified. For additional information regarding our director nominees, see “Our Board of Directors” beginning on page 11 and “Biographies of Director Nominees” beginning on page 19 of this proxy statement. For a description of our corporate governance practices, see “Corporate Governance at Capital One” beginning on page 11 of this proxy statement.

✓   Our Board of Directors (“Board”) unanimously recommends that you vote “FOR” each of these director nominees.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	1

Corporate Governance Highlights

Board Members and Leadership	Board Governance Best Practices

∎  Eleven of our twelve director nominees are independent; the Chief Executive Officer (“CEO”) and founder is the only member of management who serves as a director

∎  Active and empowered Lead Independent Director elected annually by the independent members of our Board (“Independent Directors”)

∎  Active and empowered committee chairs, all of whom are independent

∎  Directors have a mix of tenures, including long-standing members, relatively new members, and others at different points along the tenure continuum

∎  Directors reflect a variety of experiences and skills that match the Company’s complexity and strategic direction and give the Board the collective capability necessary to oversee the Company’s activities

∎  Regular discussions regarding Board recruiting, succession and refreshment including director skills and qualifications that support the Company’s long-term strategic objectives

∎  Frequent executive sessions of Independent Directors that regularly include separate meetings with our Chief Financial Officer (“CFO”), General Counsel, Chief Risk Officer, Chief Audit Officer, Chief Credit Review Officer, Chief Compliance Officer, and Chief Information Security Officer

∎  Annual assessments of the Board and each of its committees, the Independent Directors and the Lead Independent Director

∎  Active engagement and oversight of Company strategy, risk management and the Company’s political activities and contributions

∎  Direct access by the Board to key members of management at the discretion of Independent Directors

∎  Annual CEO evaluation process led by the Lead Independent Director

∎  Regular talent and succession planning discussions regarding the CEO and other key executives

∎  Regular meetings between the Board and federal banking regulators

Stockholder Engagement and Stockholder Role in Governance

∎  Regular outreach and engagement throughout the year by our CEO, CFO and Investor Relations team with stockholders regarding Company strategy and performance

∎  Outreach and engagement with governance representatives of our largest stockholders at least two times per year

∎  Feedback from investors regularly shared with our Board and its committees to ensure that our Board has insight on investor views

∎  Board and Governance and Nominating Committee review extensive briefings and benchmarking reports on corporate governance practices and emerging corporate governance issues

∎  Majority voting for directors with resignation policy in uncontested elections

∎  Stockholders holding at least 25% of outstanding common stock may request a special meeting

∎  Stockholders will be able to act by written consent, if Item 4 is approved

∎  Proxy access by stockholders holding 3% of outstanding common stock for three years can nominate director candidates

∎  No supermajority vote provisions for amendments to Bylaws and Certificate of Incorporation or removing a director from office

∎  No stockholder rights plan (commonly referred to as a “poison pill”)

2	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Item 2

Ratification of Selection of Our Independent Registered Public Accounting Firm

You are being asked to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2020. For additional information regarding the Audit Committee’s selection of and the fees paid to Ernst & Young LLP, see “Audit Committee Report” on page 105 and “Ratification of Selection of Independent Registered Public Accounting Firm” beginning on page 107 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2020.

Item 3

Advisory Vote on Our Named Executive Officer Compensation (“Say on Pay”)

You are being asked to approve on an advisory basis the compensation of our named executive officers (“NEOs”). For additional information regarding our executive compensation program and our NEO compensation, see “Compensation Discussion and Analysis” beginning on page 51 and “Named Executive Officer Compensation” beginning on page 85 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the advisory approval of our 2019 Named Executive Officer Compensation as disclosed in this proxy statement.

Our executive compensation program is designed to attract, retain, motivate and reward leaders who can foster strong business results and promote our long-term success. We believe our executive compensation program strongly links rewards with both business and individual performance over multiple time horizons, which aligns our executives’ interests with those of our stockholders while supporting safety and soundness and appropriately balancing risk.

2019 Company Performance

Each year the Compensation Committee (“Committee”) and the Independent Directors review and evaluate the Company’s qualitative and quantitative performance and make determinations regarding the compensation of our NEOs based on Capital One’s pay-for-performance philosophy. The Committee seeks to directly link the compensation of the NEOs with the Company’s performance, and the executives’ contributions to that performance over appropriate time horizons. The Committee and the Independent Directors have the flexibility to adjust compensation decisions from year to year to take into account Company and individual performance, as well as evolving market practices.

In 2019, Capital One delivered strong financial and operating results and continued to invest in growth and transformation. We delivered record revenues, produced stable credit results as we focused on resilience, and invested in attractive long-term growth opportunities through product innovation, iconic marketing and advertising, and compelling digital customer experiences. Our stockholders saw their investment in Capital One increase 39% in 2019 (including stock price change and the effect of common dividends), outpacing the largest benchmark of bank peers, the KBW Bank Index. We believe our portfolio of businesses and investments in growth and transformation will result in a company with the scale, brand, capabilities, talent, and values to succeed as the digital revolution transforms our society and our industry.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	3

In particular, the Committee recognized and considered the following when awarding compensation for the 2019 performance year to our NEOs(1):

∎

Diluted Earnings Per Share (“EPS”)(2) of $11.05, down 7% from 2018, largely driven by the absence of gains-on-sale from exited businesses recognized in 2018. EPS, net of adjustments, was a record $12.09, up $1.21, or 11%, from 2018.

∎

Revenue Growth(2) of 1.8% compared to 2018. Revenue growth of 4.4%, or $1.2 billion, net of adjustments, driven primarily by strong loan growth and increased yields in our Domestic Card and Consumer Banking businesses, and by the on-boarding of the acquired Walmart portfolio in the fourth quarter.

∎

Total Shareholder Return (“TSR”) of 38.6%, 24.5%, and 37.3% over one-, three-, and five-year periods ended December 31, 2019 as compared to the TSR of the KBW Bank Index of 36.1%, 32.8%, and 71.6% over the same time periods. In 2019, our share price increased 36.1% to its highest-ever year-end closing price.

∎

Operating Efficiency Ratio(2) of 46.2% compared to 45.3% in 2018. Operating efficiency ratio, net of adjustments, of 44.8%, an improvement of 45 basis points from 2018. We remain on track to deliver annual operating efficiency ratio, net of adjustments, of 42% in 2021.

∎	Return on Average Tangible Common Equity (“ROTCE”)(2) of 14.4% compared to 18.6% in 2018. ROTCE, net of adjustments, of 15.8% compared to 17.1% in 2018.

∎

Tangible Book Value Per Share Growth (including the effect of common dividends) of 23.3%. Tangible Book Value per share grew from $69.20 to $83.72, with quarterly common dividends of $0.40 per common share, driven by strong profitability and capital management.

∎

Cybersecurity Incident. In July 2019, the Company announced a cybersecurity incident (“Cybersecurity Incident”) in which we determined there was unauthorized access by an outside individual who obtained certain types of personal information relating to Capital One credit card customers and to people who had applied for our credit card products. The perpetrator was arrested promptly and the government has indicated the information was recovered and there is no evidence the information was used for fraud or shared with others. Our Board actively oversees cybersecurity risks, including those related to the Cybersecurity Incident. For additional information regarding the Board’s role in oversight of the Cybersecurity Incident, see “Oversight of the Cybersecurity Incident” beginning on page 32. We continue to invest significant resources to strengthen our cyber defenses and enhance overall risk management capabilities.

∎

Execution Against Strategic Imperatives. We continued to make significant but disciplined investments to transform our infrastructure and data, modernize our applications and digital tools, and attract and develop top talent. Our business delivered strong financial performance, while we broadened our brand, strengthened our risk and control environment, and enhanced our customer experience.

See “Executive Summary” beginning on page 52 and “Year-End Incentive Opportunity” beginning on page 62 for more information regarding the Company’s 2019 performance.

(1)

The Committee considers these metrics to be key financial performance measures in its assessment of the Company’s performance, including certain non-GAAP measures. While certain of our non-GAAP measures are widely used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies, they may not be comparable to similarly titled measures reported by other companies. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

(2)

Diluted EPS, revenue growth and operating efficiency ratio are presented on both a GAAP and non-GAAP basis. The non-GAAP measures consist of our adjusted results that the Committee believes are indicative of the Company’s performance and help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Appendix A for our reconciliation of the non-GAAP measures to the applicable amounts measured in accordance with GAAP. The population of adjustments noted in Appendix A have also been excluded from our reported ROTCE to present an adjusted ROTCE.

4	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Highlights of Our 2019 Compensation Programs

We believe that our NEO compensation programs balance risk and financial results, reward NEOs for their achievements, promote our overall compensation objectives and encourage appropriate, but not excessive, risk-taking. Our compensation programs are structured to encourage our executives to deliver strong results over the short term while making decisions that create sustained value for our stockholders over the long term. Key features of our 2019 compensation programs include:

∎	No CEO Cash Salary. Our CEO does not receive a cash salary and 100% of his compensation is deferred for at least three years.

∎

Payout of 72% of CEO Year-End Incentive Compensation Determined by Formula. 72% of our CEO’s year-end incentive compensation for the 2019 performance year was awarded in the form of performance shares that vest based entirely on the Company’s performance on an absolute basis and relative to the Company’s peers over a three-year period.

∎

Awards Based on Company and Individual Performance. All NEOs receive incentive awards based on Company and/or individual performance. For 2019, 100% of CEO compensation and 80% of the compensation for the other NEOs was based on Company and/or individual performance.

∎

NEO Compensation is Primarily Equity-Based and 90% of CEO Target Pay is Determined after Performance Year-End. The majority of all NEO compensation is determined after performance year-end. 85% of our CEO’s and 55% of all other NEOs’ total compensation for 2019 was equity-based to align with stockholder interests.

∎

All Equity and Equity-Based Awards Contain Performance and Recovery Provisions. All equity awards contain performance and recovery provisions that are designed to further enhance alignment between pay and performance and to balance risk. See “Additional Performance Conditions and Recovery Provisions” beginning on page 76 for more information.

2019 Compensation Decisions

2019 CEO Performance Year Compensation. The CEO’s compensation for the 2019 performance year was composed of equity awards designed to provide the CEO with an incentive to focus on long-term performance and the opportunity for a year-end incentive award based on the Committee’s evaluation of the Company’s performance and the CEO’s contributions to that performance. Mr. Fairbank’s total compensation for performance year 2019 was $19.75 million and consisted of:

∎

Restricted Stock Units (“RSUs”) granted in January 2019, which had a total grant date value of approximately $1.75 million, totaling 21,715 RSUs. The RSUs will vest in full on February 15, 2022, settle in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and are subject to performance-based vesting provisions.

∎	Year-End Incentive Award totaling $18.0 million granted in January 2020 in recognition of the Company’s and the CEO’s performance in 2019 and consisting of:

∎

performance shares with a grant date fair value of $13.0 million, for which the CEO may receive from 0% to 150% of a target number of 127,239 shares of the Company’s common stock based on the Company’s performance over a three-year period from January 1, 2020 through December 31, 2022;

∎

19,576 cash-settled RSUs (“Year-End Incentive RSUs”) valued at $2.0 million, which vest in full on February 15, 2023 and settle in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and are subject to performance-based vesting provisions; and

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	5

∎

a deferred cash bonus of $3.0 million, which is mandatorily deferred for three years into the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) and will pay out in the first calendar quarter of 2023.

The chart below shows Mr. Fairbank’s actual total compensation for performance year 2019:

The table below shows Mr. Fairbank’s compensation awards as they are attributable to the performance years indicated. The table shows how the Committee views compensation actions and to which year the compensation awards relate. This table differs substantially from the Summary Compensation Table required for this proxy statement beginning on page 85 and is therefore not a substitute for the information required in that table. See “Chief Executive Officer Compensation” beginning on page 60 for a description of the compensation paid to our CEO and “2019 CEO Compensation Program” beginning on page 60 for additional information regarding Mr. Fairbank’s 2019 performance year compensation.

Performance Year	Cash Salary	Long-Term Incentive			Year-End Incentive			Total
		Cash- Settled RSUs	Performance Shares	Option Awards	Deferred Cash Bonus	Cash- Settled RSUs	Performance Shares
2019	$—	$1,750,012	$—	$—	$3,000,000	$2,000,080	$13,000,009	$19,750,101

2018	$—	$—	$10,500,065	$—	$4,200,000	$2,800,019	$—	$17,500,084

2017	$—	$—	$ 8,750,041	$1,750,018	$3,727,500	$2,485,006	$—	$16,712,565

2019 NEO Performance Year Compensation. NEO (other than the CEO) compensation for the 2019 performance year was composed of a mix of cash and equity-based compensation consisting of (i) a base salary and (ii) an annual year-end incentive opportunity which consisted of a cash incentive and a long-term incentive opportunity. The long-term incentive opportunity was comprised of performance shares and stock-settled RSUs as determined by the Committee. The chart below shows the elements of NEO (other than the CEO) compensation as an approximate percentage of NEO 2019 actual total compensation:

See “NEO Compensation” beginning on page 71 for a description of compensation to the NEOs (other than the CEO).

6	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Say on Pay and Response to Stockholder Feedback

The Committee and the Board value the input of our stockholders. At our 2019 Annual Stockholder Meeting, more than 95% of our stockholders supported Capital One’s NEO compensation. See “Consideration of 2019 Say on Pay Vote” on page 57 for additional information regarding our Say on Pay vote.

In recent years, in response to feedback received from our stockholders, the Committee and the Independent Directors have made significant improvements to Capital One’s executive compensation program, practices and disclosures. The changes aim to simplify the program structure, further align our executive compensation practices with best practices and principles and enhance the transparency of our disclosures:

∎

Increased Alignment of CEO Pay and Performance. Beginning with the 2019 performance year, the Committee and the Independent Directors increased the alignment of CEO compensation with Company performance and stockholder interests by increasing the percentage of the CEO’s total target compensation tied to a year-end evaluation of CEO and Company performance from 40% to 90%. The Committee and the Independent Directors believe that this structure further aligns Mr. Fairbank’s compensation with that of the Company’s peers and provides a greater opportunity for the Committee and the Independent Directors to assess the Company and the CEO’s performance after the completion of the performance year. In addition, this structure enhances the Committee and the Independent Directors’ ability to incorporate feedback from stockholders received during the year to ensure that the CEO’s performance year compensation appropriately reflects the Company’s compensation philosophy, principles and business results. See “2019 CEO Compensation Program” beginning on page 60 for more information.

∎

New Performance Share Award Metrics. Beginning in 2018, the performance shares awarded to the named executive officers vest based on two metrics: Common Dividends + Growth of Tangible Book Value per Share (“D+TBV”) and Adjusted ROTCE, each defined under “Performance Share Award Metrics” on page 63. The Committee and the Independent Directors believe that these two performance metrics, in combination, provide a balanced and rigorous measurement of Company performance by balancing the creation of long-term stockholder value and the returns generated on stockholders’ investment in the Company.

∎

Simplified NEO Compensation Program. In 2018, the Committee and the Independent Directors modified the compensation program applicable to our NEOs (other than the CEO) to reduce the number of compensation vehicles, eliminating stock options and cash-settled RSUs, and more closely aligning the program vehicles and structure to the programs used by the Company’s peers. See “2019 NEO Compensation Program” beginning on page 71 for more information.

∎

Enhanced Disclosures. We have increased transparency regarding the Committee’s use of discretion, particularly regarding the Company’s performance and the year-end incentive awards granted to the NEOs, and introduced disclosure regarding the Company’s approach to environmental and social matters in addition to further detailing our governance principles and practices.

Item 4

Amendments to Capital One’s Restated Certificate of Incorporation to Allow Stockholders to Act by Written Consent

You are being asked to approve a management proposal to amend Capital One’s Restated Certificate of Incorporation to allow stockholders to act by written consent. For additional information regarding the proposal, see “Approval of Amendments to Restated Certificate of Incorporation to Allow Stockholders to Act by Written Consent” beginning on page 110 of this proxy statement.

✓  Our Board unanimously recommends that you vote “FOR” the proposal as disclosed in this proxy statement.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	7

Item 5

Stockholder Proposal Regarding an Independent Board Chairman

You are being asked to vote on a stockholder proposal regarding an independent Board chairman. For additional information regarding the proposal, see “Stockholder Proposal Regarding an Independent Board Chairman” beginning on page 115 of this proxy statement.

✗   Our Board unanimously recommends that you vote “AGAINST” the stockholder proposal as disclosed in this proxy statement.

8	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	9

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the Forward-Looking Statements in our annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements. This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

10	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section I - Corporate Governance at Capital One

Overview of Corporate Governance at Capital One

Capital One is dedicated to strong and effective corporate governance that provides our Board with the appropriate framework to engage in ongoing oversight of the Company’s activities. Our Board believes that robust, dynamic corporate governance policies and practices are the foundation of an effective and well-functioning board, and are vital to preserving the trust of our stakeholders, including customers, stockholders, regulators, suppliers, associates and the general public.

Information About Our Corporate Governance Policies and Guidelines

The Board has adopted Corporate Governance Guidelines to formalize its governance practices and provide its view of effective governance. Our Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which collectively form a corporate governance framework that promotes the long-term interests of our stockholders, promotes responsible decision-making and accountability, and fosters a culture that allows our Board and management to pursue Capital One’s strategic objectives. To maintain and enhance independent oversight, our Board regularly renews and refreshes its governance policies and practices as changes in corporate strategy, the regulatory environment and financial market conditions occur, and in response to investor feedback and engagement.

The Board has also adopted Capital One’s Code of Conduct, which applies to Capital One’s directors, executives and associates, including Capital One’s CEO, CFO, Principal Accounting Officer and other persons performing similar functions. The Code of Conduct reflects Capital One’s commitment to honesty, fair dealing, and integrity, and guides the ethical actions and working relationships of Capital One’s directors, executives and associates in their interactions with investors, current and potential customers, fellow associates, competitors, governmental entities, the media, and other third parties with whom Capital One has contact.

We encourage you to visit the “Corporate Governance” section of our website at www.capitalone.com. Select “About,” then “Investors,” to open the section where you can find our Corporate Governance Guidelines, Code of Conduct, Committee Charters, Certificate of Incorporation, and Amended and Restated Bylaws (“Bylaws”). For a description of the key governance practices of our Board, see “Key Board Governance Practices” beginning on page 26.

Our Board of Directors

Our Perspectives on Overall Board Composition and Refreshment

In recent years, the investor community has become increasingly focused on the composition of corporate boards and policies and practices that encourage board refreshment. At Capital One, we appreciate that our investors share our passion for cultivating a board that encompasses the optimal mix of diverse backgrounds, experiences, skills, expertise, qualifications, and an unwavering commitment to integrity and good judgment, in order to thoughtfully advise and guide management as they work to achieve our long-term strategic objectives.

The Governance and Nominating Committee, under the direction of its Chair, who also currently serves as the Company’s Lead Independent Director, assesses the composition of and criteria for membership on the Board and its committees on an ongoing basis. In fulfilling this responsibility, the Governance and Nominating Committee has taken a long-term view and continuously assesses the resiliency of the Board over the next ten to fifteen years in alignment with the Company’s strategic direction to determine what actions may be desirable to best position the Board for success. The Governance and Nominating Committee considers a variety of factors, including the Company’s long-term strategy, the skills and experiences that directors provide to the Board (including in the context of the Company’s strategy), the performance of the Board and the Company, the Board’s director retirement policy (as described in the Company’s Corporate Governance Guidelines), the Board’s view that a resilient board should include members across a continuum of tenure, and the belief that valuable insights can be gained from gender and ethnic diversity among the Board’s members. Over the last few years, the

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	11

SECTION I - CORPORATE GOVERNANCE AT CAPITAL ONE

Governance and Nominating Committee has held discussions regarding director recruiting plans on a quarterly basis, and has provided regular updates to the Board on those plans. In support of the Board’s long-term resiliency efforts, five new independent directors (representing more than 40% of the Board) have been appointed in the last five years.

As a result of these long-term strategic resiliency assessments, the Governance and Nominating Committee has articulated a set of principles on board composition, which include:

Board Skills

∎     Consider the collective set of skills that allows the Board to cover all vectors of effective challenge of management, especially in the areas of business strategy, financial performance, enterprise risk management, cybersecurity risk, technology innovation, and executive talent and leadership

∎     Ensure collective Board skill sets evolve with corporate strategy

Industry Experience

∎     Seek and retain Board members with industry experience, both banking and technology, that align with our long-term strategy, understanding that such experience is critical to providing effective challenge

∎     Recognize that the financial services industry is complex and understand the importance of having directors who have witnessed the extended nature of the banking business and credit cycles and can share the wisdom of those experiences

Board Size

∎     Consider the appropriate size of the Board in relation to promoting active engagement, open discussion and effective challenge of management

∎     Continuously assess the depth of successors available to assume Board leadership positions for both expected and unexpected departures

Tenure

∎     Believe that it is critical to have members across a continuum of director tenure in order to ensure the effective oversight of a large financial institution, which must simultaneously embrace innovation and changing market and customer expectations and prudently preserve the safety and soundness of the institution through long-term business and credit cycles

∎     Seek to have a mix of long-standing members, relatively new members, and remaining members at different points along the tenure continuum to cultivate Board membership that collectively represents members who have actively overseen the Company’s strategic journey through various business cycles, who have sufficient experience to assume Board leadership positions, and who bring fresh ideas and perspectives

Diversity

∎     Believe having a Board with members who demonstrate a diversity of thought, perspectives, skills, backgrounds and experiences is important to building an effective and resilient board, and as a result, have a goal of identifying candidates that can contribute to that diversity in a variety of ways, including ethnically and gender diverse candidates

Evergreen Recruiting

∎     Engage in a continuous process of identifying and assessing potential director candidates in light of the Board’s collective set of skills and future needs

∎     Recognizethat recruiting new directors is not one-dimensional and that effective Board members are those who have relevant backgrounds and expertise combined with a broad business acumen; strategic leadership; a commitment to risk management; an understanding of the intricacies of a large, public company; and a dedication to the Company and its stockholders, the Board as a whole, and to the individual members that comprise the Board

Staged Refreshment

∎     Takea long-term perspective to enable thoughtful director refreshment that meets strategic needs while avoiding disruption

∎     Takea planned approach to changes in board membership, considering the timing of new director onboarding relative to planned retirements and departures

∎     Recognizethat new directors need time to become familiar with the Company’s business model and strategy and become deeply grounded in these matters to be well-positioned to challenge management effectively

∎     Acknowledgethat relationships among Board members develop organically over time and recognize the importance of protecting and nurturing the open, values-based culture that the Board enjoys to appropriately oversee and challenge management

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The Board leverages several long-standing practices and processes to support Board refreshment in keeping with the principles articulated above, including:

∎	Annual assessments of the Lead Independent Director (see “Annual Assessment of the Lead Independent Director” on page 26 for more information).

∎	Annual evaluations of the Board and its committees (see “Annual Board and Committee Evaluations” beginning on page 27 for more information).

∎	Annual assessments of individual directors (see “Annual Assessment of Director Nominees” on page 29 for more information).

Our Director Nominees

Our Board is presenting the following twelve nominees for election as directors at the 2020 Annual Stockholder Meeting. All of the nominees currently serve as directors on our Board and, other than Eileen Serra (who was appointed to our Board effective February 26, 2020), all were elected by our stockholders at our 2019 Annual Stockholder Meeting. For a description of the specific experience and qualifications of each of our nominees, see “Biographies of Director Nominees” beginning on page 19.

Name	Age	Occupation	Director Since	Independent	Other Public Boards
Richard D. Fairbank	69	Chairman, Chief Executive Officer and President, Capital One Financial Corporation	1994	No	0

Aparna Chennapragada	43	Vice President, Augmented Reality, Google	2018	✓	0

Ann Fritz Hackett	66	Former Strategy Consulting Partner	2004	✓	1

Peter Thomas Killalea	52	Owner and President, Aoinle, LLC; Former Vice President of Technology, Amazon.com	2016	✓	2

Eli Leenaars	58	Vice Chairman of the Global Wealth Management Division, UBS Group AG	2019	✓	0

Pierre E. Leroy	71	Former Managing Partner, Aspiture, LLC; Former Executive Chair and Chief Executive Officer, Vigilant Solutions; Former Division President, Deere & Co.	2005	✓	0

François Locoh-Donou	48	President, Chief Executive Officer, and Director, F5 Networks, Inc.	2019	✓	1

Peter E. Raskind	63	Former Chairman, President and Chief Executive Officer, National City Corporation	2012	✓	0

Eileen Serra	65	Former Senior Advisor, JP Morgan Chase & Co.; Former Chief Executive Officer, Chase Card Services	2020	✓	1

Mayo A. Shattuck III	65	Chairman, Exelon Corporation; Former Chairman, President and Chief Executive Officer, Constellation Energy Group	2003	✓	3

Bradford H. Warner	68	Former President of Premier and Small Business Banking, Bank of America Corporation	2008	✓	0

Catherine G. West	60	Former Special Advisor, Promontory Financial Group; Former Associate Director and Chief Operating Officer, Consumer Financial Protection Bureau	2013	✓	0

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Director Nominee Highlights (excluding our CEO)

What We Look for in Individual Director Nominees

The evaluation and selection of director nominees is a key aspect of the Governance and Nominating Committee’s regular evaluation of the composition of, and criteria for membership on, the Board. When considering director nominees, including incumbent directors eligible for re-election, nominees to fill vacancies on the Board, and nominees recommended by stockholders, the Governance and Nominating Committee focuses on the development of a Board composed of directors that meet the criteria set forth below.

Personal Characteristics	Commitment to the Company

∎  High personal and professional ethics, integrity and honesty, good character and judgment

∎  Independence and absence of any actual or perceived conflicts of interest

∎  The ability to be an independent thinker and willingness to provide effective challenge to management

∎  A willingness to commit the time and energy to satisfy the requirements of Board and committee membership, including the ability to attend and participate in meetings of the Board and committees of which they are a member and the annual meeting of stockholders and be available to management to provide advice and counsel

∎  A willingness to rigorously prepare prior to each meeting and actively participate in the meeting

∎  Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company and a director’s roles and responsibilities

∎  A willingness to comply with Capital One’s Director Stock Ownership Requirements, Corporate Governance Guidelines and Code of Conduct

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Diversity	Skills and Experience

∎  Diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective and viewpoint, as well as the candidate’s gender and ethnicity

∎  While diversity is evaluated in a broad sense based on experience, background and viewpoint, the Governance and Nominating Committee recognizes that Capital One serves diverse communities and customers, and believes that the composition of our Board should appropriately reflect this diversity

∎  The Governance and Nominating Committee is committed to seeking highly qualified women and individuals from ethnically diverse groups to include in the pool of nominees and has instructed the third-party search firm used in director recruiting efforts to consider these elements accordingly

∎  The value derived from each nominee’s skills, qualifications, experience and ability to impact Capital One’s long-term strategic objectives

∎  Strong educational background

∎  Substantial tenure and breadth of experience in leadership capacities

∎  Business and financial acumen

∎  Understanding of the intricacies of a public company

∎  Experience in risk management

The Governance and Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, and has determined that all of our director nominees possess the personal characteristics, level of commitment to the Company, diversity, and skills and experience that align with the Company’s long-term strategy and that enable the Board to operate in an engaged and effective manner.

Specific Skills and Experience

The Governance and Nominating Committee and the Board regularly review the Board’s membership in light of Capital One’s business model and strategic goals and objectives, the regulatory environment and financial market conditions. In its review, the Governance and Nominating Committee considers whether the Board continues to possess the appropriate mix of skills and experience to oversee the Company in achieving these goals, and may seek additional directors as a result of this consideration. Our director nominees have specific experiences that, in the aggregate, meet an articulated set of director skills established by the Governance and Nominating Committee. These skills are not one-dimensional. Instead, these skills collectively allow our director nominees to leverage strategic and forward thinking, pattern recognition, and strong business acumen to inform Board discussions and create an engaged, effective, and strategically oriented Board.

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Skills and Experience of Our Non-Management Director Nominees

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Strategic Planning and Transformation	Experience setting a long-term corporate vision or direction, developing desirable products and customer segments, assessing geographies in which to operate, and evaluating competitive positioning
Banking and Financial Services	Extended board experience or management experience in Retail Banking, Commercial Banking, Consumer Lending, Small Business Banking, Investment Banking, and/or other financial services
Retail and/or Commercial Banking Executive	Executive level experience and oversight of Retail and/or Commercial Banking
Digital, Technology, and Cybersecurity	Leadership and understanding of technology, digital platforms and cyber risk
Technology Executive	Executive-level experience with direct oversight and expertise in technology, digital platforms and cyber risk
Risk Management and Compliance	Significant understanding with respect to the identification, assessment and oversight of risk management programs and practices
Public Company Senior Executive Management	Experience as a CEO or other senior executive at a public company
Public Accounting and Financial Reporting	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements
Talent Management, Compensation and Succession Planning	Understanding of the issues involved with executive compensation, succession planning, human capital management, and talent management and development
Public Company Governance	Extended experience serving as a director on a large public company board and/or experience with public company governance issues and policies, including governance best practices
Regulated Industries and Regulatory Issues	Experience with regulated businesses, regulatory requirements, and relationships with state and federal agencies

Other Considerations

For new nominees, the Governance and Nominating Committee may also consider the results of the nominee’s interviews with directors and/or members of senior management and any background checks the Governance and Nominating Committee deems appropriate. In 2019, Capital One continued its engagement with Spencer Stuart, a third-party director search firm, to identify and evaluate potential non-incumbent director candidates based on the criteria and principles described above.

When evaluating incumbent directors, the Governance and Nominating Committee also considers the director’s performance throughout the year, including the director’s attendance, preparation for and participation in Board and committee meetings, the director’s annual evaluation, feedback received from fellow Board members, and the director’s willingness to serve for an additional term, as further described in the section “Annual Assessment of Director Nominees” on page 29.

Process for Stockholder Recommendations of Director Candidates

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names and other relevant information as required by Capital One’s Bylaws, and further described in Capital One’s Corporate Governance Guidelines, to the Corporate Secretary at Capital One’s address set forth in the Notice of the 2020 Annual Stockholder Meeting. Capital One’s Corporate Governance Guidelines require

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the Corporate Secretary to deliver a copy of the submitted information to the Chair of the Governance and Nominating Committee. The Governance and Nominating Committee will consider potential nominees proposed by stockholders on the same basis as it considers other potential nominees.

In addition, an eligible stockholder or group of stockholders may use Capital One’s “proxy access” bylaws to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Our Bylaws permit up to 20 stockholders owning 3% or more of the Company’s outstanding common shares of voting stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater) provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Director Independence

Except for our CEO, who is the Company’s founder, the Board has affirmatively determined that the other members of our Board are independent under Capital One’s Director Independence Standards, which have been adopted by the Board as part of Capital One’s Corporate Governance Guidelines. The Board has concluded this based on a thorough assessment of whether each of its non-management members is “independent” under these standards. These standards reflect the director independence requirements set forth in the listing standards of the New York Stock Exchange (“NYSE”) and other applicable legal and regulatory rules, and also describe certain categorical relationships that the Board has determined to be immaterial for purposes of determining director independence. The categorical relationships the Board has deemed immaterial for purposes of determining director independence are: (i) relationships between Capital One and an entity where the director serves solely as a non-management director; (ii) transactions between Capital One and a director or a director’s immediate family (or their primary business affiliations) that fall below the numerical thresholds in the NYSE listing standards (or do not otherwise preclude independence under those standards), and that are ordinary course, on arm’s-length market terms, and, in the case of extensions of credit, followed usual underwriting procedures, contain no other unfavorable features and are in compliance with applicable legal and regulatory rules; and (iii) discretionary contributions to not-for-profit organizations, foundations, or universities in which a director serves as an executive officer that in any of the last three fiscal years do not exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues.

The Board has determined that each of the director nominees (excluding our CEO) is independent under these standards. The Board has also determined that former directors Lewis Hay, III and Benjamin P. Jenkins were independent under these standards during the period they served on the Board. Mr. Jenkins retired from the Board effective May 2, 2019. Mr. Hay did not stand for re-election, completing his Board service effective May 2, 2019. In making these determinations, the Governance and Nominating Committee and the Board reviewed certain information obtained from non-management directors’ responses to a questionnaire asking about their relationships with Capital One, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain information obtained through internal diligence conducted on Capital One’s businesses related to transactions, relationships or arrangements between Capital One and a non-management director or their immediate family members, primary business or charitable affiliations. Following this review, the Board determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related NYSE standards.

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Biographies of Director Nominees

Director Since: 1994 Age: 69 Capital One Committees: ∎ None Capital One Companies: ∎ Capital One Bank (USA), National Association (Chair) ∎ Capital One, National Association (Chair)

Richard D. Fairbank

Chairman, Chief Executive Officer and President, Capital One Financial Corporation

Mr. Fairbank is founder, Chairman, Chief Executive Officer, and President of Capital One Financial Corporation. As an innovator and entrepreneurial leader, Mr. Fairbank has grown Capital One from a start-up into one of the ten largest banks in America and 100 largest companies in the country as ranked by Fortune magazine. Mr. Fairbank has been the CEO since the Company’s Initial Public Offering in November 1994 and has served as the Chairman and CEO since February 1995. Since Capital One’s founding, Mr. Fairbank has overseen the Company’s strategy and day-to-day operations, drove strong organic business growth, and executed a series of strategic acquisitions across retail and direct banking, credit cards, auto finance, and technology. Mr. Fairbank has extensive experience in financial services and has led the development, growth, and transformation of the Company’s business capabilities, including technology, risk management, brand, customer experience, and talent development and diversity.

Prior to Capital One, Mr. Fairbank was Vice President and head of the banking practice at a national strategy consulting firm. Mr. Fairbank served on MasterCard International’s Global Board of Directors from February 2004 until May 2006.

Additional Public Directorships (current):

∎ None

Director Since: 2018 Age: 43 Capital One Committees: ∎ Compensation Committee ∎ Risk Committee Capital One Companies: ∎ Capital One Bank (USA), National Association

Aparna Chennapragada

Vice President, Augmented Reality, Google

Ms. Chennapragada, a computer scientist and current Vice President at Google, has more than 19 years of experience in leading teams, driving strategy, and developing successful flagship products. As an accomplished senior executive with experience in technology innovation and development, leading change initiatives, product development, strategy, machine learning, and talent management, she brings significant insights on mobile, artificial intelligence, and technology’s transformational impact on business and consumers.

Ms. Chennapragada has been a leader at Google for more than a decade and has served as Vice President, Augmented Reality, since October 2017, where she oversees product management for new product areas in augmented reality. Prior to her current role, Ms. Chennapragada was a Senior Director and Technical Assistant to the CEO at Google from May 2016 to September 2017, where she helped drive various company-wide product efforts and company-wide product strategy reviews. She also served as a Director and Group Product Manager for Google Now from March 2013 to April 2016, was a Senior Product Manager on Google Search from September 2010 to February 2013, and began her career with the company leading a team of 30 research scientists and engineers in the development of new algorithmic features for YouTube and Google from July 2008 to September 2010. Prior to joining Google, Ms. Chennapragada served in various roles at Akamai Technologies, Inc. from September 1999 to June 2008.

Additional Public Directorships (current):

∎ None

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 Lead Independent Director

 Director Since:  2004

 Age:  66

 Capital One Committees:

∎ Compensation Committee

∎ Governance and Nominating
      Committee (Chair)

∎ Risk Committee

 Capital One Companies:

∎ Capital One, National
      Association

Ann Fritz Hackett

Former Strategy Consulting Partner

Ms. Hackett has extensive experience in leading companies that provide strategic, organizational and human resource consulting services to boards of directors and senior management teams. She has experience leading change initiatives, risk management, talent management and succession planning and in creating performance-based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive board experience.

Ms. Hackett is a former Strategy Consulting Partner. From 2015 through January 2020 she was a Partner and Co-founder of Personal Pathways, LLC, a technology company providing web-based enterprise collaboration insights platforms to better advance high performance professional relationships and support the kind of complex problem-solving required in today’s distributed workplace. Prior to her role at Personal Pathways, she was President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm founded by Ms. Hackett in 1996, providing global consumer product and service companies with innovative strategy and human capital initiatives. Prior to launching Horizon Consulting, Ms. Hackett spent 11 years at a leading national strategy consulting firm where she served as Vice President and Partner, served on the Management Committee, led Human Resources, and developed her expertise in strategy, managing cultural change, creating performance management processes and a performance-based culture, developing leadership talent, and planning for executive succession. Ms. Hackett is also a member of Tapestry Networks’ Lead Director Network, a select group of lead directors who collaborate on matters regarding board leadership. She also previously served as a director of Beam, Inc. (formerly Fortune Brands, Inc.) from December 2007 until April 2014.

Additional Public Directorships (current):

∎ Fortune Brands Home & Security, Inc.

Director Since: 2016 Age: 52 Capital One Committees: ∎ Compensation Committee ∎ Risk Committee Capital One Companies: ∎ Capital One, National Association

Peter Thomas Killalea

Owner and President, Aoinle, LLC; Former Vice President of Technology, Amazon.com

Mr. Killalea, a seasoned technology executive and advisor, has deep expertise in product development, digital innovation, customer experience, and security.

Mr. Killalea is currently the Owner and President of Aoinle, LLC, a consulting firm he founded in November 2014 to provide advice to technology-driven companies. From May 1998 to November 2014, Mr. Killalea served in various senior executive leadership roles at Amazon, most recently as its Vice President of Technology for the Kindle Content Ecosystem. He led Amazon’s Infrastructure and Distributed Systems team, which later became a key part of the Amazon Web Services Platform. Prior to that, he served as Amazon’s Chief Information Security Officer and Vice President of Security.

Mr. Killalea also currently serves on the editorial board of ACM Queue (Association for Computing Machinery). He previously served on the board of Xoom Corporation (acquired by PayPal Inc.) from March 2015 to November 2015 and Carbon Black, Inc. (acquired by VMware) from April 2017 to October 2019.

Additional Public Directorships (current):

∎ Akamai Technologies, Inc.

∎ MongoDB, Inc.

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Director Since: 2019 Age: 58 Capital One Committees: ∎ Audit Committee ∎ Compensation Committee ∎ Risk Committee Capital One Companies: ∎ Capital One Bank (USA), National Association

Eli Leenaars

Vice Chairman of the Global Wealth Management Division, UBS Group AG

Mr. Leenaars has over 30 years of experience in the financial services sector, including institutional and investment banking, asset management, corporate and retail banking, and in cultivating sophisticated client relationships. A respected expert on the future of digital banking, as well as global industry trends in finance, investment, banking, and leadership, Mr. Leenaars has experience managing businesses through a wide range of matters including mergers and acquisitions, complex corporate restructuring, strategic initiatives, and challenging financial environments.

Mr. Leenaars has served as Vice Chairman of the Global Wealth Management Division at UBS Group AG, a Swiss multinational investment bank and financial services company, since April 2015. In this role, he engages on senior relationship management with a focus on UBS’ largest non-U.S. clientele. Prior to joining UBS, Mr. Leenaars enjoyed a 24-year career at ING Group N.V., a Dutch multinational banking and financial services company, and various of its subsidiaries. From January 2010 until March 2015, he served as the CEO of ING Retail Banking Direct and International for ING, where he was responsible for Retail Banking and Private Banking worldwide. This included serving as CEO of ING Direct N.V., the parent company of ING Direct in the U.S., which pioneered the national direct deposit platform. Between 2004 and 2010, Mr. Leenaars was also member of ING’s Executive Board with responsibility for ING’s Global Retail and Private Banking operations and Group Technology and Operations. In addition, Mr. Leenaars previously served as a member of our Board from May 2012 to September 2012 in connection with Capital One’s acquisition of ING Direct.

Mr. Leenaars is a member of the Executive Committee of the Trilateral Commission (Paris, Tokyo, and Washington, DC).

Additional Public Directorships (current):

∎ None

Director Since: 2005 Age: 71 Capital One Committees: ∎ Audit Committee ∎ Compensation Committee ∎ Risk Committee Capital One Companies: ∎ Capital One Bank (USA), National Association

Pierre E. Leroy

Former Managing Partner, Aspiture, LLC

Mr. Leroy has a deep knowledge and understanding of business operations and complex financial requirements through his experience as CEO and Executive Chairman of a digital analytic software company and managing partner of an advisory and consulting business, in addition to his experience leading and managing large complex international marketing, engineering and manufacturing organizations and serving on other public company boards.

In 2015, Mr. Leroy established Aspiture, LLC, an advisory and private equity firm which invests primarily in digital companies offering unique customer solutions. Prior to launching Aspiture, Mr. Leroy served in various leadership roles at Vigilant Solutions, Inc. (formerly Vigilant Video, Inc.), an industry-leading pioneer of innovative intelligence solutions that help law enforcement protect officers, families and communities. These leadership roles included Executive Chairman of Vigilant (from March 2012 to 2015), and as Chief Executive Officer (from July 2012 until June 2013).

Mr. Leroy spent much of his professional career at Deere & Company, a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, which also provides financial services worldwide and manufactures and markets engines used in heavy equipment. While at Deere & Company, Mr. Leroy served as President of both the Worldwide Construction & Forestry Division and the Global Parts Division before retiring in 2005, and also served in a number of senior executive positions in finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer. Mr. Leroy has also served as a director on the board of United Rentals, Inc. (from April 2012 to May 2015).

Additional Public Directorships (current):

∎ None

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Director Since: 2019 Age: 48 Capital One Committees: ∎ Compensation Committee Capital One Companies: ∎ Capital One, National Association

François Locoh-Donou

President, Chief Executive Officer, and Director, F5 Networks, Inc.

Mr. Locoh-Donou has nearly two decades of enterprise technology experience, building a wide range of product teams, and operations around the world. He is well known for his ability to envision where industries are going and inspire organizations to identify and execute on future growth opportunities – especially in the areas of cloud, software, analytics, and security.

In April 2017, Mr. Locoh-Donou was hired as the President and Chief Executive Officer of F5 Networks, where he has refocused the company on Applications Services Software (including Security) for Multi-Cloud environments. He is also the only management member of the F5 Board of Directors. Prior to joining F5, Mr. Locoh-Donou held successive leadership positions at Ciena Corporation (from 2002 to March 2017), a network strategy and technology company, including Chief Operating Officer; Senior Vice President, Global Products Group; Vice President and General Manager, EMEA; Vice President International Sales; and Vice President and Marketing. Prior to joining Ciena, Mr. Locoh-Donou held research and development roles with Photonetics, a French opto-electronics company.

Mr. Locoh-Donou is also the co-founder and Chairman of Cajou Espoir, a cashew-processing facility that employs several hundred people in rural Togo, 80 percent of whom are women.

Additional Public Directorships (current):

∎ F5 Networks, Inc.

Director Since: 2012 Age: 63 Capital One Committees: ∎ Governance and Nominating Committee ∎ Risk Committee (Chair) Capital One Companies: ∎ Capital One, National Association

Peter E. Raskind

Former Chairman, President and Chief Executive Officer, National City Corporation

Mr. Raskind has more than 30 years of banking experience, including in corporate banking, retail banking, wealth management/trust, mortgage, operations, technology, strategy, product management, asset/liability management, risk management and acquisition integration. Through his extensive banking career, he has served in a number of senior executive leadership roles and held positions of successively greater responsibility in a broad range of consumer and commercial banking disciplines, including cash management services, corporate finance, international banking, wealth management and corporate trust, retail and small business banking, operations and strategic planning.

Most recently, Mr. Raskind was a consultant to banks and equity bank investors as the owner of JMB Consulting, LLC, which he established in February 2009 and managed through 2017. Prior to founding JMB Consulting, Mr. Raskind served as Chairman, President and Chief Executive Officer of National City Corporation, one of the largest banks in the United States, until its merger with PNC Financial Services Group in December 2008. Mr. Raskind has served as a director of United Community Banks, Inc. and Visa USA and Visa International. He also served on the board of directors of the Consumer Bankers Association, was a member of the Financial Services Roundtable, and on the executive committee of the National Automated Clearing House Association. In addition, Mr. Raskind served as Interim Chief Executive Officer of the Cleveland Metropolitan School District in 2011, and in 2010, he served as Interim Chief Executive Officer of the Cleveland-Cuyahoga County Port Authority.

Additional Public Directorships (current):

∎ None

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Director Since: 2020 Age: 65 Capital One Committees: ∎ None Capital One Companies: ∎ None

Eileen Serra

Former Senior Advisor, JP Morgan Chase & Co.; Former Chief Executive Officer, Chase Card Services

Ms. Serra served in various leadership roles over the course of her more than 20 years in the financial services industry, which included responsibility for operations, product development, customer engagement, digital transformation, strategic and growth initiatives, and talent management.

A seasoned credit card industry executive, Ms. Serra served in a variety of executive positions at JP Morgan Chase & Co., including as Chief Executive Officer of Chase Card Services from 2012 to 2016. While at Chase, Ms. Serra established and developed successful consumer credit card products and brands, loyalty programs, partner relationships, and digital mobile payment solutions. Most recently, from 2016 until her retirement in February 2018, she served as Senior Advisor focusing on strategic growth initiatives.

Prior to joining JP Morgan Chase in 2006, Ms. Serra was a Managing Director and Head of Private Client Banking Solutions at Merrill Lynch. She also served as Senior Vice President at American Express where, among other responsibilities, she led the Small Business Credit Card and Lending businesses. Prior to American Express, she was a partner at McKinsey & Company. Ms. Serra currently serves as a director and member of the compensation committee of Gartner, Inc.

Additional Public Directorships (current):

∎ Gartner, Inc.

Director Since: 2003 Age: 65 Capital One Committees: ∎ Compensation Committee (Chair) ∎ Governance and Nominating Committee Capital One Companies: ∎ Capital One, National Association

Mayo A. Shattuck III

Chairman, Exelon Corporation; Former Chairman, President and Chief Executive Officer, Constellation Energy Group

Mr. Shattuck has decades of experience in global corporate finance and lending, corporate strategy, capital markets, risk management, executive compensation and private banking, has led two large, publicly held companies and has served on other public company boards.

Since 2013, Mr. Shattuck has served as Chairman of the Board of Chicago-based Exelon Corporation, a Fortune 100 company that owns six utilities and is the nation’s largest competitive energy provider and commercial nuclear plant operator. Previously, Mr. Shattuck was Chairman, President and Chief Executive Officer of Constellation Energy Group, a position he held from 2001 to 2012. Mr. Shattuck is also Chairman of the Board of Johns Hopkins Hospital.

Mr. Shattuck has extensive experience in the financial services industry. He was previously at Deutsche Bank, where he served as Global Head of Investment Banking, Global Head of Private Banking and was Chairman of Deutsche Banc Alex. Brown. From 1997 to 1999, Mr. Shattuck served as Vice Chairman of Bankers Trust Corporation, which merged with Deutsche Bank in 1999. In addition, from 1991 to 1997, Mr. Shattuck was President and Chief Operating Officer and a director of Alex. Brown & Sons, a major investment bank, which merged with Bankers Trust in 1997. Mr. Shattuck is the former Chairman of the Institute of Nuclear Power Operators.

Additional Public Directorships (current):

∎ Alarm.com

∎ Exelon Corporation

∎ Gap, Inc.

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Director Since: 2008 Age: 68 Capital One Committees: ∎ Audit Committee (Chair) ∎ Risk Committee Capital One Companies: ∎ Capital One Bank (USA), National Association

Bradford H. Warner

Former President of Premier and Small Business Banking, Bank of America Corporation

Mr. Warner has deep experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as in corporate banking functions, customer relationships, corporate culture change management, enterprise risk management, and technology.

Mr. Warner served in a variety of executive positions at BankBoston, FleetBoston and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services, and Vice Chairman of Regional Bank.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; international banking businesses in Asia, northern Latin America and Mexico; and several investment-related businesses, including private banking, asset management and brokerage. He also served on the most senior management policy and governance committees at BankBoston, FleetBoston and Bank of America.

Additional Public Directorships (current):

∎ None

Director Since: 2013 Age: 60 Capital One Committees: ∎ Audit Committee ∎ Risk Committee Capital One Companies: ∎ Capital One Bank (USA), National Association

Catherine G. West

Former Special Advisor, Promontory Financial Group; Former Associate Director and Chief Operating Officer, Consumer Financial Protection Bureau

Ms. West has a multifaceted background in financial services with more than 30 years of experience in financial services operations, business line management (P&L), regulatory matters, technology platform conversions, process automation and innovation, and strategy development. She has experience in initial public offerings, and mergers and acquisitions, and has a keen understanding of business strategy, operations, and the regulatory perspective in the financial services industry.

Ms. West served as a Special Advisor to Promontory Financial Group, a financial services consulting firm, from May 2013 until her departure in October 2013, and as Managing Director from April 2012 until April 2013. From March 2011 to April 2012, Ms. West was the Associate Director and Chief Operating Officer of the Consumer Financial Protection Bureau (the “CFPB”) a federal agency tasked with regulating U.S. consumer protection with regard to financial services and products, where she led the start-up of the agency’s infrastructure. While at the CFPB, Ms. West also played an integral part in implementing a Consumer Response unit designed to solicit views from consumers regarding their experiences with financial institutions and leveraged those views to effect policy change. Prior to joining the CFPB, she served as the Chief Operating Officer of J.C. Penney from August 2006 to December 2006. Ms. West was an executive officer at Capital One Financial Corporation from March 2000 to July 2006, where she served in roles that included President of the U.S. Card business and Executive Vice President of U.S. Consumer Operations. Prior to her time at Capital One, Ms. West spent over 10 years primarily in consumer card banking at several institutions.

Additional Public Directorships (current):

∎ None

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Board Leadership Structure

The Independent Directors, each year in conjunction with the Board’s self-assessment, evaluate the continued effectiveness of the Board’s leadership structure in the context of Capital One’s specific circumstances, culture, strategic objectives and challenges. The diverse backgrounds and experiences of our directors provide the Board with broad perspectives from which to determine the leadership structure best suited for Capital One and the long-term interests of Capital One’s stockholders and other stakeholders.

We believe that our existing Board leadership structure, with Mr. Fairbank acting as CEO and Chairman of the Board, provides the most effective governance framework and allows our Company to benefit from Mr. Fairbank’s talent, knowledge, and leadership as the founder of Capital One and allows him to use the in-depth focus and perspective gained in running the Company to effectively and efficiently lead our Board. Capital One appropriately maintains strong independent and effective oversight of our business and affairs through our empowered Lead Independent Director; all-independent Board committees with independent chairs that oversee the Company’s operations, risks, performance and business strategy; experienced and committed directors; and frequent executive sessions without management (including Mr. Fairbank) in attendance.

Lead Independent Director

Our Board believes that an active, empowered Lead Independent Director is key to providing strong, independent leadership for the Board. The Lead Independent Director position, elected annually by the disinterested independent directors upon the recommendation of the Governance and Nominating Committee, is a critical aspect of our corporate governance framework.

The Lead Independent Director’s responsibilities include:

Board Leadership
∎	Organizing and presiding over executive sessions

∎	Setting the agendas for and leading executive sessions

∎	Has authority to call meetings of the independent directors

∎	Soliciting feedback for and engaging the CEO on executive sessions

∎	Advising the Chairman of the Board on the retention of advisors and consultants who report directly to the Board

∎	Advising the Governance and Nominating Committee and the Chairman of the Board on the membership of Board committees and the selection of committee chairs

∎	Acting as a key advisor to the CEO on a wide variety of Company matters

Board Culture
∎	Serving as liaison between the Chairman of the Board and the Independent Directors

∎	Facilitating discussion among the independent directors on key issues and concerns outside of Board meetings

∎	Ensuring Board discussions demonstrate effective challenge of management

∎	Facilitating teamwork and communication among the Independent Directors

∎	Fostering an environment that allows for engagement and commitment of Board members

Board Meetings
∎	Approving meeting agendas for the Board

∎	Approving information sent to the Board

∎	Approving meeting schedules and working with the Chairman of the Board and committee chairs to assure there is sufficient time for discussion of all agenda items

∎	Presiding at all meetings of the Board at which the Chairman of the Board is not present

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Performance and Development
∎	Leading the annual performance assessment of the CEO

∎	Facilitating the Board’s engagement with the CEO and CEO succession planning

∎	Leading the Board’s annual self-assessment and recommendations for improvement, if any

Stockholder Engagement
∎	If requested by larger stockholders, ensuring that he or she is available for consultation and direct communication

∎	Reviewing stockholder communications addressed to the full Board, to the Lead Independent Director, or to the Independent Directors, as appropriate

In evaluating candidates for Lead Independent Director, the Independent Directors consider several factors, including each candidate’s corporate governance experience, Board service and tenure, leadership roles, and ability to meet the necessary time commitment. For an incumbent Lead Independent Director, the Independent Directors also consider the results of the candidate’s annual Lead Independent Director assessment, as described in “Annual Assessment of the Lead Independent Director” below.

Annual Assessment of the Lead Independent Director

To support the Independent Directors in electing a Lead Independent Director, the Governance and Nominating Committee oversees an annual process to evaluate the effectiveness of the Lead Independent Director. Each year the Governance and Nominating Committee designates one Independent Director as the facilitator, who solicits input and feedback from all directors on the performance and effectiveness of the Lead Independent Director. The facilitator shares the results with the Governance and Nominating Committee and, as appropriate, the Board, without the Lead Independent Director present. The Independent Directors consider the results of this assessment in the annual election of the Lead Independent Director.

Our Lead Independent Director is currently Ms. Hackett. As Lead Independent Director, Ms. Hackett has a strong record of active engagement both inside and outside the board room, including regular meetings with federal regulators and company executives in one-on-one and group settings. Ms. Hackett is also an active member of Tapestry Networks’ Lead Director Network, a select group of lead independent directors from America’s most successful companies who share a commitment to improving corporate performance and earning stockholder trust through more effective board leadership. Leveraging her significant experience serving in leadership capacities in a variety of environments, Ms. Hackett has fostered a culture of collaboration, diligence, trust and mutual respect that allows the Board to work effectively to provide oversight of and effective challenge to management. Based on her performance, the independent directors unanimously supported Ms. Hackett’s re-election as Lead Independent Director for a one-year term beginning May 2019.

Key Board Governance Practices

2019 Board Meetings and Attendance

∎	The Board held 19 meetings and the Board’s committees collectively held 40 meetings

∎	All directors then serving attended the 2019 Annual Stockholder Meeting, and Capital One expects all of the director nominees to attend the 2020 Annual Stockholder Meeting

∎

Each of our current directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served during the period the director was on the Board or committee

Director Onboarding and Education

The Company, in consultation with the Governance and Nominating Committee, has established a director onboarding and continuing education program to support our directors in fulfilling their responsibilities as members of the Board and to assist them in keeping current on industry, corporate, and other developments

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relevant to their work as directors. First, all new directors participate in the Company’s director onboarding program to familiarize them with the Company’s values, strategic plans, accounting policies, financial reporting, risk management, code of ethics, key regulatory issues, competition, and industry dynamics. During this program, over a period of 18 months, new directors meet with members of senior management from all of the business and staff areas, as well as Board committee chairs, the Lead Independent Director, and individual directors, to review and discuss information about the Company, the business, the boardroom, and individual director roles and responsibilities. Our continuing education program then helps keep directors current on industry, corporate and other developments relevant to their work as directors by providing: (i) semi-annual updates on director education programs offered by applicable regulators, professional organizations, and academic institutions; (ii) internal director education programs; (iii) various board-related publications to Board members; and (iv) access to peer-to-peer networks. Our directors are also encouraged to pursue other educational opportunities, at the Company’s expense, that may enable them to better perform their duties.

Executive Sessions

Executive sessions of Independent Directors are led by the Lead Independent Director and are an important governance practice because they enable the Board to discuss matters, such as strategy, CEO and senior management performance and compensation, succession planning and board effectiveness without management present. Our Independent Directors meet in executive session without management at least once annually and, in 2019, the Independent Directors met eleven times in executive session. During these executive sessions, the Independent Directors have complete access to such members of the Company’s senior executive management as they may request, including but not limited to the CEO, CFO, Corporate Secretary, General Counsel, Chief Risk Officer, Chief Audit Officer, Chief Credit Review Officer, Chief Compliance Officer, and Chief Information Security Officer. The Lead Independent Director and/or any director may request additional executive sessions of Independent Directors.

Directors Are Actively Engaged Outside of Board Meetings

Engagement outside of Board meetings provides our directors with additional insight into our business and our industry. It also provides our Board with valuable perspective on the performance of our Company, Board, CEO and other members of senior management.

∎

Our committee chairs and Lead Independent Director meet and speak regularly with each other and with both the CEO and members of our management team, as well as with our federal regulators, usually independently of the CEO.

∎

Our committee chairs and Lead Independent Director conduct pre-meeting reviews of agendas and provide feedback directly to management. After Board meetings, the committee chairs and Lead Independent Director conduct post-meeting debriefs with management to discuss any follow-up items.

∎	Individual directors confer with each other and with our CEO, members of our senior management team and other key associates as needed.

Annual Board and Committee Evaluations

In order to monitor and improve their effectiveness, and to solicit and act upon feedback received, the Board and its committees hold a formal self-evaluation process. The Board believes that in addition to serving as a tool to evaluate and improve performance, evaluations can serve several other purposes, including the promotion of good governance and the integrity of financial reporting, reduction of risk, informing the Board refreshment process, strengthening of the board-management partnership, and helping set and oversee board expectations of management. In assessing their performance, the Board and its committees take a multi-year perspective to identify and evaluate trends and assure themselves that areas identified for improvement are appropriately and timely addressed.

To ensure the process stays fresh and continues to generate rich insights, the Board follows a cyclical, programmatic approach when conducting Board and committee evaluations. This approach includes regular,

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holistic reviews of the evaluation framework, methodology and form. While the Board and each of its committees conducts a formal evaluation annually, the Board considers its performance and that of its committees continuously throughout the year and shares feedback with management.

As part of the Board’s self-evaluation process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities and the overall mix of director skills, experience, and background. Specifically, topics considered during the 2019 annual Board and committee self-evaluations process included:

∎	Board engagement, culture and setting the “tone at the top”

∎	Board leadership including the Lead Independent Director’s role and Chairman of the Board’s role

∎	Oversight of and engagement in corporate strategy (both short- and long-term strategic objectives) and Company performance

∎	Oversight of the CEO, executive compensation, and evaluation

∎	CEO and executive talent development and succession planning

∎	Access to Company executives and associates

∎	Board and committee composition including director skills, background, diversity, and new director recruiting activities

∎

Oversight of enterprise risk, including the stature of the risk management function and appropriateness of the Company’s risk appetites and risk management in light of the scale and complexity of the Company’s business

∎	Overall Board governance including quality and quantity of materials and information, conduct of meetings and support for those activities from management

In future years, the Board and its committees may conduct their annual evaluations in a different manner, such as through group discussions in executive session, individual director interviews and/or engagement of a third-party facilitator.

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Annual Assessment of Director Nominees

Each year the Chair of the Governance and Nominating Committee conducts an individual director assessment process. This process includes candid, one-on-one discussions between the Governance and Nominating Committee’s Chair and each Board member regarding the individual performance and effectiveness of the directors nominated by the Board for re-election by Capital One’s stockholders. Directors may also provide feedback on any other individual director’s performance at any time, regardless of whether it is part of the formal assessment process. The Lead Independent Director is also assessed annually through a process facilitated by another independent member of the Board. See “Annual Assessment of the Lead Independent Director” on page 26 for a description of that process.

Annual Performance Assessment of the CEO

Under the direction of our Lead Independent Director, the Independent Directors annually assess the performance of Mr. Fairbank as Capital One’s CEO. The Governance and Nominating Committee is responsible for developing and overseeing the process, facilitated by the Lead Independent Director and involving all Independent Directors, for conducting the CEO’s annual performance evaluation. This process includes an in-depth discussion of the CEO’s performance by the Independent Directors in executive session during which directors consider a variety of factors to evaluate Mr. Fairbank’s performance. The Board views cultural values and ethical conduct as a critical component of both selecting and evaluating the CEO, and as such, as part of this annual performance evaluation, the Board specifically considers the CEO’s efforts to establish, and maintain Capital One’s culture, brand and reputation, with a strategic focus on products and services that build an enduring customer franchise and on embedding Capital One’s culture throughout the organization. The Independent Directors also consider feedback raised through Board discussion and self-assessment materials provided by Mr. Fairbank to the Board regarding his and the Company’s performance and achievements for various subjective and objective metrics. For additional information, see “Chief Executive Officer Compensation” beginning on page 60.

The annual CEO performance assessment is completed as part of the end-of-year compensation process. The Compensation Committee manages end-of-year compensation decisions within the context of such assessment,

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and the Lead Independent Director and Chair of the Compensation Committee jointly share the input and feedback of the CEO performance assessment with Mr. Fairbank in a closed session.

The Board’s Role in Corporate Oversight

Our Board is accountable for oversight of Capital One’s business affairs and operations. In carrying out this responsibility, among other things, the Board oversees management’s development and implementation of the Company’s (i) corporate culture; (ii) corporate strategy; (iii) financial performance and associated risks; (iv) the enterprise-wide risk management framework, including cybersecurity risk; and (v) succession planning for the Company’s CEO and other key executives.

Corporate Culture

Capital One embodies a strong ethical corporate culture, which is a key element of sound and sustainable corporate governance practices, beginning at the top with senior leadership. The Board plays a critical role in supporting Capital One’s corporate culture and setting the “tone at the top” by adopting policies, codes of ethics, and a philosophy for hiring and compensation practices that promote ethical behavior, compliance with laws and regulations, including those pertaining to consumer protection, effective internal controls and risk management; and sound governance. A strong and sustainable culture is also supported by many elements of the Company’s governance and risk management programs, including the governance framework, risk management program, ethics program, and talent management and compensation policies and practices.

The Board and its committees have many opportunities to oversee and engage with management on the Company’s culture throughout the year including through, among other things, (i) reviewing and overseeing Capital One’s strategy, including by engaging in constructive dialogue with the CEO and senior executives on the alignment of the Company’s culture with its long-term strategy during the annual Board Strategy Meeting (which is further discussed below under “Corporate Strategy”), (ii) reviewing and adopting employment policies, compensation plans and incentive structures that promote effective internal controls and governance practices and overall ethical behavior; (iii) reviewing and discussing with the Chief Human Resources Officer the results of associate engagement surveys (which include associate feedback on the Company’s culture, mission, and values), associate retention and turnover rates, and the Company’s diversity and inclusion efforts, and (iv) approving and overseeing adherence to the Company’s Code of Conduct, and receiving regular reporting from the Chief Compliance Officer on the Company’s ethics program and associate conduct.

Corporate Strategy

The Board, in fulfilling its responsibility to manage risk and maximize long-term stockholder value, is accountable for reviewing and overseeing the creation and implementation of Capital One’s corporate strategy. The Board expects management, with input from the Board, to develop, communicate, and implement a strategy that allows Capital One to: (i) invest in long-term capabilities and opportunities; (ii) secure competitive, endgame positions in our key businesses; (iii) attract and retain customers; (iv) grow resiliently; (v) promote ethical behavior and compliance with applicable laws and regulations; (vi) withstand economic stress and market volatility; and (vii) conform to the Board’s established risk tolerance. These strategies should deliver long-term benefits and returns to our stakeholders, including our stockholders, regulators, customers, associates, and communities in which we operate.

The development of Capital One’s strategy is an ongoing, iterative process that includes engagement from and between the CEO, Division Presidents, the CFO, the General Counsel, the Corporate Secretary, the Chief Risk Officer, the Chief Audit Officer, and the Board. Each year, the full Board participates in an annual Board Strategy Meeting that provides an opportunity for the Board to engage with the CEO and key senior leaders in assessing the competitive environment and Capital One’s enterprise and divisional strategies, and to provide effective challenge, feedback, and input on the Company’s long-term strategy and investments. In addition, the Board approves the long-term strategic plan. As the year progresses, the Board remains engaged in overseeing the implementation and monitoring of Capital One’s strategy through updates by the CEO on enterprise corporate

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strategy and by Division Presidents on business line strategies and results. These updates typically include business line performance and outlook, external and competitive trends, key investment opportunities, and risk evaluation and mitigation strategies. This approach allows the Board to engage in informed discussions with management regarding financial performance and trajectory, capital allocation, strategy implementation, and risk-mitigation plans, where appropriate.

Financial Performance and Associated Risks

The Board oversees the Company’s financial performance by reviewing with management, on a regular basis, the Company’s quarterly and annual financial statements. The Audit Committee oversees the integrity of the Company’s financial statements by, among other things, obtaining independent assurance as to the completeness and accuracy of its financial statements from an independent registered public accounting firm, whose qualifications, independence and performance it reviews on an annual basis. The Audit Committee also oversees the integrity of the Company’s internal controls over financial reporting by, among other things, reviewing periodic assessments of the adequacy and effectiveness of the Company’s financial controls performed by both the Company’s independent registered public accounting firm and internal audit function. In addition, the Board, either directly or through the Risk Committee, plays an integral role in the oversight of capital planning and adequacy, funding and liquidity risk management, market risk management, investment portfolio management, and other asset liability management matters.

Risk Oversight

The Board believes that effective risk management and control processes are critical to Capital One’s safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face and, ultimately, Capital One’s long-term corporate success.

The enterprise-wide risk management framework defines the Board’s appetite for risk taking and enables senior management to understand, manage and report on risk. The risk management framework is implemented enterprise-wide and includes eight risk categories: compliance, credit, legal, liquidity, market, operational, reputation and strategic. Management has developed risk appetite statements with accompanying metrics which are meaningful to the organization and reflect the aggregate level and types of risk Capital One is willing to accept in order to achieve its business objectives, clarifying both risks the Company is actively taking and risks that are purposely avoided.

The Risk Committee is responsible for the oversight of enterprise risk management for the Company, and is responsible for reviewing and recommending to the Board for approval certain risk tolerances taking into account the Company’s structure, risk profile, complexity, activities, size, and other appropriate risk-related factors. Within management, enterprise risk management is generally the responsibility of the Chief Risk Officer, who has accountability for proposing risk tolerance and reporting levels related to all eight risk categories. The Chief Risk Officer is also responsible for ensuring that the Company has an overall enterprise risk framework and that it routinely assesses and reports on enterprise level risks. The Chief Risk Officer reports both to the CEO and to the Risk Committee. The Audit Committee also plays an important risk oversight function, and oversees elements of compliance and legal risk. Each committee of the Board oversees reputation risk matters within the scope of their respective responsibilities. Finally, the Board as a whole oversees the entire enterprise risk framework for the Company, including the oversight of strategic risk.

Cybersecurity Risk

As a financial services company entrusted with the safeguarding of sensitive information, our Board believes that a strong enterprise cybersecurity program is vital to effective cybersecurity risk management. The Board of Directors is committed to engaging in robust oversight of the Company’s cybersecurity program on an ongoing basis.

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Oversight of the Cybersecurity Incident

In 2019, the Company experienced a cybersecurity incident (“Cybersecurity Incident”) in which we determined there was unauthorized access by an outside individual who obtained certain types of personal information relating to people who had applied for our credit card products and to Capital One credit card customers. We immediately fixed the configuration vulnerability that this individual exploited and verified that there were no other instances in our environment. The person responsible was arrested by the Federal Bureau of Investigation on July 29, 2019 and federal prosecution of the responsible person has commenced. The U.S. Attorney’s Office has stated that they believe the data has been recovered and that there is no evidence the data was used for fraud or shared by this individual. For additional details regarding the Cybersecurity Incident, please see the section entitled “Part I—Item 1. Business—Overview—Cybersecurity Incident” of the Form 10-K.

Promptly following discovery of the Cybersecurity Incident on July 19, 2019, management reported the event to the Board, and since that time, the Company and the Board have taken a number of actions to strengthen the Company’s cybersecurity posture and further enhance Board oversight:

∎

Independent and Engaged Oversight. Following discovery of the Cybersecurity Incident, the Board immediately mobilized to provide independent and engaged oversight of the Company’s response efforts. Independent members of the Risk Committee, the Audit Committee, the Governance and Nominating Committee and the full Board, including independent directors with significant cybersecurity and technology experience, collectively have met over 20 times to review and discuss the Cybersecurity Incident and the Company’s response and ongoing cybersecurity program. In addition, Board members have held numerous informal update sessions with management.

∎

Outside Expert Perspective and Advice. The Board engaged independent third party experts, and has received regular updates and extensive reporting from those experts regarding ongoing incident response, root cause analysis, and implementation of security enhancements to remediate any identified gaps in our cybersecurity posture.

∎

Enhanced Board Oversight of Cybersecurity Risk. As a result of this work, our Board’s engagement on cybersecurity has been heightened, and the Board is overseeing multiple enhancements management is making to Capital One’s cybersecurity standards, policies, procedures and processes. This effort is intended to strengthen our cybersecurity risk management capabilities, including reporting on these risks to the Board and its Committees. The Risk Committee has taken the lead in overseeing this effort, and the full Board has also been actively engaged.

∎

Enhanced Cybersecurity Governance. Management has established a senior management level committee dedicated to discussion of enterprise wide cybersecurity related issues, with a mandate to, among other things, support reporting to the Board regarding our cybersecurity strategy and the continuous enhancement of our cybersecurity risk management capabilities, as well as the escalation of cybersecurity threats and incidents to the Board, where appropriate.

∎

Enhanced Cybersecurity Defenses. Under our Board’s oversight, the Company immediately mobilized to address the specific configuration vulnerability in our infrastructure exploited in the Cybersecurity Incident, and is taking a number of additional actions to enhance its technical cybersecurity risk management capabilities.

Our Board is committed to helping ensure learnings from this incident continue to be incorporated into our cybersecurity risk management structures and processes to further strengthen our cybersecurity defenses.

Ongoing Oversight of Cybersecurity Risk

Under the Board’s leadership and oversight, Capital One has invested heavily in cybersecurity and will continue to do so. Our Board and its Committees are continuing to be actively engaged in the oversight of the Company’s

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cybersecurity risk profile, enterprise cybersecurity program and key enterprise cybersecurity initiatives. As part of its program of regular oversight, the Risk Committee is responsible for overseeing cybersecurity risk, information security, and technology risk, as well as management’s actions to identify, assess, mitigate, and remediate material issues. The Risk Committee receives regular quarterly reports from the Chief Information Security Officer and the Chief Cybersecurity Risk Officer on the Company’s cybersecurity risk profile and enterprise cybersecurity program and meets with the Chief Information Security Officer at least quarterly. The Risk Committee annually reviews and recommends the Company’s information security policy and information security program to the Board for approval. At least annually, the Board reviews and discusses the Company’s technology strategy with the Chief Information Officer and approves the Company’s technology strategic plan.

Succession Planning

Under the Corporate Governance Guidelines, the Board is responsible for maintaining a succession plan for the CEO. The Board has in place an effective planning process to select successors to the CEO and annually reviews the CEO succession plan. Our Board believes that the directors and the CEO should work together on succession planning and that the entire Board should be involved. Each year, as part of its succession planning process, our CEO provides the Board with recommendations on, and evaluations of, potential CEO successors. The Board reviews the senior executive team’s experience, skills, competencies and potential to assess which executives possess or can develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Among other steps taken to promote this process throughout the year, the two levels of executives below the CEO, which include the CEO’s direct reports, often attend Board meetings and present to the Board, providing the Board with numerous opportunities to interact with our senior management and assess their leadership capabilities.

Our Board also has established steps to address emergency CEO succession planning for an unplanned CEO succession event. Our emergency CEO succession planning is intended to enable our Company to respond to an unexpected CEO transition by continuing our Company’s safe and sound operation and minimizing potential disruption or loss of continuity to our Company’s operations and strategy. There is also available, on a continuing basis as a result of the process described above, the CEO’s recommendation on a successor should the CEO become unexpectedly unable to serve. The Board also reviews annually the CEO’s emergency successor recommendations.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees all of our compensation policies and practices, including our incentive compensation policies and practices, with a view toward ensuring that such policies and practices encourage balanced risk-taking, are compatible with effective controls and risk management, and align with our business strategy. Annually, the Compensation Committee reviews and approves the Incentive Compensation Governance Policy which applies to all Company associates and governs incentive compensation decisions. The Incentive Compensation Governance Policy provides the framework for oversight of the design of incentive compensation programs. In setting executive compensation, the Compensation Committee assesses each of the named executive officers against one or more performance objectives specifically designed to evaluate the degree to which the named executive officers balanced risks inherent in their specific roles. The Compensation Committee also implements additional risk-balancing features for certain equity awards, as described in more detail in the “Compensation Discussion and Analysis” beginning on page 51.

In addition, the Compensation Committee reviews the Company’s NEO and other senior executive compensation programs as well as any other material incentive compensation programs. During these reviews, the Compensation Committee discusses the Company’s most significant risks, including the Company’s status with respect to managing those risks and the relationship of those risks to compensation programs. The review includes discussion and analysis of risk-balancing features embedded in these incentive compensation programs and other actions taken by the Company to appropriately balance risk and achieve conformance with regulatory guidance. The Compensation Committee also discusses these programs with the Company’s Chief Risk Officer, Chief Human Resources Officer and the Compensation Committee’s independent compensation consultant, as appropriate. Based on these discussions, the Compensation Committee believes these compensation programs are consistent with safety and soundness and operate in a manner that appropriately balances risk.

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The Compensation Committee’s active oversight, together with the Company’s interactions and discussions with its regulators, has further enhanced the Company’s risk management and control processes with respect to incentive compensation at the Company and supported our continued compliance with the interagency guidance on sound incentive compensation practices.

Stockholder Engagement Program

We value the input and insights of our stockholders and are committed to continued engagement with investors. As a result, we engage in continuous outreach to enable meaningful engagement and report feedback to our Board to help them drive results. In 2019, we engaged in direct outreach and discussions with stockholders representing approximately 70% of our outstanding shares. Key topics of focus included environmental, social and governance matters, company strategy and results, board composition, stockholder action by written consent, and executive compensation.

∎

Continuous Outreach. Our CEO, CFO, and Investor Relations team meet frequently with stockholders and the investment community. In addition, members of management, including our Investor Relations, Corporate Governance, and Executive Compensation teams, as well as our General Counsel, Corporate Secretary and CFO, meet with key governance contacts at our larger stockholders throughout the year.

∎

Meaningful Engagement. Our goal is to engage in a manner characterized by both transparency and respect, fostering collaborative and mutually beneficial discussions. Depending on the topics discussed with investors, our engagement with stockholders may include our Lead Independent Director, the Chair of the Compensation Committee or the Chair of the Governance and Nominating Committee (if different from our Lead Independent Director).

∎

Regular Board Reporting. The Governance and Nominating Committee, Compensation Committee, and the Board request and receive reports several times a year from our Investor Relations team and members of management and actively discuss stockholders’ feedback and insights. Our Board and management review and evaluate stockholder input to identify issues and concerns that may require Board action or enhancements to our policies, practices or disclosure.

∎

Stockholder-Driven Improvements. In recent years, in response to stockholder feedback, we have made significant improvements to our corporate governance and executive compensation practices and disclosures:

∎

Following engagement with stockholders, the Company is proposing to permit stockholders to act by written consent, as further described in management’s proposal to amend Capital One’s Restated Certificate of Incorporation. See “Approval of Amendments to Restated Certificate of Incorporation to Allow Stockholders to Act by Written Consent” beginning on page 110 of this proxy statement.

∎

Beginning with the 2019 performance year, the Compensation Committee (“Committee”) and the Independent Directors increased the alignment of CEO compensation with Company performance and stockholder interests by increasing the percentage of the CEO’s total target compensation tied to a year-end evaluation of CEO and Company performance from 40% to 90%. See “2019 CEO Compensation Program” beginning on page 60 for more information.

∎

Expanded disclosure in our proxy statement regarding our approach to environmental, social, and governance matters in response to discussions held with investors during the Company’s formal stockholder outreach and as a result of management’s and the Board’s continuous benchmarking against emerging governance practices. See “Environmental, Social and Governance Practices” beginning on page 42 for more information.

∎

Introduced new metrics for our performance share program, more closely aligning pay and performance, and increased the rigor of relative Company performance governing payouts applicable to performance share awards. See “Performance Share Award” beginning on page 62 for more information.

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∎

Provided greater transparency regarding the Committee’s use of discretion, particularly regarding the year-end incentive awards granted to the NEOs. See “Use of Discretion” on page 59 for more information.

We Engage Across Many Channels

Company-Led Engagement	Stockholder-Led Engagement

∎   Dedicated Investor Relations Department. Our Investor Relations professionals are dedicated full time to responding to questions from stockholders about the Company, its strategy and performance, and other issues of investor interest.

∎   Formal Outreach Program. In addition to continuous outreach on a broad set of topics, our formal outreach program includes proactive outreach to our largest stockholders at least twice a year focused on governance, compensation, and related issues. Through our formal outreach program, our Board and management gain stockholder insights and an opportunity to assess stockholder sentiment.

∎   Quarterly Earnings Conference Calls. In addition to prepared remarks, our management team participates in a question-and-answer session aimed at allowing stockholders to gain further insight into the Company’s financial condition and results of operations.

∎   Regular Investor Conferences and Road Shows. Management and our Investor Relations team routinely engage with investors at conferences and other forums. During 2019, management attended 13 investor conferences.

∎   Meetings with Directors. If requested, our directors ensure that they are available for consultation and direct communication with our stockholders.

∎   Voting. Our stockholders have the opportunity to vote for the election of all of our directors on an annual basis using a majority voting standard, and, through our annual vote on executive compensation, to regularly express their opinion on our compensation programs.

∎   Annual Stockholder Meeting. Our directors are expected to, and do, attend the annual meeting of stockholders, where all of our stockholders are invited to attend, ask questions and express their views.

∎   Written Correspondence. Stockholders may write to the Board through the Corporate Secretary at the address provided below in “How to Contact Us” on page 46.

∎   Special Meetings. A stockholder or group of stockholders that hold at least 25% of our outstanding common stock may request a special meeting of stockholders.

∎   Proxy Access. A stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s outstanding common shares of voting stock continuously for at least three years may nominate and include in the Company’s proxy statement the greater of two director candidates or 20% of the total Board.

Board Committees

Our Board has four standing committees: Audit, Risk, Governance and Nominating, and Compensation. Each of our committees:

∎	Is led by an active, empowered, and independent Committee Chair

∎	Is comprised of all independent members

∎	Operates in accordance with a written charter, which is reviewed annually

∎	Assesses its performance annually

∎	Has authority to retain outside advisors, as desired

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Information About Our Current Board Committee Membership and 2019 Committee Meetings

Director	Audit(4)	Compensation	Governance and Nominating	Risk
Richard D. Fairbank

Aparna Chennapragada

Ann Fritz Hackett

Peter Thomas Killalea

Eli Leenaars

Pierre E. Leroy(1)(2)

François Locoh-Donou

Peter E. Raskind

Eileen Serra(3)

Mayo A. Shattuck III

Bradford H. Warner(2)

Catherine G. West

# MEETINGS HELD IN 2019	13	5	10	12

Chair     Member

(1)	Mr. Leroy was appointed to the Risk Committee effective December 17, 2019.

(2)

The Board has identified Mr. Leroy and Mr. Warner as “audit committee financial experts” under the applicable Securities and Exchange Commission (“SEC”) rules based on their experience and qualifications; six other director nominees could qualify as “audit committee financial experts” under the relevant NYSE standards.

(3)	Ms. Serra was appointed to the Board effective February 26, 2020.

(4)

Each member of the Audit Committee is “financially literate” within the listing standards of the NYSE. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including Capital One.

Committee Membership Determinations

Annually, the Governance and Nominating Committee assesses and considers membership for each of the Board’s standing committees. This review takes into account, among other factors, committee needs, director experience, committee succession planning and the desire to balance membership continuity with new insights.

The Chair of the Governance and Nominating Committee facilitates discussions with management, committee chairs, the Chairman of the Board, and individual directors, as needed and shares that feedback with the Governance and Nominating Committee. The Governance and Nominating Committee makes recommendations for committee membership and Chairs to the full Board.

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Committee Responsibilities

Audit Committee	Compensation Committee

Primary Responsibilities:

∎  Oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm

∎  Oversee the appointment, compensation, retention and work of the Company’s independent registered public accounting firm

∎  Assist our Board with the oversight of the integrity of the Company’s financial statements, including matters related to internal controls over financial reporting

∎  Review and discuss with management their assessment of the effectiveness of the Company’s disclosure controls and procedures and whether any changes are necessary in light of such assessment

∎  In consultation with the Risk Committee, review and discuss with the Chief Risk Officer and management (i) the key guidelines and policies governing the Company’s significant processes for risk assessment and risk management; and (ii) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

∎  Oversee the Chief Audit Officer and the internal audit function

∎  Approve or replace the Chief Audit Officer, as appropriate, and annually review the performance, independence and compensation of the Chief Audit Officer

∎  Oversee compliance by the Company with legal and regulatory requirements

∎  Perform the fiduciary audit committee function on behalf of our bank subsidiaries in accordance with federal banking regulations

∎  Review the Company’s ethics program that monitors compliance with the Company’s Code of Conduct and the record of such compliance

∎  Review and recommend to the Board (or disinterested members of the Board, as appropriate) approval of (i) the Company’s Code of Conduct and any material changes thereto; and (ii) any waiver of the Code of Conduct for directors and certain executive officers

Qualifications:

∎  Each member of the Audit Committee is “financially literate” within the listing standards of the NYSE

∎  No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One

∎  The Board has identified Mr. Leroy and Mr. Warner as “audit committee financial experts” under the applicable SEC rules based on their experience and qualifications

Primary Responsibilities:

∎  Evaluate, approve and recommend to the Independent Directors the CEO’s compensation, including any salary, incentive awards, perquisites and termination arrangements, in light of the Compensation Committee’s assessment of his performance and anticipated contributions with respect to the Company’s strategy and objectives

∎  Review, approve and recommend the salary levels, incentive awards, perquisites and termination arrangements for Senior Management, other than the CEO, to the Independent Directors

∎  Review and approve the Company’s goals and objectives relevant to compensation, oversee the Company’s policies and programs relating to compensation and benefits available to Senior Management with a goal of aligning the policies and programs with such goals and objectives, and review relevant market data relating to compensation and benefits

∎  Oversee incentive compensation programs for Senior Management and others who can expose the Company to material risk with a goal that such programs be designed and operated in a manner that achieves balance and is consistent with safety and soundness

∎  Review data and analyses to allow an assessment of whether the design and operation of incentive compensation programs is consistent with the Company’s safety and soundness as provided under applicable regulatory guidance

∎  Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan and other compensation and benefits plans

∎  Periodically review and recommend director compensation to the Board

∎  Based on a review and discussion with management, recommend the inclusion of the Compensation Discussion and Analysis in our annual proxy statement

The Compensation Committee may delegate authority as it deems appropriate in furtherance of its responsibilities to one or more subcommittees of directors consisting of one or more members of the Committee as appropriate, or to management. The Independent Directors may meet with the Compensation Committee, as appropriate, to review and approve compensation for the CEO and Senior Management.

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Governance and Nominating Committee	Risk Committee

Primary Responsibilities:

∎   Plan for director succession and assist our Board by identifying and recommending nominees for election to our Board and review the qualifications of potential Board members

∎   Annually review and recommend committee membership

∎   Lead the Company’s corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines

∎   Oversee the Board and CEO’s annual evaluation processes and periodically discuss the plan for the CEO’s succession

∎   Oversee management’s stockholder engagement program and practices and evaluate stockholder proposals and other correspondence

∎   Establish and oversee processes for annual individual director and Board assessments and oversee that committee chairs perform annual committee evaluations

∎   Keep informed regarding external governance trends, including reviewing benchmarking research conducted by management

∎   As it determines appropriate, and in coordination with other committees of the Board, as applicable, oversee the Company’s policies, programs, and strategies related to environmental, social, and/or governance matters

Primary Responsibilities:

∎   Assist our Board with oversight of the Company’s enterprise-wide risk management framework, including policies and practices established by management to identify, assess, measure and manage key risks facing the Company across all of the Company’s eight risk categories: strategic, compliance, operational, reputation, legal, credit, market, and liquidity risk

∎   Discuss with management the enterprise’s risk appetite and tolerance, and at least annually recommend to the full Board the statement of risk appetite and tolerance to be communicated throughout the Company

∎   Review and approve annually the credit review plans and policies, and any significant changes to such plans, as appropriate

∎   Review and recommend to the Board the Company’s liquidity risk tolerance at least annually, taking into account the Company’s capital structure, risk profile, complexity, activities and size. Senior management reports to the Risk Committee or the Board regarding the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly

∎   Oversee the Company’s cybersecurity risk profile, top cybersecurity risks, enterprise cybersecurity program and key enterprise cybersecurity initiatives

The Charters of the Audit, Compensation, Governance and Nominating, and Risk Committees are available on our website at www.capitalone.com. Under “About,” select “Investors,” then “Corporate Governance.”

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Compensation Committee has retained the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm. FW Cook reports to the Compensation Committee and its engagement may be terminated by the Compensation Committee at any time.

The Compensation Committee determines the scope and nature of FW Cook’s assignments. In 2019, FW Cook performed the following work for the Committee:

∎

Provided independent competitive market data and advice related to the compensation for the CEO and the other executive officers, including the development of the Company’s peer comparator group for competitive analysis

∎	Reviewed management-provided market data and recommendations on the design of compensation programs for senior executives other than the CEO

∎	Reviewed Capital One’s executive compensation levels, performance and the design of incentive programs

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∎	Reviewed the compensation program for Capital One’s directors and provided competitive compensation data and director compensation program recommendations for review

∎	Provided information on executive and director compensation trends and analyses of the implications of such trends for Capital One

Consultants from FW Cook typically attend Compensation Committee meetings and executive sessions of the Compensation Committee upon request of the Compensation Committee Chair, including meetings held jointly with the Independent Directors to review or approve the compensation for the CEO and the other executive officers and to provide an independent perspective regarding such compensation practices.

The services provided by FW Cook are limited in scope as described above. FW Cook does not provide any services to the Company or its management other than the services provided to the Compensation Committee. The Compensation Committee has considered factors relevant to FW Cook’s independence from management under SEC and NYSE rules and has determined that FW Cook is independent from management.

Executive Officers

Robert M. Alexander Chief Information Officer Age: 55

Mr. Alexander has served as our Chief Information Officer since May 2007, and is responsible for overseeing all technology activities for Capital One. Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses.

Jory A. Berson Chief Human Resources Officer Age: 49

Mr. Berson has served as our Chief Human Resources Officer since June 2009, and is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts, and development programs. Mr. Berson joined Capital One in July 1992. From July 1992 to June 2009, Mr. Berson held a variety of roles at Capital One, including President, Financial Services and President, U.S. Card.

R. Scott Blackley Chief Financial Officer Age: 51

Mr. Blackley has served as our Chief Financial Officer since May 2016, and is responsible for managing Capital One’s finance team and the overall financial management of the Company. Mr. Blackley joined Capital One in March 2011 and served as the Company’s Controller from March 2011 to March 2017 and as Principal Accounting Officer from July 2011 to May 2017. Prior to joining the Company, Mr. Blackley held various executive positions at Fannie Mae and senior roles in consulting and public accounting, including an appointment to the U.S. Securities and Exchange Commission as a Professional Accounting Fellow and as a Partner with KPMG, LLP.

Kevin S. Borgmann Senior Advisor to the CEO Age: 48

Mr. Borgmann has served as a Senior Advisor to the CEO and executive team since February 2018, with a focus on strategy, risk management, and executive recruiting matters. Mr. Borgmann joined Capital One in August 2001. Since that time he has served in a variety of roles at Capital One, including Senior Vice President with the Credit Card business from March 2008 until September 2010, President of Capital One Auto Finance from September 2010 until October 2012, Deputy Chief Risk Officer from October 2012 to January 2013, and Chief Risk Officer from January 2013 through January 2018.

Matthew W. Cooper General Counsel Age: 48

Mr. Cooper has served as our General Counsel since February 2018, and is responsible for overseeing Capital One’s Legal Department. Mr. Cooper joined Capital One in January 2009. From January 2009 to January 2018, Mr. Cooper held a variety of roles within Capital One’s Legal Department, including Chief Counsel, Litigation from January 2009 to February 2014, Chief Counsel, Global Card from July 2012 to January 2017, and Chief Counsel, Legal from January 2016 to February 2018. Prior to joining Capital One, Mr. Cooper served in various executive roles within the legal department of the General Electric Company and one of its successor companies, Genworth Financial.

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Lia N. Dean Head of Bank Marketing and Retail Age: 42

Ms. Dean has served as our Head of Bank Marketing and Retail since June 2018, and is responsible for leading consumer marketing for Capital One’s Retail and Direct Bank, as well as strategy, network management, customer experience, and day-to-day operations for more than 500 Capital One retail locations across the United States. Ms. Dean joined Capital One in April 2014. From April 2014 to June 2018, Ms. Dean served as Senior Vice President, Strategy for Capital One’s Retail and Direct Bank businesses, where she led the national expansion of Capital One Cafés. Prior to joining Capital One, she was a partner with McKinsey & Company, a management consulting firm, where she led work for clients across North America, Europe and Asia, with particular expertise in loyalty, customer lifecycle management, retail execution, and consumer insights. In addition, Ms. Dean was a founding member of CashEdge, a fintech venture, which was acquired by FiServ in 2011.

John G. Finneran, Jr. Senior Advisor to the CEO and Corporate Secretary Age: 70

Mr. Finneran has served as a Senior Advisor to the CEO and our Corporate Secretary since August 2018, and is responsible for advising on legal and regulatory issues, and corporate strategy, reputation, mission and culture and overseeing all Board of Directors and Senior Executive governance processes. Mr. Finneran joined Capital One in September 1994 as General Counsel and Corporate Secretary, and served in that role from September 1994 to February 2018, responsible for managing Capital One’s legal, governmental affairs, corporate governance, regulatory relations and corporate affairs departments, and managed Capital One’s internal audit department for administrative purposes. From February 2018 to July 2018, Mr. Finneran served as Chief Risk Officer and Corporate Secretary.

Sheldon “Trip” Hall Chief Risk Officer Age: 43

Mr. Hall has served as our Chief Risk Officer since August 2018, and is responsible for all aspects of Capital One’s risk management function, including oversight of risk management activities in areas such as credit risk, operational risk, compliance, and information security risk. Mr. Hall joined Capital One in June 1997. Since that time, he has served in a variety of roles in Capital One’s Installment Loans, Credit Card, National Small Business Lending, Auto Finance and Mainstreet Card businesses, including serving as President of Capital One Auto Finance from November 2012 to March 2017 and the Executive Vice President of Domestic Consumer Card from March 2017 to July 2018.

Celia S. Karam Chief Audit Officer Age: 41

Ms. Karam has served as our Chief Audit Officer since June 2018, and is responsible for leading Capital One’s internal audit function, developing the Company’s audit strategy and ensuring the Company maintains an effective control environment on behalf of the Board of Directors. Ms. Karam joined Capital One in July 2006. From July 2006 to June 2018, Ms. Karam served in a variety of roles within Capital One’s Banking and Consumer Credit Card businesses. Key positions include Vice President of Consumer Lending to Retail Bank Customers from January 2012 to June 2013, Managing Vice President of Consumer Bank Products from July 2013 to December 2016, and Senior Vice President, Head of Small Business Banking from January 2017 to May 2018.

Frank G. LaPrade, III Chief Enterprise Services Officer and Chief of Staff to the CEO Age: 53

Mr. LaPrade has served as our Chief Enterprise Services Officer since 2010 and Chief of Staff to the CEO since 2004, and is responsible for managing Enterprise Services for Capital One, including Technology, Digital, Design, Growth Ventures, Brand, Enterprise Supplier Management, External Affairs, Workplace Solutions, and Corporate Security. Mr. LaPrade joined Capital One in January 1996. Since that time he has served in various positions, including as Capital One’s Deputy General Counsel from 1996 to 2004, responsible for managing the company’s litigation, employment, intellectual property and transactional practice areas.

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Christopher T. Newkirk President, Small Business, International and Walmart Age: 49

Mr. Newkirk has served as our President, Small Business, International and Walmart since February 2019. Mr. Newkirk is responsible for leading Capital One’s small business credit card and small business banking businesses, Capital One’s credit card partnership with Walmart, Capital One’s United Income wealth management business in the United States, and Capital One’s International credit card businesses. Mr. Newkirk joined Capital One in September 2008. Since that time, he has served in a variety of roles of increasing responsibility in Capital One’s card and small business banking businesses, both in the US and in the UK, including as Executive Vice President and Head of International Card from July 2013 to November 2016 and most recently as President, International and Small Business from November 2016 to February 2019. Prior to joining Capital One, Mr. Newkirk’s experience includes strategy consulting with McKinsey & Company, where he served banking, technology and industrial clients across the United States and Europe.

Kleber Santos President, Retail and Direct Banking Age: 46

Mr. Santos has served as our President, Retail and Direct Banking since March 2017, and is responsible for end-to-end operations, profit and loss management, and overall strategy for the Retail and Direct Bank organization. Mr. Santos joined Capital One in January 2006 as Director of Corporate Strategy. From 2008 to 2014, he served as Senior Vice President, leading marketing and analytics for Capital One’s Retail and Direct Bank. From August 2014 to March 2017, Mr. Santos served as Executive Vice President of the Consumer Bank. Prior to joining Capital One, Mr. Santos’ experience includes serving as an engagement manager and U.S. payments expert at McKinsey & Company, where he led a variety of projects for the leading credit card issuers and banks in the U.S. Mr. Santos is second lieutenant of infantry in the Brazilian Army Reserve Forces.

Michael C. Slocum President, Commercial Banking Age: 63

Mr. Slocum has served as our President, Commercial Banking since September 2011, and is responsible for leading all aspects of Commercial Banking including Corporate and Commercial Real Estate Banking, Capital Markets, Treasury Services and all related operations. Mr. Slocum joined Capital One in August 2007. From August 2007 to September 2011, Mr. Slocum was Executive Vice President of Capital One’s Banking Business, leading the company’s Commercial Banking business including lending, deposit products and capital markets. Before joining Capital One, Mr. Slocum served in various leadership roles at Wachovia Bank (now Wells Fargo & Company).

Michael J. Wassmer President, U.S. Card Age: 50

Mr. Wassmer has served as President, U.S. Card since November 2016, and is responsible for leading the Company’s consumer credit card business in the United States. Mr. Wassmer joined Capital One in July 1994. Since that time, Mr. Wassmer has served in roles of increasing responsibility across the Company, expanding his leadership scope and experience driving strategy and analysis, finance, operations and risk management across all of our consumer and small business, domestic and international card businesses. From 2013 to November 2016, Mr. Wassmer served as Executive Vice President of the Company’s U.S. Branded Card business.

Sanjiv Yajnik President, Financial Services Age: 63

Mr. Yajnik has served as our President, Financial Services since June 2009, and is responsible for overseeing Capital One’s Auto Finance business. Mr. Yajnik joined Capital One in July 1998. From July 1998 to June 2009, Mr. Yajnik led several businesses within Capital One, including Capital One Europe, Capital One Canada, and Capital One Small Business Services. Mr. Yajnik became President, Financial Services in June 2009. Prior to joining Capital One, Mr. Yajnik held leadership positions at PepsiCo, Circuit City and Mobil Oil.

Related Person Transactions

Our Board has approved a written Related Person Transaction policy, which sets forth policies and procedures for reviewing, and approving or ratifying, transactions with directors, director nominees, executive officers, stockholders holding 5% or more of Capital One’s voting securities, or any of their immediate family members or

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affiliated entities (collectively, “Related Persons”). The policy covers transactions, arrangements and relationships where Capital One is a participant, the aggregate amount exceeds $120,000, and a Related Person has a direct or indirect material interest (“Related Person Transactions”). Under the policy, Related Person Transactions must be approved or ratified by the Governance and Nominating Committee, and may only be ratified or approved if the committee determines the Related Person Transaction is not inconsistent with the best interests of the Company and its stockholders.

In reviewing Related Person Transactions, the Governance and Nominating Committee considers all relevant facts and circumstances, which may include: the benefits to the Company from the transaction; the nature and extent of the Related Person’s interest in the transaction; the impact, if any, on a director’s independence; any implications under Capital One’s Code of Business Conduct and Ethics (including whether the transaction would create a conflict of interest or the appearance thereof); any concerns with respect to reputation risk; the availability of other sources for comparable products or services; and the terms of the transaction as compared to the terms available to unrelated third parties or to Capital One’s associates, generally.

The Governance and Nominating Committee has pre-approved the following types of Related Person Transactions as being not inconsistent with the best interests of Capital One and its stockholders: director and executive compensation otherwise disclosed in the Company’s proxy statement and/or approved by the Compensation Committee or the Board; transactions in amounts that are not material and where the relationship arises only from a Related Person’s position as an employee (other than as an executive officer) or a director of, or having immaterial financial holdings in, another entity; and financial services, including loans, extensions of credit, or other financial services and products provided by Capital One to a Related Person that are in the ordinary course, non-preferential, do not involve features unfavorable to the Company, and comply with all applicable laws, rules, and regulations (including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation Guidelines).

From time to time in the ordinary course of its business, Capital One issues loans and provides other financial services and products to directors, executive officers and/or nominees for director, or to a director’s, executive officer’s or director nominee’s immediate family member, including persons sharing the household of such director, executive officer or director nominee (other than a tenant or employee). Such loans and other financial services and products are made in the ordinary course of business; are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and financial services and products with persons not related to the Company; and do not involve more than the normal risk of collectability or present other features unfavorable to the Company.

Matthew W. Cooper is Capital One’s General Counsel. Mr. Cooper’s brother-in-law is a partner at the international law firm of McGuireWoods LLP (“McGuireWoods”). Capital One has engaged McGuireWoods from time to time in the ordinary course of business and on an arm’s-length basis. The relationship between Capital One and McGuireWoods began before Mr. Cooper was employed by Capital One and also pre-dates Mr. Cooper’s brother-in-law’s association with McGuireWoods. Mr. Cooper’s brother-in-law does not work on any Capital One matters and his ownership in the firm is less than 1%. In 2019, Capital One made aggregate payments to McGuireWoods of approximately $5.9 million for legal services. This relationship was ratified by the Governance and Nominating Committee.

Trip Hall is Capital One’s Chief Risk Officer. Mr. Hall’s spouse is a Senior Director in our Human Resources department and has worked for Capital One for over 18 years. Mr. Hall’s spouse received compensation of approximately $296,000 in 2019, including an annual salary and incentive awards commensurate with her qualifications, responsibilities and other employees holding similar positions. This relationship was ratified by the Governance and Nominating Committee.

Environmental, Social and Governance Practices

At Capital One, we embrace the idea that we do well as a company by doing good in the communities we serve. While our approach to corporate social responsibility continues to evolve, each year we remain focused on three core elements: our people, our community, and our environmental footprint. The Governance and Nominating

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Committee of the Board has primary oversight responsibility for the Company’s policies, programs and strategies related to environmental and social practices, as well as governance matters. Highlights of our environmental and social programs are summarized below.

Our People

Since Capital One’s founding, our success has been rooted in our culture of putting people first. For our customers, our products are innovative, simple to use, and deliver tremendous value for individuals of all backgrounds. For our more than 50,000 associates, unleashing their talents enables us to deliver on our mission to bring ingenuity, simplicity, and humanity to banking. We empower our talented associates to grow in their careers as they take on new roles, learn valuable skills, receive candid, actionable feedback, and meet personalized development goals. And we’ve invested significantly in learning programs, resources, and technology in order to develop people to reach their highest potential, cultivate role expertise, create the workforce of the future, and accelerate business impact.

U.S. Workforce by the Numbers (as of 2019)

50% people of color	53% women	91% of surveyed associates are proud to work for Capital One

Highlights of “Our People” programs include the following:

∎

Innovative Products that Help Customers Succeed. We seek our customers’ insights and stay attuned to their candid feedback to ensure we are delivering innovative products and tools that meet their changing needs and help them succeed financially. We are making it easier for our customers to use credit wisely with customer alerts — our CreditWise tool that helps them understand, monitor, and improve their credit scores — and our Capital One mobile application which includes purchase alerts and enhanced controls for security and fraud prevention. Building on these tools and resources, we launched Eno, a text-based chatbot to help manage a customer’s finances in a conversational way.

∎

Diversity & Inclusion. We are working to make Capital One a place where everyone feels seen, heard, and valued, and where each associate has an equal opportunity to succeed. We empower our associates to do great work by creating an inclusive culture of belonging that values diverse perspectives, fosters collaboration, and encourages innovative ideas, with all diversity and inclusion efforts overseen by our Chief Diversity & Inclusion Officer.

∎

Women in Tech. With our Women in Tech (“WIT”) program, we bring Capital One associates — both women and men — together to help improve the representation of women in technology. Through programs like Capital One Coders and our sponsorship of the Grace Hopper Celebration of Women in Computing, WIT focuses on helping women and girls develop a love of technology and supports the career development of women in tech roles.

∎

Competitive Pay and Benefits. Capital One is proud to offer our Total Rewards program, combining unique benefits and compensation offerings to attract and retain the world’s best talent. Our competitive benefits — like generous parental leave, on-site health centers, flexible work solutions, market-leading company contributions to associates’ 401(k) plans, educational assistance and other health, wellness, and financial benefits — are all designed to help associates grow and develop inside and outside of the workplace and empower them in their lives.

∎

Pay Equity. Pay equity has long been a core tenet of our pay philosophy and is central to our values. We review groups of associates in similar roles, accounting for factors that appropriately explain differences in pay such as job location and experience. Based on this analysis, our aggregated adjusted pay gap results show that as of 2019 we paid women 100% of what men are paid, and we paid racial and ethnic minorities in the U.S. 100% of what non-minorities are paid.

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∎

Awards and Recognition. Our people, practices, and policies continue to be recognized by a wide range of publications and benchmarking institutes. These awards are often based on what our associates say about working at Capital One:

Fortune “100 Best Companies to Work For”	Human Rights Campaign Foundation “Corporate Equality Index” (100%)
Fortune “World’s Most Admired Companies”	CAREERS & the disABLED Magazine “Top 50 Employers”
Fortune “50 Best Workplaces for Parents”	A “Best-of-the-Best Corporation for Inclusion” by the National Business Inclusion Consortium
Fortune “100 Best Workplaces for Diversity”	Hispanic Association on Corporate Responsibility (HACR) “Corporate Inclusion Index”
Fortune “100 Best Workplaces for Millennials”	Working Mother “Best Companies for Multicultural Women”
G.I. Jobs(R) “Military-Friendly Employer (Bronze)”	Working Mother “100 Best Companies”

Our Community

The community programs and partnerships we pursue integrate Capital One’s core strengths with the skills, expertise, and experiences of others to make real and lasting change. We are a proud partner with a network of nonprofit organizations and local leaders who enhance educational opportunities, provide job training, build safe and affordable housing, deliver financial education and promote small business development.

424,000+ hours volunteered by our associates in 2019	$60 million+ (in 2019) donated to nonprofits that help build economic opportunity in our communities	Recognized as one of America’s Most Community Minded Companies in the in the Points of Light Civic 50

Highlights of our community engagement efforts include the following:

∎

FutureEdge. Through our signature FutureEdge program, we have invested $150 million in our communities over five years to encourage job skills development for the 21st century; support small businesses in their development; and provide financial education and money management support. As part of our FutureEdge initiative, and through a combination of external partnerships and internal programs including the Plano Mayor’s Youth Internship Program, our Card Contact Center’s Catapult program, and Partnership for the Future, we provide youth with access to 21st century professional development and work opportunities, while also increasing the likelihood of their persistence to and through higher education.

∎

In partnership with local public schools and organizations, our Capital One Coders program helps middle school students develop a greater interest in science, technology, engineering and mathematics (STEM) during a critical period in their education. Through the ten-week program, Capital One associate volunteers teach students in schools across the country about problem solving, teamwork, and the basic principles of software development and coding.

∎

We provide low-interest, community development loans to Community Development Finance Institutions to help capitalize small business loan funds and provide matching funds in support of small businesses. In addition, our FutureEdge grants support financial knowledge and skills programs such as the Dress for Success Financial Education Program. Developed by Dress for Success and funded by Capital One, this program provides financial coaching and education to women across our Capital One Café footprint. In 2019, we held these programs in ten cafés nationwide and look towards further expansion.

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∎

Other workforce development programs supported through FutureEdge include Per Scholas (technology access and education for underserved communities) and Future Founders (entrepreneurship skills for high school students).

∎

Community Advisory Council. We continue to consult with our Community Advisory Council which engages our senior leadership with civic leaders, community representatives and consumer advocates to provide a variety of perspectives and facilitate informed dialogue on the company’s strategy, products, and services, especially those related to underserved communities.

∎

Affordable Housing. We provide a comprehensive approach to affordable housing which is a central part of our focus on building healthy, thriving communities. We created the Blueprints to Buildings Fund in 2015 that provides grant support to nonprofit affordable housing developers, have worked with the Greater Washington Urban League to create a homebuyer’s club to prepare prospective homebuyers for home ownership through grants, savings accounts, and classes. We manage a $5.6 billion loan and investment portfolio focused on affordable rental housing, through which we provide capital to finance affordable housing developments built by nonprofits, local agencies, and specialty developers and bring financial expertise to developments with multiple public and private funding sources. This allows us to address critical community needs through customization and innovation. Since the program’s inception, Capital One has helped finance more than 140,000 units of affordable housing.

∎	Awards and Recognition. In 2019, our community engagement efforts earned us the following recognition and awards, including:

“National Corporation of the Year” Carolinas-Virginia Minority Supplier Development Council	“America’s Top Corporations for Women’s Business Enterprises” Women’s Business Enterprise National Council

Our Environmental Footprint

Our environmental efforts are rooted in our sense of accountability for our actions, both to our stakeholders and society as a whole. We are committed to continuously improving the environmental sustainability of our business, to reducing the impact of our operations, and to using resources and materials thoughtfully. We continue to engage our associates, customers, suppliers, and other stakeholders in our environmental efforts.

Annually purchase 100% renewable energy	Carbon neutral for Scope 1, 2 and business travel greenhouse gas emissions	Diverted 58% of 2019 corporate campus waste away from landfills

Highlights of our environmental sustainability efforts include the following:

∎

Sustainable Finance. Between 2015 and 2019, we invested more than $7 billion in environmentally responsible projects through our renewable energy, multi-family green financing and not-for-profit banking businesses.

∎

Supporting Renewable Energy. Capital One met its ongoing annual commitment to 100% renewable energy by purchasing 370,000 MWh of Renewable Energy Credits for 2019. We believe that renewable energy is a critical tool in the fight against climate change and in 2018 Capital One joined other leading global companies and became a member of RE100, a global initiative of businesses committed to 100% renewable electricity. We continued to meet our RE100 commitments in 2019.

∎

Reducing Greenhouse Gas (“GHG”) Emissions. We continue to meet our goals for reducing greenhouse gas emissions. We are carbon neutral for Scope 1, Scope 2 and business travel emissions, and we committed to a 25% reduction in Scope 3 emissions by 2025 from a 2018 baseline. Scope 1 GHG emissions are direct emissions from sources that are owned or controlled by Capital One; Scope 2 GHG

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emissions are indirect emissions from energy purchased by Capital One; and Scope 3 emissions are from sources that are not owned or directly controlled by Capital One but are related to our activities such as our supply chain, associate commute and business travel. We inventory and verify our GHG emissions each year through a reputable third party and report them annually to CDP.

∎

Our Offices. We pursue U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) Silver (or higher) certification for all new office construction and comprehensive renovations. More than 50% of our office portfolio is LEED or Green Globe certified, including our McLean 2 building, located in Tysons, Virginia, that has a variety of eco-friendly features including rainwater capture; green roof vegetation; electric-vehicle charging ports; native plant landscaping; automated shade and lighting controls for daylight harvesting; and access to public transportation and bike racks.

∎

Reducing Waste and Conserving Water. Capital One has committed to reducing landfill waste 50% by 2025 at our four primary campus locations. At those locations, we have removed individual trash cans and implemented centralized waste bins that include composting and recycling. In 2019, we composted 1,452 tons of organic waste, recycled 963 tons of secure shred paper, and recycled 555 tons of plastics, non-confidential paper and aluminum. We also donate food that otherwise might go to waste to local hunger relief organizations (more than 16 tons of food was donated in 2019). We have implemented several measures to conserve water at our facilities, including establishing Environmental Protection Agency WaterSense products as standard plumbing fixtures, using native landscaping strategies, and using surface runoff water to irrigate vegetation at our headquarters campus.

∎

Paper Policy. We instituted a corporate paper policy in 2009 to increase the percentage of environmentally preferred paper in our supply chain. Our current goal is that 95% of the paper purchased for Capital One operations is certified by the Forest Stewardship Council or contains 30% post-consumer waste recycled content.

How to Contact Us

 Our Directors

Communicate with our directors, including our Lead Independent Director, Committee Chairs or Independent Directors as a group

 Mail correspondence to:

 Board of Directors / Lead Independent Director

 c/o Corporate Secretary’s Office

 Capital One Financial Corporation

 1600 Capital One Drive

 McLean, Virginia 22102

Investor Relations Reach out to our Investor Relations team at any time Email: Investor.relations@capitalone.com

The Corporate Secretary will review all communications sent to the Board, the Lead Independent Director, committee chairs, or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board, the Independent Directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit Committee and Capital One’s Chief Audit Officer. Other communications are referred to the Lead Independent Director. Please continue to share your thoughts or concerns with us. We value your input and your investment.

46	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section II - Director Compensation

Director Compensation Objectives

The Board approves the compensation for non-management directors based on recommendations made by the Compensation Committee (“Committee”). The Board has designed the director compensation program to achieve four primary objectives:

∎	Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success

∎	Fairly compensate directors for the work required in a company of Capital One’s size and scope

∎	Recognize the individual roles and responsibilities of the directors

∎	Align directors’ interests with the long-term interests of Capital One stockholders

Management directors do not receive compensation for their service on the Board. In 2019, Mr. Fairbank was Capital One’s only management director.

Director Compensation Procedures

The Committee annually reviews the compensation program for Capital One’s non-management directors. FW Cook provides competitive compensation data and director compensation program recommendations to the Committee for review to assist in determining its recommendation. The competitive compensation data includes information regarding the compensation (cash, equity and other benefits) of the non-management directors within Capital One’s peer comparator group. The Committee considers this information and FW Cook’s recommendations, and finalizes a proposed director compensation structure for review and approval by the full Board, typically in the second quarter of each year. See the discussion under “Compensation Committee Consultant” beginning on page 38 for further information on the role and responsibilities of FW Cook and “Market Data” beginning on page 80 for further information on the selection of the Company’s peer comparator group.

Based on their review of competitive market data and guidance from FW Cook in the second quarter of 2019, the Committee determined that the Company’s director compensation program meets the objectives listed above.

Director Compensation Structure

On May 1, 2019, the Board approved a compensation program for Capital One’s non-management directors for the period from May 2, 2019 through Capital One’s 2020 Annual Stockholder Meeting that is similar to the program for the preceding year. The compensation program consists of an annual cash retainer of $90,000 for service on the Board. Annual cash retainers for service as a member of the Board have not increased since 2013. In addition, directors receive annual cash retainers for committee service and for service as committee chairs and Lead Independent Director. Under the most recently approved director compensation program, the annual cash retainers are as follows:

∎	Lead Independent Director: $50,000

∎	Chair of the Audit Committee or Risk Committee: $60,000

∎	Chair of the Compensation Committee or Governance and Nominating Committee: $35,000

∎	Member of the Audit Committee or Risk Committee (other than the chair): $30,000

∎	Member of the Compensation Committee or Governance and Nominating Committee (other than the chair): $15,000

∎	Member of the Capital One, National Association Trust Committee: $10,000

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	47

SECTION II - DIRECTOR COMPENSATION

The annual cash retainers for service as Chair and as a member of the Audit Committee each reflect an increase of $15,000 over the previous year to recognize the demands of service on the Audit Committee and to further align compensation for Audit Committee service with the Company’s peer comparator group.

In addition, each non-management director serving on May 2, 2019, other than Messrs. Hay and Jenkins, received on such date an award of 1,938 RSUs under the 2004 Stock Incentive Plan with a grant date fair value of $180,079 valued at $92.92 per share. This RSU award reflects an approximate $10,000 increase in value over the previous year and the change is intended to better align director compensation with the Company’s peer comparator group. The RSUs were valued based on the fair market value of a share of Capital One common stock on the date of grant and vest one year from the date of grant with the delivery of the underlying shares deferred until the director’s service with the Board ends. Mr. Jenkins retired from the Board effective May 2, 2019. Mr. Hay did not stand for re-election, completing his Board service effective May 2, 2019.

Other Benefits

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, non-management directors may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan can direct their individual deferrals among fifteen investments available through the plan. Participating directors receive their deferred income benefits in cash when they cease serving as directors, upon certain other distribution events specified in the plan, or at such earlier time as authorized by the Committee. Upon a change of control, Capital One will pay to each director within 30 days of the change of control a lump sum cash payment equal to such director’s account balance as of the date of the change of control.

Capital One offers non-management directors the opportunity to direct a contribution of up to $10,000 annually from Capital One to charitable organization(s) of their choice. Eight of the ten non-management directors serving on May 2, 2019 elected to make such a charitable contribution in 2019. In addition, all directors serving on May 2, 2019 were eligible, and six directors elected, to participate in a Capital One broad-based charitable contribution program, which is available to Capital One associates, under which Capital One made a contribution of $5,000 per director to a charitable organization of their choice.

Directors also receive reimbursements for certain board-related expenses including external educational seminars and travel-related costs incurred to attend Board meetings. Such reimbursements are not included as compensation for the directors in the table below.

Compensation of Directors

Directors of Capital One received the following compensation in 2019:

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Richard D. Fairbank(4)	$—	$—	$—	$—	$—	$—

Aparna Chennapragada	$135,000	$180,079	$—	$—	$—	$315,079

Ann Fritz Hackett	$220,000	$180,079	$—	$—	$15,000	$415,079

Lewis Hay, III(5)	$60,000	$—	$—	$—	$4,393	$64,393

Benjamin P. Jenkins, III(5)	$75,000	$—	$—	$—	$4,393	$79,393

Peter Thomas Killalea	$135,000	$180,079	$—	$—	$10,000	$325,079

Eli Leenaars(6)	$161,700	$250,907	$—	$—	$10,000	$422,607

Pierre E. Leroy	$127,500	$180,079	$—	$—	$15,000	$322,579

François Locoh-Donou(7)	$75,000	$222,630	$—	$—	$10,000	$307,630

Peter E. Raskind	$165,000	$180,079	$—	$—	$15,000	$360,079

Eileen Serra(8)	$—	$—	$—	$—	$—	$—

Mayo A. Shattuck III	$150,000	$180,079	$—	$—	$15,000	$345,079

Bradford H. Warner	$172,500	$180,079	$—	$—	$15,000	$367,579

Catherine G. West	$142,500	$180,079	$—	$—	$5,000	$327,579

48	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION II - DIRECTOR COMPENSATION

(1)

Represents cash payments made during 2019, which include half of the payments made under the compensation program for the period from May 2, 2019 through Capital One’s 2020 Annual Stockholder Meeting and half of the payments made under the compensation program for the period from May 3, 2018 through Capital One’s 2019 Annual Stockholder Meeting.

(2)	Represents the grant date fair value of RSUs granted during 2019, calculated in accordance with FASB ASC Topic 718.

(3)

Amounts shown represent contributions made by Capital One during 2019, on behalf of certain non-management directors serving on May 2, 2019, to charitable organization(s) of their choice. See “Other Benefits” on page 48 for more information.

(4)	Management directors do not receive compensation for their service on the Board. In 2019, Mr. Fairbank was Capital One’s only management director.

(5)	Amounts shown in “All Other Compensation” for Mr. Hay and Mr. Jenkins represent the cost of departure gifts following the end of their Board service in May 2019.

(6)

The amount shown includes a pro-rated RSU grant for the period from May 3, 2018 through Capital One’s 2019 Annual Stockholder Meeting and a regular annual RSU grant for the period from May 2, 2019 through Capital One’s 2020 Annual Stockholder Meeting. Mr. Leenaars was appointed to the Board on January 1, 2019 and elected by our stockholders at the 2019 Annual Stockholder Meeting. The Board approved a pro-rated compensation package for Mr. Leenaars from January 1, 2019 until our 2019 Annual Stockholder Meeting, consisting of a $47,900 cash retainer, $6,300 for service as a member of the Audit Committee, $12,500 for service as a member of the Risk Committee, and a grant of 937 RSUs with a grant date fair value of $70,828 valued at $75.59 per share. The RSUs vest one year from the date of grant and delivery of the underlying shares is deferred until Mr. Leenars’ service with the Board ends. In addition to the standard compensatory arrangement described above, Mr. Leenaars receives an increase of $25,000 to the annual cash retainer in recognition of the additional time and effort that is required for Mr. Leenaars to travel internationally to attend Board and committee meetings. This amount was pro-rated for service from Mr. Leenaars’ appointment date until the 2019 Annual Stockholder Meeting.

(7)

The amount shown includes a pro-rated RSU grant for the period from May 3, 2018 through Capital One’s 2019 Annual Stockholder Meeting and a regular annual RSU grant for the period from May 2, 2019 through Capital One’s 2020 Annual Stockholder Meeting. Mr. Locoh-Donou was appointed as director by the Board on March 1, 2019 and elected by our stockholders at the 2019 Annual Stockholder Meeting. The Board approved a pro-rated compensation package for Mr. Locoh-Donou from March 1, 2019 until our 2019 Annual Stockholder Meeting, consisting of a $22,500 cash retainer and a grant of 505 RSUs with a grant date fair value of $42,551 valued at $84.26 per share. The RSUs vest one year from the date of grant and delivery of the underlying shares is deferred until Mr. Locoh-Donou’s service with the Board ends.

(8)

Ms. Serra was appointed to the Board, effective February 26, 2020 and did not receive any compensation in 2019. For 2020, Ms. Serra will receive compensation for her service on the Board in accordance with the standard compensatory arrangement described above, pro-rated for service until the 2020 Annual Stockholder Meeting in April 2020.

The following table shows the number of RSUs outstanding and the total number of stock options outstanding for each non-management director as of December 31, 2019:

Director Name	Number of Outstanding RSUs	Number of Outstanding Stock Options(1)

Aparna Chennapragada	4,286	—

Ann Fritz Hackett	46,206	—

Lewis Hay, III	—	16,523

Benjamin P. Jenkins, III	—	—

Peter Thomas Killalea	8,996	—

Eli Leenaars	2,875	—

Pierre E. Leroy	45,206	—

François Locoh-Donou	2,443	—

Peter E. Raskind	20,037	10,425

Eileen Serra(2)	—	—

Mayo A. Shattuck III	46,206	15,085

Bradford H. Warner	39,430	8,410

Catherine G. West	16,453	—

(1)

Prior to 2013, directors were offered the opportunity to elect to forgo their cash retainers for a grant of non-qualified stock options under the 2004 Stock Incentive Plan. The outstanding options expire ten years from the date of grant. In 2013, the Committee determined to no longer include stock options as part of the director compensation program. Upon termination from Board service (other than by removal for cause), a director will have the remainder of the full option term to exercise any vested stock options.

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SECTION II - DIRECTOR COMPENSATION

(2)

On February 26, 2020, Ms. Serra received a pro-rated RSU grant of 485 RSUs in connection with her appointment to the Board, effective February 26, 2020. Ms. Serra did not have any RSUs outstanding as of December 31, 2019.

Stock Ownership Requirements

Capital One requires non-management directors to retain all shares underlying RSUs granted to them by Capital One until their service with the Board ends. The Board may grant an exception for any case where this requirement would impose a financial hardship on a director. In 2019, no directors were granted an exception to this requirement for any outstanding awards of RSUs. Beginning in 2019, our non-management director stock ownership policies also require our non-management directors to hold a number of shares of Capital One’s common stock with a fair market value of at least five times the director’s annual cash retainer for Board service. For purposes of this policy, unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned.

50	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section III - Compensation Discussion and Analysis

Key Topics Covered in our Compensation Discussion and Analysis

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Capital One’s executive compensation program is designed to attract, retain, motivate and reward leaders who can foster strong business results and promote the long-term success of the Company. The Committee is responsible for, among other matters, developing, approving, monitoring and managing the compensation of all of our executive officers, including the named executive officers defined below. Final decisions regarding the compensation of our executive officers, including our CEO, are made by the Committee and the Independent Directors. This Compensation Discussion and Analysis will review the compensation of the following executive officers named in the Summary Compensation Table for 2019:

Named Executive Officer	Position
Richard D. Fairbank	Chairman, Chief Executive Officer and President

R. Scott Blackley	Chief Financial Officer

Frank G. LaPrade, III	Chief Enterprise Services Officer and Chief of Staff to the CEO

Michael J. Wassmer	President, U.S. Card

Sanjiv Yajnik	President, Financial Services

Except as otherwise indicated, as used throughout this proxy statement, “NEOs” means the CEO and the four executive officers listed above, collectively.

2019 Company Performance and Compensation Highlights

In 2019, Capital One delivered strong financial results and stockholder returns, positioned our businesses for long-term growth and continued resilience, and made significant progress on our technology transformation. We welcomed millions of new customers to Capital One and deepened our engagement with existing customers to help them succeed and grow. We launched an exciting new card partnership with Walmart, one of the world’s largest retailers, and successfully completed the large and complex conversion of the existing Walmart card portfolio. We continued to expand our brand, investing in marketing and advertising across our diversified portfolio of products and experiences in credit card, consumer banking, and auto finance. We attracted new talent and our people practices continue to garner recognition. And we continued our multi-year digital and technology transformation that is increasingly driving innovation, growth, efficiency and resilience. We also experienced a Cybersecurity Incident where we determined there was unauthorized access by an outside individual who obtained certain types of personal information relating to Capital One credit card customers and to people who had applied for our credit card products.

Each year the Committee and the Independent Directors review and evaluate the Company’s qualitative and quantitative performance and make determinations regarding the compensation of our named executive officers based on Capital One’s pay-for-performance philosophy. The Committee’s top priority is to implement a compensation program that aligns the interests of our named executive officers with the interests of our stockholders. The Committee also seeks to directly link the compensation of the NEOs with the Company’s performance, and the executives’ contributions to that performance over appropriate time horizons, while supporting safety and soundness and appropriately balancing risk. The Committee and the Independent Directors have the flexibility to adjust compensation decisions from year to year to take into account Company and individual performance, as well as evolving market practices and external benchmarks.

Company Performance Highlights

In 2019, Capital One delivered strong financial and operating results and continued to invest in growth and transformation. We delivered record revenues and produced stable credit results as we focused on resilience, and invested in attractive long-term growth opportunities through product innovation, iconic marketing and advertising, and compelling digital customer experiences. Our stockholders saw their investment in Capital One increase 39% in 2019 (including stock price change and including the effect of common dividends), outpacing the largest benchmark of bank peers, the KBW Bank Index. We believe our portfolio of businesses and investments in

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

growth and transformation will result in a company with the scale, brand, capabilities, talent, and values to succeed as the digital revolution transforms our society and our industry.

The tables below show our reported year-over-year performance across key financial metrics (dollar amounts in billions other than per share amounts)(1):

Diluted EPS(2)	Average Loans Held for Investment

Revenue	Operating Efficiency Ratio(2)

ROTCE(3)	Tangible Book Value / Common Share

The Committee and the Independent Directors considered the Company’s performance on both a quantitative and qualitative basis and specifically recognized the following when awarding compensation for the 2019 performance year to our NEOs(1):

∎

Diluted EPS(2) of $11.05, down 7% from 2018, largely driven by the absence of gains-on-sale from exited businesses recognized in 2018. EPS, net of adjustments, was a record $12.09, up $1.21, or 11%, from 2018.

∎

Revenue Growth(2) of 1.8% compared to 2018. Revenue growth of 4.4%, or $1.2 billion, net of adjustments, driven primarily by strong loan growth and increased yields in our Domestic Card and Consumer Banking businesses, and by the on-boarding of the acquired Walmart portfolio in the fourth quarter.

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

∎

TSR of 38.6%, 24.5%, and 37.3% over one-, three-, and five-year periods ended December 31, 2019 as compared to the TSR of the KBW Bank Index of 36.1%, 32.8%, and 71.6% over the same time periods. Capital One’s share price increased 36.1% in 2019 to its highest-ever year-end closing price.

∎

Operating Efficiency Ratio(2) of 46.2% compared to 45.3% in 2018. Operating efficiency ratio, net of adjustments, of 44.8%, an improvement of 45 basis points from 2018. We remain on track to deliver annual operating efficiency ratio, net of adjustments, of 42% in 2021.

∎

Efficiency Ratio(2) of 54.1%, an increase from 53.1% in 2018 as we continued to invest in consumer growth opportunities, our technology transformation and a strong control environment. Efficiency ratio of 52.7%, net of adjustments, compared to 53.1% in 2018.

∎	ROTCE(3) of 14.4% compared to 18.6% in 2018. ROTCE, net of adjustments, of 15.8% compared to 17.1% in 2018.

∎

Tangible Book Value Per Share Growth (including the effect of common dividends) of 23.3%. Tangible Book Value per share grew from $69.20 to $83.72, with quarterly common dividends of $0.40 per common share, driven by strong profitability and capital management and outpacing the majority of the Company’s peer comparator group.

∎

Continued Balance Sheet Strength with a common equity Tier 1 ratio(4) of 12.2%, an increase over 11.2% in 2018, reflecting strong capital levels above regulatory minimums, the completion of $1.4 billion in common share repurchases and $757 million of common dividends.

∎

Cybersecurity Incident. In July 2019, the Company announced a Cybersecurity Incident in which we determined there was unauthorized access by an outside individual who obtained certain types of personal information relating to Capital One credit card customers and to people who had applied for our credit card products. The perpetrator was arrested promptly and the government has indicated the information was recovered and there is no evidence the information was used for fraud or shared with others. We continue to invest significant resources to strengthen our cyber defenses and enhance overall risk management capabilities.

∎

Execution Against Strategic Imperatives. We continued to make significant but disciplined investments to transform our infrastructure and data, modernize our applications and digital tools, and attract and develop top talent. Our business delivered strong financial performance, while we broadened our brand, strengthened our risk and control environment, and enhanced our customer experience.

∎

Risk Management and Control Environment. We continued to strengthen our risk and control environment, particularly in the areas of cybersecurity, capital planning and enterprise risk management. We also reached significant milestones with key regulators in areas of anti-money laundering, CCAR and sales practices.

∎	Credit Risk Management. Stable net charge-off rate of 2.53%, as compared to 2.52% in 2018. Our net charge-off rate in our Domestic Card business was 4.58%, a improvement from 4.74% in 2018.

∎

Walmart Partnership. We launched our U.S. card partnership with Walmart, acquired $8.1 billion of loans, and successfully welcomed millions of customers. The conversion of the acquired portfolio was a large, complex and public undertaking that we delivered without any significant customer or partner disruption.

The Committee believes that the actions taken by the NEOs throughout 2019 contributed greatly to the Company’s strong results and have positioned the Company to deliver resilient, sustainable financial performance over the long term.

(1)

The Committee considers these metrics to be key financial performance measures in its assessment of the Company’s performance, including certain non-GAAP measures. While certain of our non-GAAP measures are widely used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies, they may not be comparable to similarly titled measures reported by other companies. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

(2)

Diluted EPS, revenue growth, operating efficiency ratio and efficiency ratio are presented on both a GAAP and non-GAAP basis. The non-GAAP measures consist of our adjusted results that the Committee believes are indicative of the Company’s performance and help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Appendix A for our reconciliation of the non-GAAP measures to the applicable amounts measured in accordance with GAAP.

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

(3)

The adjusted ROTCE presented for 2019 and 2018 excludes the population of adjustments noted in Appendix A. The adjusted ROTCE presented for 2017 excludes the $1.77 billion impact of the Tax Cuts and Jobs Act of 2017 (“Tax Act”). Both ROTCE and adjusted ROTCE are non-GAAP measures that the Committee believes are indicative of the Company’s performance and helps investors and users of our financial information understand the effect of these adjustments on our selected reported results and provide alternate measurements of our performance. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

(4)	Calculated under the Basel Pillar III Standardized Approach, as of December 31 of each year.

Compensation Highlights

We believe that our NEO compensation programs balance risk and financial results, reward NEOs for their achievements, promote our overall compensation objectives and encourage appropriate but not excessive risk-taking. Our compensation programs are structured to encourage our executives to deliver strong results over the short term while making decisions that create sustained value for our stockholders over the long term.

∎   No CEO Cash Salary. Our CEO does not receive a cash salary and 100% of his compensation is deferred for at least three years.

∎   Payout of 72% of CEO Year-End Incentive Compensation Determined by Formula. 72% of our CEO’s year-end incentive compensation for the 2019 performance year was awarded in the form of performance shares that vest based entirely on the Company’s performance on an absolute basis and relative to the Company’s peers over a three-year period.

∎   Awards Based on Company and Individual Performance. All NEOs receive incentive awards based on Company and/or individual performance. For 2019, 100% of CEO compensation and 80% of the compensation for the other NEOs was based on Company and/or individual performance.

∎   NEO Compensation is Primarily Equity-Based and 90% of CEO Target Pay is Determined after Performance Year-End. The majority of all NEO compensation is determined after performance year-end. 85% of our CEO’s and 55% of all other NEOs’ total compensation for 2019 was equity-based to align with stockholder interests.

∎   All Equity and Equity-Based Awards Contain Performance and Recovery Provisions. All equity awards contain performance and recovery provisions that are designed to further enhance alignment between pay and performance and to balance risk. See “Additional Performance Conditions and Recovery Provisions” beginning on page 76 for more information.

CEO 2019 Compensation NEO (other than CEO) 2019 Compensation

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

2019 Compensation Decisions

The Committee and the Independent Directors approved the following awards attributable to the 2019 performance year for our NEOs:

2019 CEO Performance Year Compensation. Mr. Fairbank’s total compensation for performance year 2019 was $19.75 million, which consisted of:

∎

RSUs granted in January 2019, which had a total grant date value of approximately $1.75 million, totaling 21,715 RSUs. The RSUs will vest in full on February 15, 2022, settle in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and are subject to performance-based vesting provisions.

∎	Year-End Incentive Award totaling $18.0 million granted in January 2020 in recognition of the Company’s and the CEO’s performance in 2019 and consisting of:

∎

performance shares with a grant date fair value of $13.0 million, for which the CEO may receive from 0% to 150% of a target number of 127,239 shares of the Company’s common stock based on the Company’s performance over a three-year period from January 1, 2020 through December 31, 2022;

∎

19,576 cash-settled RSUs (Year-End Incentive RSUs) valued at $2.0 million, which vest in full on February 15, 2023 and settle in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and are subject to performance-based vesting provisions; and

∎	a deferred cash bonus of $3.0 million, which is mandatorily deferred for three years into the Company’s VNQDCP and will pay out in the first calendar quarter of 2023.

Name	Cash Salary	Long-Term Incentive (10%)	Year-End Incentive (90%)			Total
		Cash- Settled RSUs	Deferred Cash Bonus	Cash- Settled RSUs	Performance Shares

Richard D. Fairbank	$—	$1,750,012	$3,000,000	$2,000,080	$13,000,009	$19,750,101

2019 NEO Performance Year Compensation. The compensation for NEOs (other than the CEO) for 2019 performance is set forth below. The compensation received by these named executive officers consisted of: (i) cash salary and (ii) a year-end incentive granted in January 2020 in recognition of the Company’s and each executive’s performance in 2019. The year-end incentive consisted of a cash incentive and a long-term incentive comprised of stock-settled RSUs and performance shares. The performance shares provide an opportunity for the executive to receive from 0% to 150% of a target number of shares of the Company’s common stock based on the Company’s performance over a three-year period beginning January 1, 2020.

Name	Cash Salary	Cash Incentive	Long-Term Incentive		Total
			Stock- Settled RSUs	Performance Shares

R. Scott Blackley	$1,050,000	$1,509,950	$1,312,374	$1,574,746	$5,447,070

Frank G. LaPrade, III	$1,074,000	$1,544,450	$1,140,626	$1,368,669	$5,127,745

Michael J. Wassmer	$1,000,000	$1,438,650	$1,374,595	$1,649,432	$5,462,677

Sanjiv Yajnik	$1,056,000	$1,518,000	$1,317,789	$1,581,285	$5,473,074

The information above is presented to show how the Committee and the Independent Directors viewed compensation awarded for 2019 and is not intended as a substitute for the Summary Compensation Table, which is required by the SEC. See “2019 Summary Compensation Table” beginning on page 85 for a description of how the information above differs from the Summary Compensation Table.

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

Consideration of 2019 Say on Pay Vote

The Committee and the Board value the input of our stockholders and strive to foster a constructive dialogue with stockholders on matters of executive compensation and corporate governance. At our 2019 Annual Stockholder Meeting, more than 95% of the votes cast were in favor of our non-binding advisory vote on executive compensation (“2019 Say on Pay Vote”). Though the Committee recognized the 2019 Say on Pay Vote reflected support for the Company’s executive compensation programs, the Committee remains committed to ongoing stockholder engagement. In 2019, we continued to strengthen our outreach to stockholders to maintain strong lines of communication with our stockholders and shared stockholders’ perspectives with the Committee and the Board. From this outreach, the Committee and the Board gained valuable insight into our investors’ views about the Company, including our executive compensation programs. As a result of the feedback received from investors in recent years, the Committee made the following enhancements to our executive compensation programs and disclosure:

∎

Increased Alignment of CEO Pay and Performance. Beginning with 2019 performance year, the Committee and the Independent Directors increased the alignment of CEO compensation with Company performance and stockholder interests by increasing the percentage of the CEO’s total target compensation tied to a year-end evaluation of CEO and Company performance from 40% to 90%. The Committee and the Independent Directors believe that this structure further aligns Mr. Fairbank’s compensation with that of the Company’s peers and provides a greater opportunity for the Committee and the Independent Directors to assess the Company and the CEO’s performance after the completion of the performance year. In addition, this structure enhances the Committee and the Independent Directors’ ability to incorporate feedback from stockholders received during the year to ensure that the CEO’s performance year compensation appropriately reflects the Company’s compensation philosophy and principles and business results. See “2019 CEO Compensation Program” beginning on page 60 for more information.

∎

New Performance Share Award Metrics. Beginning in 2018, the performance shares awarded to the NEOs vest based on two metrics: Common Dividends + Growth of Tangible Book Value per Share (“D+TBV”) and Adjusted ROTCE, each as defined under “Performance Share Award Metrics” on page 63. The Committee and the Independent Directors believe that these two performance metrics, in combination, provide a balanced and rigorous measurement of Company performance by balancing the creation of long-term stockholder value and the returns generated on stockholders’ investment in the Company.

∎

Simplified NEO Compensation Program. In 2018, the Committee and the Independent Directors modified the compensation program applicable to our NEOs, other than our CEO, to reduce the number of compensation vehicles, eliminating stock options and cash-settled RSUs, and more closely aligning the program vehicles and structure to the programs used by the Company’s peers. See “2019 NEO Compensation Program” beginning on page 71 for more information.

The Committee continues to actively engage with our stockholders with respect to executive compensation matters and has considered stockholder feedback in approving year-end incentive awards for 2019 and structuring and approving the 2020 compensation programs for the NEOs. For additional changes made to the 2020 compensation program, see “2020 CEO Compensation Program” beginning on page 70.

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Our Compensation Principles and Objectives

Highlights of Our 2019 Compensation Programs

What We Do		What We Don’t Do
✓	We provide the majority of NEO compensation as long-term, equity or equity-based compensation	✗	We do not pay a cash salary to our CEO
✓	We provide our CEO with compensation consisting entirely of equity or equity-based awards and deferred payouts	✗	We do not guarantee incentive awards
✓	We grant our NEOs performance-based cash incentive and equity-based awards	✗	We do not permit our NEOs to place their Company securities in a margin account or to pledge their Company securities as collateral for a loan
✓	We apply risk balancing so as not to jeopardize the safety and soundness of Capital One	✗	We do not provide compensation or awards to our NEOs on terms and conditions that are more favorable than compensation and awards granted to other executive officers
✓	We apply performance thresholds to NEO grants to determine the amount of equity delivered at vesting	✗	We do not permit our NEOs to engage in short sales, hedging transactions, or speculative trading in derivatives of our securities
✓	We reduce performance share award values at vesting if the Company does not achieve positive Adjusted ROTCE (for awards granted beginning in 2018)	✗	We do not reprice stock options
✓	We have clawback provisions in our equity award agreements to promote accountability	✗	Generally, we do not utilize employment agreements, and none of our current NEOs have employment agreements
✓	We require both a change of control event and a termination before we accelerate the vesting of equity and equity-based awards (double trigger)	✗	We do not provide excise tax gross-up payments
✓	We have an independent compensation consultant advising the Committee
✓	We use a mix of pre-established relative and absolute performance metrics in our incentive awards

All of the terms and features described above, including the performance-based vesting and clawback provisions, apply to awards granted to all executive officers and not just the NEOs.

Compensation Program Objectives

Capital One’s executive compensation program has four primary objectives.

Strongly link rewards with both business and individual performance while appropriately balancing risk

Capital One emphasizes pay-for-performance at all organizational levels. Typically, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, the NEOs have the highest proportion of their pay directly linked to Company and individual performance, as compared to other associates. Awards made to the NEOs in January 2020 for the 2019 performance year were based on Company and individual performance, and on demonstrating specific leadership competencies assessed through a comprehensive performance management process that included an individual assessment specifically designed to evaluate the degree to which the executive balanced risks inherent to his or her role. The Chief Risk Officer compiled these risk assessments and the Chief Human Resources Officer reviewed the assessments for the NEOs. Separately, the Chief Auditor compiled and reviewed the risk

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assessment for the Chief Risk Officer. The Committee considered the assessments in making its determinations regarding individual performance and compensation levels.

Reward performance over multiple time horizons

Our compensation programs are structured to encourage our executives to deliver strong results over the short term while making decisions that create sustained value for our stockholders over the long term. For 2019, approximately 85% of the CEO’s total compensation was equity-based and at-risk to the performance of the Company’s stock price, and 100% of his compensation was deferred for a three-year period. In addition, approximately 53% of total compensation for NEOs other than the CEO was provided through equity-based vehicles which were at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons. The use of deferred, equity-based compensation vehicles with multi-year vesting terms advances our goal of aligning the ultimate value realized by the NEOs with the performance of the Company’s stock over time because the value of these compensation vehicles increases and decreases based on the performance of the Company’s stock price in both current and future periods.

Attract, retain and motivate top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with the marketplace for talent. The Committee and the Independent Directors strive to preserve a competitive pay mix and total target compensation values in the executive compensation program, as well as provide competitive total rewards based on our selected peer group.

Align our executives’ interests with those of our stockholders

The Committee and the Independent Directors are committed to designing incentive compensation programs that reward individual and Company performance and that are aligned with the creation of stockholder value over the long term. Because NEO compensation is primarily delivered through deferred, equity-based vehicles that vest over multiple time horizons, the NEOs have a significant stake in the success of the Company. The Committee and the Independent Directors also have the flexibility to adjust compensation decisions from year to year to take into account the Company’s performance and evolving market practices. In addition, we have established specific stock ownership policies that the NEOs must meet and stock retention provisions applicable to certain equity awards.

Use of Discretion

The Committee believes that exercising discretion is an important element in reaching balanced compensation decisions that are consistent with our strategy and reward both current year performance and sustained long-term value creation, and supplements other aspects of Capital One’s pay-for-performance philosophy. By applying discretion, the Committee seeks to mitigate the risks associated with a rigid and strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics, encourage imprudent risk-taking, and not provide the best results for stockholders. In addition, the use of discretion allows the Committee to respond to changes in economic conditions, our operating environment, and other significant factors that may affect the long-term performance of Capital One or our lines of business. The use of discretion also allows the Committee to adjust compensation based on factors that would not be appropriately reflected by a strictly formulaic approach, such as risk management, championing company values, and the discrepancies between absolute and relative performance levels or recognition of individual performance levels. There are certain performance conditions for which the Committee would not exercise discretion, for example where the minimum performance metric is not met in the award of performance shares or if the performance-based vesting requirements applicable to certain other stock-settled awards are not met.

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Chief Executive Officer Compensation

2019 CEO Compensation Program

The Committee annually reviews and approves the form, timing and amount of compensation for the CEO and makes recommendations regarding the CEO compensation structure to the Independent Directors for final approval. The Committee believes that the CEO’s compensation should be entirely at-risk based on his and the Company’s performance. The Committee considers the Company’s and the CEO’s historical performance and seeks to effectively align the CEO’s interests with the interests of our stockholders over time, support safety and soundness and appropriately balance risk.

When determining the structure and total target compensation opportunity for Mr. Fairbank’s 2019 compensation program, as well as the value for each component awarded, the Committee and the Independent Directors considered:

∎	the Company’s performance during 2018 and Mr. Fairbank’s contribution to that performance;

∎	the Company’s performance in 2018 relative to the performance of peer comparator companies in 2018;

∎	the structure and amount of compensation awarded to the CEOs of the peer comparator companies;

∎	the structure and amount of Mr. Fairbank’s compensation awards in prior years;

∎	the Company’s risk profile and the time horizon over which the deferred, equity-based awards will vest; and

∎

the ultimate value of Mr. Fairbank’s deferred, equity-based awards will depend on the Company’s and Mr. Fairbank’s performance over time as well as the value of Capital One’s common stock at the time the awards vest.

After considering these factors and feedback received from stockholders, in January 2019, the Committee and the Independent Directors reviewed the compensation program and structure utilized in 2018 for Mr. Fairbank and determined to increase the alignment of CEO compensation with Company performance and stockholder interests by increasing the percentage of the CEO’s total target compensation granted following the completion of the performance year from 40% to 90%. In 2019, the CEO’s total target compensation consisted of two components: (i) 10% in the form of cash-settled RSUs granted at the beginning of the performance year; and (ii) 90% in the form of an opportunity for a year-end incentive award. Any such year-end incentive award: (i) will consist primarily of a performance share award under which Mr. Fairbank may receive from 0% to 150% of a target number of shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2020 through December 31, 2022; and (ii) may also consist of deferred cash, an equity-based award, or both. In this manner, the CEO’s compensation continues to be completely at-risk based on the Company’s and Mr. Fairbank’s performance, and all CEO compensation continues to be subject to a three-year deferred vesting or payout. The Committee and the Independent Directors also determined that for Mr. Fairbank’s 2019 compensation program, a total target compensation amount of $17.5 million, the same total target compensation for 2018, was appropriate.

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The table below summarizes the CEO compensation program that the Committee and the Independent Directors approved for the 2019 performance year.

Compensation Element		Timing of Award Determination	Basis for Award	Vesting Schedule	Performance and Recovery Provisions
Base Salary		Not applicable	Not applicable	Not applicable	Not applicable
RSUs		January 2019	Incentive for Long-Term Company Performance	Vest at the end of the three-year performance period; settles in cash	∎ Performance-based vesting provisions ∎ Misconduct clawback
Year-End Incentive Opportunity	Performance Shares	January 2020	Reward for 2019 CEO and Company Performance; Incentive for Long-Term Company Performance	Vest at the end of the three-year performance period based on achievement of performance factors	∎ Performances share reduction ∎ Misconduct clawback ∎ Financial restatement clawback
	Year-End Incentive RSUs		Reward for 2019 CEO and Company Performance	Vest at the end of the three-year performance period; settles in cash	∎ Performance-based vesting provisions ∎ Misconduct clawback
	Deferred Cash Bonus			Payout deferred for three years	∎ Misconduct clawback

See “Additional Performance Conditions and Recovery Provisions” beginning on page 76 for more details regarding the performance and recovery provisions applicable to each of the elements of compensation that the Committee approved for the 2019 performance year for the NEOs.

2019 CEO Compensation Components

The CEO’s compensation for the 2019 performance year consisted of two components: (i) an award of RSUs granted at the beginning of the performance year; and (ii) a year-end incentive award granted in January 2020 based on the Company’s and the CEO’s performance in 2019. The charts below represent (i) the components of CEO compensation as an approximate percentage of the CEO’s 2019 total target compensation, and (ii) the pay mix of the CEO’s actual compensation for the 2019 performance year. For performance year 2019, the award of RSUs granted at the beginning of 2019 and the year-end incentive accounted for 9% and 91%, respectively, of the CEO’s total compensation. The year-end incentive was delivered in the form performance shares, deferred cash and cash-settled RSUs, each representing 66%, 15%, and 10%, respectively, of the CEO’s total compensation.

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Restricted Stock Units

A portion of Mr. Fairbank’s 2019 compensation consisted of RSUs granted as an incentive for long-term Company performance. The RSU award vests in full at the end of a three-year performance period beginning on January 1, 2019, settles in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and is subject to performance-based vesting provisions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 76.

Year-End Incentive Opportunity

A portion of Mr. Fairbank’s 2019 compensation consisted of an opportunity for a year-end incentive with a target value of $15.75 million based on the Committee’s evaluation of the Company’s performance during 2019 and Mr. Fairbank’s contributions to that performance. The Committee and the Independent Directors may determine to award 0% to 150% of the year-end incentive target value. For purposes of the year-end incentive, the Committee and the Independent Directors assess the Company’s performance based on the following four categories of quantitative and qualitative performance factors: financial and operating performance, governance and risk management, strategic performance and winning with our customers and associates (“Performance Factors”). The Committee believes that these factors appropriately reflect and balance near-term performance and long-term success for the Company’s customers, associates, and stockholders.

The year-end incentive, if awarded, (i) will consist of an award of performance shares, and (ii) may also consist of deferred cash, an equity-based award, or both as determined by the Committee and the Independent Directors at the time the award is granted. The performance share award, the equity-based award and the deferred cash bonus each have a three-year cliff vesting schedule and are subject to clawback provisions. The performance share award metrics and formula are described in more detail below under “Performance Share Award”. The performance-based vesting provisions applicable to the equity-based award and the clawback provisions applicable to all three awards are described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 76.

Performance Share Award

The Committee and the Independent Directors believe the performance shares strengthen the alignment between the compensation of our NEOs and the Company’s performance by linking the ultimate payout to pre-established absolute and relative performance goals, with the value of the payout ranging from 0% to 150%. The ultimate value of the performance shares upon vesting is determined by the Company’s performance through its stock price.

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Performance Share Award Metrics

Performance Share Awards Granted in 2018 and Beyond. Each year, the Committee and the Independent Directors evaluate the structure and amount of the equity awards provided to our NEOs, including the Company performance metrics applicable to such awards. Beginning in 2018, in order to further align our NEOs interests with those of our stockholders, as well as based on market practices, peer comparator information and in response to stockholder feedback, the Committee and the Independent Directors determined that performance share awards granted to the CEO and the other NEOs would be based on the following two metrics:

Common Dividends + Growth of Tangible Book Value per Share (D+TBV)

∎  D+TBV rewards strong operational results, balanced stewardship of capital, and long-term stockholder value creation by measuring the value distributed to stockholders (common dividends per share) and the growth of company value created for common stockholders (tangible book value per share).

∎  D+TBV is calculated as the three-year average of the ratios, expressed as a percentage, of (i) the Company’s tangible book value per share at the end of each year within the performance period, plus total common dividends per share paid during such year, to (ii) the Company’s tangible book value per share at the beginning of each corresponding year within the performance period.

Adjusted Return on Tangible Common Equity (Adjusted ROTCE)

∎  Adjusted ROTCE rewards balanced capital management and stewardship while capturing current and historical business performance and profitability as compared to the size of our stockholders’ investment in the Company. ROTCE is broadly used in banking as a key performance indicator and component in peer executive compensation programs.

∎  Adjusted ROTCE is calculated as the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of impairment, amortization and re-measurement of intangible assets, to (ii) the Company’s average tangible common equity.

The Committee and the Independent Directors believe that these two performance metrics, in combination, provide a rigorous measurement of Company performance by balancing the creation of long-term stockholder value and the returns generated on stockholders’ investment in the Company. Beginning with performance year 2019, the CEO year-end incentive award consists primarily of performance shares. Beginning with performance year 2018, the performance share awards represent an anticipated range of between approximately 30% and 55% of total target compensation for the other NEOs.

To appropriately incentivize long-term value creation in line with the Company’s strategic goals, two-thirds of each performance share award will vest based on D+TBV, and one-third of each performance share award will vest based on Adjusted ROTCE. The Company’s performance on each metric will be assessed over the three-year period relative to the KBW Bank Index, excluding three non-traditional banks that do not focus on lending to consumers and businesses (“KBW Index”). The Committee believes that the KBW Index is an appropriate index against which to assess the Company’s performance because it reflects institutions of a comparable size, risk profile and business mix to the Company. After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the relative performance hurdles illustrated below. The metrics will be calculated as indicated above, with the Committee excluding from such calculations the initial effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting the reported results if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Stock Incentive Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

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Performance Share Awards Granted Prior to 2018. For performance share awards granted prior to 2018, the Company’s performance will be assessed on the basis of Adjusted Return on Assets (“Adjusted ROA”) (as defined on page 78) relative to a comparator group consisting of companies in the KBW Index. The Committee selected relative Adjusted ROA as the metric to underlie performance share awards granted prior to 2018 in order to achieve a balance of incentivizing and rewarding management to pursue business strategies that reward stockholders over the long term, while discouraging excessive risk-taking or balance sheet leverage in pursuit of those goals.

Performance Share Award Formula

For all performance share awards, the ultimate number of performance shares earned at vesting is determined by a formula based on relative performance and absolute performance (in the form of a performance share reduction) measures, with the value of the payout ranging from 0% to 150%. In addition, the value of the performance shares upon vesting is determined by the Company’s stock price performance.

Relative Performance Measure. Each year, the Committee and the Independent Directors assess the Company’s performance on the basis of the performance share award metric relative to the KBW Index comparator group. In 2017, the Committee and the Independent Directors revised the performance measures applicable to performance shares granted beginning in 2017, in part in response to stockholder feedback, to require a more rigorous set of relative Company performance hurdles related to the potential payouts made in connection with the awards. Under the revised performance hurdles, the Company’s positive Adjusted ROTCE and D+TBV or Adjusted ROA, as applicable, must be at least at the 25th percentile of peers for any performance shares to vest, target payout will be achieved at the 55th percentile of peers, and the maximum payout can only be achieved if the Company performs at the 80th percentile of peers. If the Company’s positive Adjusted ROTCE and D+TBV or Adjusted ROA, as applicable, is under the 25th percentile, none of the shares will vest and no payout will be made with respect to the award. The graph below represents these performance hurdles. After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the graph below. Payouts will range between the values shown below for performance that falls between the points labeled in the graph.

Absolute Performance Measure - Performance Share Reduction. All performance share awards are subject to a performance share reduction. For performance shares granted beginning in 2018, the performance share reduction will be based on the Company’s Adjusted ROTCE, replacing Adjusted ROA, on an absolute basis. Under the performance share reduction feature, the number of shares issued at settlement will be reduced if the Company’s Adjusted ROTCE for one or more fiscal years completed during the performance period is not

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positive, no matter how well the Company performs compared to the peer group. In each year that the Company does not achieve positive Adjusted ROTCE, the executive will forfeit 50% of that year’s worth of performance shares. If the Company’s Adjusted ROTCE is not positive in each of the three fiscal years in the performance period, the executive will forfeit the entire award of performance shares. See “Performance Share Reduction” beginning on page 77 and “Financial Restatement Clawbacks” on page 79 for more information. The table below shows potential performance share reduction amounts based on the Company’s Adjusted ROTCE performance.

Number of Years During Performance Period Adjusted ROTCE is Not Positive	Reduction in Number of Units Vesting and Shares Awarded
Zero	No reduction

One	One-sixth reduction

Two	One-third reduction

Three	Entire award forfeited

For performance share awards granted prior to 2018, under the applicable performance share reduction feature, the number of shares issued at settlement will be reduced if the Company’s Adjusted ROA for one or more fiscal years completed during the three-year performance period is not positive, no matter how well the Company performs compared to the peer group. Similar to above, in any year that the Company does not achieve positive Adjusted ROA, the executive will forfeit 50% of that year’s worth of performance shares. If the Company’s Adjusted ROA is not positive in each of the three fiscal years in the performance period, the executive will forfeit the entire award of performance shares.

Equity-Based Award

A portion of the CEO year-end incentive may be granted in the form of an equity-based award based on the Company and CEO performance for the preceding performance year. For the 2017, 2018, and 2019 performance years, the Committee and the Independent Directors have awarded RSUs to Mr. Fairbank. The vesting of the RSUs is deferred for three years and settlement is in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date. The RSUs are subject to performance-based vesting and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 76.

Deferred Cash Bonus

A portion of the CEO year-end incentive may be granted in the form of a deferred cash bonus based on the Company and CEO performance for the preceding performance year. Any deferred cash bonus award is mandatorily deferred for three years into the Company’s VNQDCP.

2019 CEO Compensation Decisions

2019 Restricted Stock Unit Award

In January 2019, the Committee and the Independent Directors awarded Mr. Fairbank 21,715 RSUs which had a total grant date value of approximately $1.75 million. The RSU award vests in full on February 15, 2022, settles in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and is subject to performance-based vesting provisions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 76.

2019 Year-End Incentive Determination

In January 2020, the Committee and the Independent Directors approved year-end incentive awards for Mr. Fairbank totaling $18.0 million for 2019 based on their assessment of the Company’s performance with respect to the Performance Factors and Mr. Fairbank’s contributions to that performance.

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For performance year 2019, the Committee and the Independent Directors determined to award Mr. Fairbank’s year-end incentive award using three vehicles:

∎

Performance Shares. 72% of the year-end incentive (66% of Mr. Fairbank’s total 2019 performance year compensation) was awarded in the form of performance shares, with a total grant date value of approximately $13.0 million, under which Mr. Fairbank may receive from 0% to 150% of a target number of 127,239 shares of the Company’s common stock based on the Company’s performance over a three-year period from January 1, 2020 through December 31, 2022. In order for the CEO to realize the target value of this award, the Company must achieve above-median financial performance on a relative basis versus a group of banking peers, and the full value of the award remains at risk unless a threshold level of Company performance is achieved. The Committee believes that awarding a substantial portion of the year-end incentive in performance shares directly aligns the CEO’s interests with that of stockholders and encourages the CEO to focus on sustainable, long term success avoid excessive risk-taking.

∎

Restricted Stock Units. 11% of the year-end incentive (10% of Mr. Fairbank’s total 2019 performance year compensation) was awarded in the form of 19,576 RSUs with a total grant date value of approximately $2.0 million. Between performance year 2017 and performance year 2019, Mr. Fairbank’s award of RSUs granted as part of his year-end incentive award has ranged from $2.0 million to $2.8 million, varying based on his and the Company’s performance.

∎

Deferred Cash Bonus. 17% of the year-end incentive (15% of Mr. Fairbank’s total 2019 performance year compensation) was awarded in the form a $3.0 million deferred cash bonus. Between performance year 2017 and performance year 2019, Mr. Fairbank’s deferred cash bonus granted as part of his year-end incentive award has ranged from $3.0 million to $4.2 million, varying based on his and the Company’s performance.

Company Performance

In January 2020, the Committee assessed the Company’s quantitative and qualitative performance. In particular, the Committee considered:

Performance Factor	2019 Performance(1)

∎ Earnings and EPS ∎ Revenue ∎ Expense Management ∎ ROA and ROTCE ∎ Capital Management ∎ TSR		2019	2018
	Revenue(2)	$28.7 billion	$27.5 billion
	Pre-Provision Earnings	$13.1 billion	$13.2 billion
	Diluted EPS(2)	$12.09	$10.88
	ROA	1.5%	1.7%
	ROTCE	14.4%	18.6%

∎      Record revenue of $28.7 billion, net of adjustments, a 4.4% increase from 2018

∎      Net Income of $6.0 billion and diluted EPS, net of adjustments, of $12.09, the highest in the Company’s history

∎     Strong revenue, new accounts, and purchase volume growth in the Credit Card business, including $3.1 billion of net income

∎     Operating efficiency ratio(2) of 44.8%, net of adjustments for 2019, compared to 45.2% in 2018

∎     Tangible Book Value/Share growth (including the effect of common dividends) of 23.3%, outpacing the majority of the Company’s peer comparator group

∎     Paid a quarterly common stock dividend of $0.40/share

∎     Stock price increased 36.1% in 2019, outpacing the largest benchmark of bank peers, the KBW Bank Index. TSR of 38.6%, 24.5%, and 37.3% over one-, three-, and five- year periods as compared to the TSR of the KBW Bank Index of 36.1%, 32.8%, and 71.6% over the same time periods

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(1)

The Committee considers these metrics to be key financial performance measures in its assessment of the Company’s performance, including certain non-GAAP measures. While certain of our non-GAAP measures are widely used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies, they may not be comparable to similarly titled measures reported by other companies. See Appendix A for our definition and reconciliation of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

(2)

The Diluted EPS, revenue and operating efficiency ratio are presented on both a GAAP and non-GAAP basis. The non-GAAP measures consist of our adjusted results that our Committee believes are indicative of the Company’s performance and help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Appendix A for our reconciliation of the non-GAAP measures to the applicable amounts measured in accordance with GAAP.

Performance Factor	2019 Performance

∎ Credit performance and underwriting quality ∎ Risk management and compliance ∎ Balance sheet strength ∎ Board and executive governance

∎  Strong credit performance, with stable net charge-off rate of 2.53% compared to 2.52% in 2018 and net charge-off rate of 4.58% for Domestic Card compared to 4.74% in 2018

∎  Provision for credit losses of $6.2 billion for 2019 compared to $5.9 billion in 2018

∎  Common equity Tier 1 capital ratio(1) of 12.2% as of December 31, 2019 compared to 11.2% in 2018

∎  The Cybersecurity Incident identified areas where the Company must enhance its cybersecurity enterprise-wide risk management programs and resulted in significant focus and financial investments on cybersecurity capabilities

∎  Enhanced Board engagement of Company’s cybersecurity posture and programs

∎  Continued to build compliance and operational risk capabilities across all three lines of defense and achieved continued progress enhancing the soundness and sustainability of the Company’s enterprise risk management program

∎  Reached significant milestones with key regulators in areas of AML, CCAR and Sales Practices

∎  Active Board refreshment, adding new Independent Director with experience and expertise in technology, product development, and cybersecurity

∎  Increased environmental sustainability of our operations

(1)	Calculated under the Basel Pillar III Standardized Approach, as of December 31 of each year.

Performance Factor	2019 Performance

∎   Progress toward achievement of long-term strategy

∎   Execution against corporate imperatives

∎   Disciplined investments in infrastructure, technology and growth initiatives

∎   CEO leadership and performance of executive team

∎  Balanced investments in market opportunities and long-term capabilities, including talent, technology, and risk management

∎  Accelerating growth, efficiency, and customer benefits resulting from multi-year investments in technology, digital, product, and marketing

∎  Continued engagement with stockholders about Company’s strategy and financial trajectory, including setting an operating efficiency goal of 42% in 2021, net of adjustments

∎  Significant progress on harnessing public cloud, exiting legacy data centers, transforming our data infrastructure, and modernizing internal and customer-facing applications

∎  Continued building a national bank franchise through product innovation, simple and intuitive digital experiences, a national Capital One Café network, and investments in marketing and brand

∎  Continued success in growing consumer and small business credit card, driving a 10% increase in Domestic Card purchase volume

∎  Supported the financial needs and goals of consumers across the credit spectrum with a particular focus on clear and compelling products, transparent disclosure, and strong customer advocacy and outcomes

∎  Successfully acquired and converted the Walmart U.S. credit card portfolio and launched a new program to be the exclusive issuer of co-branded and private label credit cards for the world’s largest retailer

∎  Swift and transparent management action to disclose the Cybersecurity Incident and communicate the Company’s action plans

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Performance Factor	2019 Performance

∎   Recruitment and development of world-class talent

∎   Associate engagement and retention

∎   Customer advocacy

∎   Brand

∎   Corporate reputation and community engagement

∎   Live our values and champion our culture

∎  Continued focus on attracting top talent and welcomed over 13,000 new associates, over 1,000 of whom were recent college graduates

∎  Expanded focus on diversity and inclusion, including recruitment, training and development, and associate benefits and resources

∎  Recorded high associate engagement and morale scores, and voluntary attrition remained low

∎  Engaged quickly and openly with customers in response to the Cybersecurity Incident. Made free credit monitoring and identity theft protection services available to all consumers, updated affected individuals when appropriate, and monitored customer engagement and servicing channels for feedback

∎  Achieved strong Net Promoter Scores across all of our key businesses despite the challenging environment following the Cybersecurity Incident

∎  Broadened the Capital One brand, including in the Domestic Card and Consumer Banking businesses, and set records in new customer growth

∎  Our associates volunteered more than 424,000 hours, working with thousands of organizations in our local communities and across the nation

∎  Donated more than $60 million to non-profit organizations to help build economic opportunity in the communities where our associates and customers work and live

∎  Extended hundreds of millions of dollars in capital to help build and preserve accessible and affordable housing

CEO Contribution to Company Performance

In determining the CEO’s 2019 year-end incentive awards, the Committee and the Independent Directors also assessed Mr. Fairbank’s contributions to the Company’s 2019 performance and rewarded Mr. Fairbank’s stewardship in delivering strong financial and operating performance, continued resilience and balance sheet strength, and above-market total shareholder return while advancing the Company’s long-term strategy and positioning Capital One to deliver sustainable financial performance and long-term value to stockholders. In 2019, Capital One achieved record revenues and earnings per share (net of adjustments) and our one-year total shareholder return outpaced the largest benchmark of bank peers, the KBW Index, with Capital One’s stock price ending the year at its highest ever year-end close. We delivered strong profits, resilient growth, and stable credit in our Credit Card business; solid deposit growth in our Consumer Bank business; and solid market positioning of our Commercial banking business. Under Mr. Fairbank’s leadership, the Company continued to accelerate the momentum gained from the transformational investments in technology, talent, products and capabilities to drive the Company to create value today and over the long term. Mr. Fairbank continued to model and reinforce the Company’s culture and values with key stakeholders including associates, partners, suppliers, and investors.

The Committee and the Independent Directors also considered the impacts of the Cybersecurity Incident and the Company’s response to the incident. The incident resulted in understandable concern from our customers, elevated attention from the media and regulators, and identified areas where the Company must enhance its cybersecurity and enterprise-wide risk management programs. The Committee and the Independent members recognized both the negative impacts from the Cybersecurity Incident in addition to Mr. Fairbank’s leadership in: (i) containing the impact of the event by swiftly, effectively and transparently responding to the incident in a manner that underscored our commitment to our customers; (ii) addressing important feedback from key stakeholders including the Company’s regulators; and (iii) committing to continued investments to strengthen our risk and control environment and build enhanced risk identification and management capabilities.

The Committee and the Independent Directors also took into account Mr. Fairbank’s unique role as the founder of Capital One, as well as peer comparator group CEO compensation levels and structure, including the tenures of each of the peer companies’ CEOs and the varying degrees of success those CEOs have had in leading their respective companies over time. The Committee and the Independent Directors also recognized that Mr. Fairbank does not receive a cash salary and 100% of his compensation is deferred for at least three years.

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The Committee believes that the actions taken by Mr. Fairbank and the other NEOs throughout 2019 drove the Company’s results and advanced the Company toward delivering strong and sustainable financial performance, achieving the Company’s strategic goals, building a growing and resilient franchise, and creating enduring value over the long term.

CEO Compensation by Performance Year

Below is a table showing Mr. Fairbank’s compensation awards as they are attributable to the performance years indicated. For the years shown in the table, Mr. Fairbank’s total target compensation was $17.5 million. Mr. Fairbank’s actual total compensation for performance year 2019 was $19.75 million. Mr. Fairbank’s average performance-year compensation over the preceding five years was $17.5 million. See “Year-End Incentive Opportunity” beginning on page 62 for additional information regarding the year-end incentive granted to Mr. Fairbank for performance year 2019.

Performance Year	Cash Salary	Long-Term Incentive(1)			Year-End Incentive(2)			Total
		Cash- Settled RSUs	Performance Shares	Option Awards(1)	Deferred Cash Bonus	Cash- Settled RSUs	Performance Shares(2)

2019	$—	$1,750,012	$—	$—	$3,000,000	$2,000,080	$13,000,009	$19,750,101

2018	$—	$—	$10,500,065	$—	$4,200,000	$2,800,019	$—	$17,500,084

2017	$—	$—	$8,750,041	$1,750,018	$3,727,500	$2,485,006	$—	$16,712,565

(1)

In 2018, the Committee and the Independent Directors increased the percentage of the CEOs total target compensation comprised of performance shares from 50% to 60% and eliminated stock options from the program.

(2)	In 2019, the Committee and the Independent Directors increased the percentage of the CEOs total target compensation tied to a year-end evaluation of CEO and Company performance from 40% to 90%.

The table above is presented to show how the Committee views Mr. Fairbank’s compensation and to which year the compensation awards relate. This table differs substantially from the Summary Compensation Table beginning on page 85 and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the table above:

∎

The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the cash-settled RSU award granted to Mr. Fairbank in January 2020 for the 2019 performance year, for example, is shown in the table above as 2019 compensation. The Summary Compensation Table reports equity-based awards in the year in which they were granted.

∎

The Summary Compensation Table reports the change in pension value and non-qualified deferred compensation earnings and all other compensation. These amounts generally are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

As part of the CEO compensation program, the Committee and the Independent Directors also approved certain other programs intended to support Mr. Fairbank’s productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2019, these programs included the following:

∎	Executive term life insurance with a benefit level of $5 million

∎	The ability to participate in a comprehensive voluntary annual health screening

∎	Maintenance for Mr. Fairbank’s home office

∎	Personal security detail that also provides transportation service for Mr. Fairbank

∎	The monitoring and maintenance of an electronic home security system

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The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 85.

2020 CEO Compensation Program

Each year, the Committee and the Independent Directors perform a comprehensive review of the CEO compensation program in consideration of Company and CEO performance, peer comparator group performance, historical pay information, market practices and trends, the market for talent, stockholder and other stakeholder feedback; and other relevant points of information that the Committee and Independent Directors consider appropriate to assess the program and CEO compensation level and pay design. The Committee and the Independent Directors continue to believe that the CEO compensation program aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons, effectively balances risk, and supports the Company’s executive compensation goals and principles.

In January 2020, the Committee and the Independent Directors reviewed the 2019 compensation structure utilized for Mr. Fairbank and determined that, for 2020, the CEO compensation program would continue to consist of: (i) an equity or equity-based award granted at the beginning of the performance year; and (ii) an opportunity for a year-end incentive award, with the amount granted based on CEO and Company performance in 2020. Any year-end incentive award granted to the CEO will continue to (i) consist primarily of a performance share award, under which he may receive 0% to 150% of a target number of shares of the Company’s common stock based on the Company’s performance over a three-year period; and (ii) may also consist of deferred cash, an equity-based award, or both. In this manner, the CEO’s compensation will continue to be completely at-risk based on the Company’s and Mr. Fairbank’s performance, and all CEO compensation continues to be subject to a three-year deferred vesting or payout. As in prior years, Mr. Fairbank will not receive any cash salary in 2020.

In addition, the Committee and the Independent Directors determined not to establish a total target compensation amount for Mr. Fairbank’s 2020 compensation program. Beginning with the 2020 performance year, the Committee and Independent Directors will determine the amount and form of compensation for the CEO annually without a pre-determined target for the level or form of compensation using a balanced approach in the context of our compensation principles and objectives, which encompass a pay-for-performance philosophy. The Committee and the Independent Directors believe this approach is in the best interests of the stockholders and provides the Committee and the Independent Directors a greater opportunity to determine the amount and form of compensation based on CEO and Company performance and stockholder feedback as well as being able to respond to then-current business conditions, the dynamic nature of executive compensation practices and developments in our business and industry. This change further aligns Mr. Fairbank’s compensation program with that of the Company’s peers and increases the Committee and the Independent Directors’ ability to directly link the CEO’s compensation to the Company’s performance as well as the CEO’s contributions to that performance over the short-, medium-, and long-term. The Committee and the Independent Directors believe that this pay-for-performance structure, which emphasizes variable pay, incentivizes the CEO to invest for the long-term, grow resiliently, manage risk, and deliver sustained stockholder value.

2020 CEO Compensation Decisions

In January 2020 the Committee and the Independent Directors granted to Mr. Fairbank 17,129 RSUs, which had a total grant date value of approximately $1.75 million which will vest in full on February 15, 2023, settle in cash based on the Company’s average stock price over the 15 trading days preceding the vesting date, and is subject to performance-based vesting provisions. Mr. Fairbank does not receive a cash base salary.

The Committee also determined that Mr. Fairbank will have an opportunity to receive a year-end incentive award in early 2021. Any such award (i) will consist primarily of performance shares under which he may receive from 0% to 150% of a target number of shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2021 through December 31, 2023; and (ii) may also consist of deferred

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cash, an equity-based award, or both. The Committee and the Independent Directors believe that a year-end incentive consisting primarily of performance shares, which provide for vesting and ultimate payout of the award based on pre-established absolute and relative Company performance goals over a three-year period, provide a direct link between the Company’s performance and the compensation received by Mr. Fairbank for the three-year period. Any deferred cash or equity-based award will pay out or vest after a three-year deferral period. The Committee and the Independent Directors will have absolute discretion to determine whether to make the year-end incentive award, the form of the award and the value of the award. The Committee and the Independent Directors will base these determinations on the Committee’s evaluation of the Company’s performance in 2020 relative to the same factors described earlier under “Year-End Incentive Opportunity” related to financial and operating performance, governance and risk management, strategic performance and winning with our customers and associates and Mr. Fairbank’s contribution to that performance. The Company expects that any such award will be subject to performance share reduction, performance-based vesting and clawback provisions similar to the provisions applicable to the performance shares and year-end incentive opportunity awards granted to the CEO for the 2019 performance year.

NEO Compensation

In this section, “NEO Compensation,” the term “NEO” refers to the NEOs other than the CEO. The table below summarizes the NEO compensation program that the Committee and the Independent Directors approved for the 2019 performance year.

2019 NEO Compensation Program

The Committee annually reviews and approves the form, timing, and amount of compensation for all of our executive officers, including those who are ultimately reported as NEOs, and makes recommendations to the Independent Directors for final approval. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities, and contributions expected from each NEO in the future as well as the recommendations of the CEO, including his assessment of each NEO’s performance. In January 2019, the Committee and the Independent Directors approved the 2019 compensation program, which is designed to be consistent with the Company’s pay-for-performance philosophy.

Based on market practices and trends, a review of peer comparator information, and in response to stockholder feedback, the Committee determined to refine the NEO compensation program in 2018 to eliminate three of the six compensation elements previously used by the Company to compensate NEOs: stock options, cash-settled RSU awards, and cash-settled RSU salary. This change simplified the NEO compensation program, increased the proportion of NEO total target compensation that is performance-based from 65% to 80% and more greatly aligned the program elements and structure with the programs used by the Company’s peers. Beginning with the 2018 performance year, NEO total target compensation is composed of 20% base salary, 25% cash incentive opportunity, and 55% long-term incentive opportunity, which will consist of performance shares and stock-settled RSUs as determined by the Committee. The Committee believes that this pay mix balances stockholder interests while effectively rewarding and motivating key talent.

For the 2019 performance year, the NEOs received a mix of approximately 47% cash and 53% equity-based compensation as follows: cash salary, determined at the beginning of the performance year; and a cash incentive and long-term incentive awards, determined following the end of the performance year based on the Committee’s evaluation of Company and individual performance during the past year. The long-term incentive awards granted for the 2019 performance year consisted of performance shares (approximately 30% of total target compensation) and stock-settled RSUs (generally 25% of total target compensation). All of the equity awards vest over a three-year period. The terms of the performance share awards are substantially similar to the terms of the performance share awards granted to our CEO in 2019, as described earlier under “Performance Share Award Metrics” beginning on page 63.

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Compensation Element	Timing of Award Determination	Basis for Award	Vesting Schedule	Performance and Recovery Provisions
Base Salary	January 2019	Overall experience, skills, performance, and knowledge	Paid in cash throughout the performance year	Not applicable
Cash Incentive	January 2020	Reward for 2019 Company Performance	Paid in cash in February 2020	Not applicable
Performance Shares	January 2020	Reward for 2019 Individual Performance and Incentive for Long- Term Company Performance	Vest at the end of the 3-year performance period based on achievement of performance factors	∎ Performance share reduction ∎ Misconduct clawback ∎ Financial restatement clawback
Stock-Settled RSUs			3-year ratable vesting	∎ Performance-based vesting provisions ∎ Misconduct clawback

See “Additional Performance Conditions and Recovery Provisions” beginning on page 76 for more details regarding the performance and recovery provisions applicable to each element of compensation that the Committee approved for the 2019 performance year for the NEOs.

Based on the above framework, the Committee and the Independent Directors determined the 2019 total target compensation for each NEO by considering the following factors:

∎	each NEO’s performance relative to the Company’s strategic objectives

∎	Capital One’s financial performance

∎	the NEO’s appropriate management of risk

∎

the role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience and tenure and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results)

∎	appropriate internal pay differentials and the desire to foster teamwork and collaboration

∎	historical pay levels

∎	available role-specific market compensation data from peer comparator companies

∎	available information on the structure of compensation packages for senior executives at peer comparator companies

∎	market trends in executive compensation (for example, current rates of pay and the prevalence and types of incentive vehicles)

∎	the overall structure of the executive compensation program

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2019 NEO Compensation Components

The total target compensation of the NEOs for the 2019 performance year was composed of base salary awarded at the beginning of the performance year and a year-end incentive opportunity that, if granted, may consist of equity awards in the form of performance shares and/or RSUs, and a cash incentive. The chart below shows the 2019 components of NEO compensation as an approximate percentage of NEO total target compensation:

Base Salaries

Beginning with the 2018 performance year, the Committee decreased the percentage of total target compensation paid to the NEOs in the form of a base salary from 35% to 20% and chose to defer a larger portion of each NEO’s compensation until the end of the year. In January 2019, the Committee and the Independent Directors approved 2019 cash base salaries for the NEOs, ranging from $1 million to $1.1 million. This range was unchanged from 2018. Individual details for each NEO are provided in the table below showing compensation by performance year.

Year-End Incentive Awards

A portion of the NEOs’ 2019 compensation consisted of an opportunity for a year-end incentive award based on Company and the NEO’s individual performance in 2019. This award, if granted, may consist of long-term incentive awards in the form of performance shares and/or RSUs, and a cash incentive award. In January 2020, the Committee and the Independent Directors determined to award each NEO performance shares, a cash incentive award and RSUs as recognition of Company and NEO individual performance in 2019.

Cash Incentive Awards

The cash incentive awards provided to the NEOs are based on the Committee’s evaluation of the Company’s performance during 2019. In January 2019, the Committee and the Independent Directors established a target value for the cash incentive for each NEO consisting of approximately 25% of the NEOs’ total target compensation. The Committee and the Independent Directors may determine to award 0% to 150% of the cash incentive target value based on Company performance. For purposes of the cash incentive awards, the Committee and the Independent Directors assess the Company’s performance based on the Performance Factors. The Committee believes that these factors appropriately reflect and balance near-term performance and long-term success for the Company’s customers, associates, and stockholders. See “2019 CEO Compensation Program” beginning on page 60 for details regarding the Performance Factors.

In January 2020, the Committee and the Independent Directors approved cash incentive awards for the NEOs ranging from $1.4 million to $1.5 million, representing a payout at 115% of the target award values established by the Committee in January 2019 based on actual Company performance in 2019. Individual details for each NEO are provided in the table below showing compensation by performance year. The assessment of Company performance for the NEOs is consistent with the assessment performed in connection with the CEO year-end incentive award. The Committee and the Independent Directors determined that these awards were appropriate in

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light of the Company’s performance as described under “Year-End Incentive Opportunity” beginning on page 62 in connection with the determinations by the Committee and the Independent Directors relating to the CEO’s year-end incentive awards.

Long-Term Incentive Awards

Long-term incentive awards are designed to reward individual performance and align a significant portion of compensation with achievement of both annual and long-term performance goals. In determining the actual amounts to be awarded to each NEO, the Committee considered each NEO’s contribution to the Company’s performance for 2019, as well as the individual performance of each NEO. The Committee also received input from the CEO on his assessment of each NEO’s individual performance and his recommendations for compensation of the NEOs. The CEO also assessed the degree to which the NEO balanced risks inherent in the NEO’s role. These assessments included the use of both quantitative and qualitative risk measures and were compiled by the Chief Risk Officer and reviewed by the Chief Human Resources Officer, and separately the Chief Audit Officer compiled and reviewed the assessment for the Chief Risk Officer, before such assessments were presented to the Committee and the Independent Directors for their consideration.

In January 2020, the Committee and the Independent Directors granted long-term incentive awards, consisting of stock-settled RSUs and performance shares, to the NEOs as recognition for individual NEO performance in 2019 and to drive further long-term performance. Long-term incentive awards are linked to performance in two ways:

∎	The size of the award is based on each NEO’s individual performance assessment for the year just completed

∎	The ultimate value of the award is dependent on Capital One’s performance over time

The terms of the performance share awards are substantially similar to the terms of the performance shares awarded to our CEO for performance year 2019, as described earlier under “Performance Share Award Metrics” beginning on page 63. The NEO stock-settled RSUs vest ratably in one-third increments starting on the first anniversary of the grant date and are subject to performance-based vesting and clawback provisions as discussed below under “Additional Performance Conditions and Recovery Provisions” beginning on page 76.

2019 NEO Year-End Incentive Compensation Decisions

Scott Blackley - Chief Financial Officer. Mr. Blackley was awarded a cash incentive of $1,509,950, 12,845 stock-settled RSUs, and a target amount of 15,413 performance shares with a total grant date fair value for both awards of $2,877,120. The Committee and the Independent Directors determined to grant these awards based upon Mr. Blackley’s strategic leadership of the Company’s finance organization, his well-managed efforts to leverage technology and digital tools to drive significant improvements in the Company’s financial reporting, and his management of disclosure and related controls. The Committee and the Independent Directors also considered Mr. Blackley’s collaborative partnership, deep financial acumen and market orientation, efforts in prioritizing and cultivating talent in the finance organization, and his focus on driving the Company’s financial discipline by balancing financial performance, operational execution and strategic investment decisions.

Frank LaPrade - Chief Enterprise Services Officer and Chief of Staff to the CEO. Mr. LaPrade was awarded a cash incentive of $1,544,450, 11,164 stock-settled RSUs, and a target amount of 13,396 performance shares with a total grant date fair value for both awards of $2,509,295. The Committee and the Independent Directors determined to grant these awards based upon Mr. LaPrade’s pivotal role in driving the modernization of the Company’s technological infrastructure, supporting Capital One’s Walmart partnership, growing the Company’s brand and elevating customer experience. In addition, the Committee and the Independent Directors also considered Mr. LaPrade’s inspirational leadership and strategic problem solving, as well as his focus on recruiting and retaining strong talent. However, the Committee and the Independent Directors determined that, while Mr. LaPrade as the senior executive responsible for managing the Company’s technology and cybersecurity functions engaged proactively and appropriately to respond to contain the impacts of the Cybersecurity Incident, a long-term incentive award below the target value was appropriate in light of the Cybersecurity Incident.

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Michael Wassmer - President, U.S. Card. Mr. Wassmer was awarded a cash incentive of $1,438,650, 13,454 stock-settled RSUs, and a target amount of 16,144 performance shares with a total grant date fair value for both awards of $3,024,027. The Committee and the Independent Directors determined to grant these awards based upon the performance of the U.S. Card business in 2019, including strong profit, resilient growth, and stable credit performance. The Committee and the Independent Directors also considered Mr. Wassmer’s leadership in enhancing compliance and risk management processes within the U.S. Card business, maintaining strong customer satisfaction, as well as his role in furthering Capital One’s technology and digital transformation, with direct benefits into Capital One’s U.S. Card business.

Sanjiv Yajnik - President, Financial Services. Mr. Yajnik was awarded a cash incentive of $1,518,000, 12,898 stock-settled RSUs, and a target amount of 15,477 performance shares with a total grant date fair value for both awards of $2,899,074. The Committee and the Independent Directors determined to grant these awards based upon the strong performance of the Auto business in 2019, including disciplined lending and profitability while maintaining strong focus on risk management, as well as Mr. Yajnik’s execution of the long-term strategy for financial services. The Committee and the Independent Directors also considered Mr. Yajnik’s motivational leadership and continued focus on driving digital innovation and increased transparency and satisfaction to customers and partners.

NEO Compensation by Performance Year

The table below shows actual NEO compensation as it is attributable to the performance year indicated.

		Base Salary		Year-End Incentive		Long-Term Incentive			Total
Name	Performance Year	Cash Salary	RSU Salary	Cash Incentive(1)	Cash- Settled RSUs(1)	Stock- Settled RSUs	Performance Shares	Option Awards(1)

R. Scott Blackley	2019	$1,050,000	$—	$1,509,950	$—	$1,312,374	$1,574,746	$—	$5,447,070
	2018	$1,000,000	$—	$1,500,000	$—	$1,250,031	$1,500,022	$—	$5,250,053

	2017	$900,000	$686,784	$—	$637,850	$1,169,408	$1,169,408	$—	$4,563,450

Frank G. LaPrade, III	2019	$1,074,000	$—	$1,544,450	$—	$1,140,626	$1,368,669	$—	$5,127,745
	2018	$1,043,000	$—	$1,564,800	$—	$1,302,737	$1,563,285	$—	$5,473,822

	2017	$1,013,000	$760,051	$—	$760,058	$1,264,075	$1,264,075	$—	$5,061,259

Michael J. Wassmer	2019	$1,000,000	$—	$1,438,650	$—	$1,374,595	$1,649,432	$—	$5,462,677

Sanjiv Yajnik	2019	$1,056,000	$—	$1,518,000	$—	$1,317,789	$1,581,285	$—	$5,473,074

	2018	$1,025,000	$—	$1,537,200	$—	$1,407,504	$1,689,005	$—	$5,658,709

	2017	$995,000	$746,064	$—	$746,025	$1,366,282	$1,366,282	$—	$5,219,653

(1)	In 2018, the Committee and the Independent Directors eliminated stock options and cash-settled RSUs from the NEO compensation program and introduced the cash incentive.

This table is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table beginning on page 85 required to be included in this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the above table:

∎

The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the stock-settled RSUs and performance share awards granted in January 2020 for the 2019 performance year, for example, are shown in the above table as 2019 compensation. The Summary Compensation Table reports equity-based awards in the year in which they were granted.

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∎

The Summary Compensation Table reports the change in pension value and non-qualified deferred compensation earnings and all other compensation. These amounts generally are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2019, these programs included the following:

∎	Executive term life insurance with a benefit level of $5 million

∎	The ability to participate in a comprehensive voluntary annual health screening

∎	An automobile lease or the use of transportation services

∎	The monitoring and maintenance of an electronic home security system

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 85.

2020 NEO Compensation Program

Each year, the Committee reviews the NEO compensation program in light of Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends, stockholder feedback, and other relevant points of information. The program consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness and encourage appropriate risk-taking. In January 2020, the Committee and the Independent Directors approved the 2020 compensation program for our NEOs which is substantially similar to the 2019 program.

Additional Performance Conditions and Recovery Provisions

The awards granted to our NEOs include the following provisions that are designed to further enhance alignment between pay and performance and balance the risks that our incentive compensation programs might otherwise encourage:

∎	Performance-based vesting provisions

∎	Performance share reduction

∎	Misconduct clawback provisions

∎	Financial restatement clawbacks

These terms and conditions apply to certain incentive awards granted to every executive officer and not just to the NEOs.

Performance-Based Vesting Provisions

Performance- Based Vesting Provisions

We include performance-based vesting provisions in each award of stock options, if any, and stock-settled RSUs granted to named executive officers and each award of cash-settled RSUs granted to the CEO. These provisions will reduce the total value delivered to the executive at vesting if the Company does not meet certain performance thresholds during the three-year vesting period. The total value can be reduced to zero if the performance threshold is not met in any of the three years in the performance period.

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The ultimate value that our NEOs receive from equity-based incentive awards is tied to our stock price performance over the vesting period. In addition, the Committee nevertheless determined that these awards should be subject to additional performance conditions so that the value received by the executives is also conditioned upon the Company continuing to meet certain operating performance thresholds for each and every fiscal year ending in the three-year vesting period. Any forfeitures will be cumulative over the three-year vesting period. In this manner, regardless of our executives’ past performance and of our stock price performance, the awards subject to performance-based vesting remain at risk of complete forfeiture over the three-year vesting period.

Performance-based vesting provisions apply to the following awards:

∎	All NEO stock option awards

∎	All NEO stock-settled RSUs

∎	All CEO cash-settled RSUs

These performance conditions do not present any upside potential for the NEOs’ compensation but instead create an additional at-risk element to the compensation that has been awarded to them. Imposing these additional performance conditions is designed to further reflect our approach of balancing risk and performance over the long term.

For awards granted since January 2014, vesting is conditioned on the Company achieving positive Core Earnings (as defined below). If Core Earnings are not positive for any fiscal year in the vesting period, the named executive officer will automatically forfeit 50% of one year’s worth of vesting (i.e., one-sixth of the total award). In addition, the Committee will determine the extent to which any named executive officer was accountable for the outcome and, based on such determination, the Committee will decide whether any or all of the remaining 50% of one year’s worth of vesting will also be forfeited. The Committee may also decide to delay the vesting of the applicable portion of the award not so forfeited. For the NEOs, these determinations will be made each year prior to the scheduled vesting date, based on the Core Earnings for the fiscal year ended prior to such vesting date. For the CEO, these determinations will be made prior to the scheduled vesting date at the end of the three-year vesting period, taking into account Core Earnings for each fiscal year within the period.

Core Earnings focuses on whether profits are being generated by our basic business, as opposed to other factors that may not reflect business fundamentals. The terms of the applicable award agreements define “Core Earnings” to mean the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets, (ii) the build or release of the allowance for loan and lease losses, calculated as the difference between the provision for loan and lease losses and charge-offs, net of recoveries, and (iii) the change in the combined uncollectible finance charge and fee reserve. The Committee believes that Core Earnings is an appropriate performance metric to employ for these performance-based vesting provisions because the metric captures major operational costs and risks to the Company’s business, including charge-offs, operating expenses, market and competitive risks and costs to maintain adequate levels of capital and liquidity. Because the metric is based on net income available to common stockholders, it also includes the impact of discontinued operations.

Performance Share Reduction

Performance Share Reduction

Each performance share award granted to the NEOs provides that the total value delivered at vesting will be reduced if for any year in the three-year performance period the Company does not achieve positive Adjusted ROTCE (for awards granted in 2018 or later) or Adjusted ROA (for awards granted prior to 2018). The total value can be reduced to zero if positive Adjusted ROTCE or Adjusted ROA, as applicable, is not achieved in all of the three years in the performance period. This reduction can occur regardless of where Adjusted ROTCE or Adjusted ROA, as applicable, ranks relative to a comparator group.

The performance share awards granted to the NEOs in 2019 employed Adjusted ROTCE as the performance metric, with the Company’s performance assessed on the basis of Adjusted ROTCE relative to a comparator

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group consisting of companies in the KBW Index, excluding custody banks. Each of the performance share awards granted in 2019 is subject to reduction in the event that the Company’s Adjusted ROTCE for any fiscal year in the three-year performance period is not positive. These reductions will occur regardless of how well the Company’s Adjusted ROTCE compares to its peers in the KBW Index. If the Company does not achieve positive Adjusted ROTCE for one year in the performance period, the total number of shares issued on the vesting date will be reduced by one-sixth. If the Company does not achieve positive Adjusted ROTCE for two years in the performance period, the total number of shares issued on the vesting date will be reduced by one-third. If the Company does not achieve positive Adjusted ROTCE for any of the three years in the performance period, the NEOs will forfeit the entire award. In this manner, even if we outperform compared to the comparator group, the performance share awards are at risk of complete forfeiture if we do not achieve a threshold level of performance on an absolute basis. For additional information, see “Performance Share Award Formula” beginning on page 64.

“Adjusted ROTCE” means the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of impairment, amortization and re-measurement of intangible assets, to (ii) the Company’s average tangible common equity, and shall exclude the initial effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting the reported results if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Stock Incentive Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

The performance share awards granted to the NEOs prior to 2018 employ Adjusted ROA as the absolute performance metric, with the Company’s performance assessed on the basis of Adjusted ROA relative to a comparator group consisting of companies in the KBW Index, excluding custody banks. All of the other features of the performance share reduction remains the same as described above, with Adjusted ROA being used in the place of Adjusted ROTCE. “Adjusted ROA” means the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of impairment or amortization of intangible assets to (ii) the Company’s average tangible assets for the period. This metric is intended to reflect our earnings capacity by focusing on a component of our net income relative to our tangible assets.

Misconduct Clawback Provisions

Misconduct Clawback

Each incentive award granted to the NEOs, other than the cash incentive award granted to the NEOs other than the CEO, is subject to clawback provisions that allow the Committee to seek recovery of all unvested portions of the awards in the event there has been misconduct resulting in a violation of law or Company policy and the NEO committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

Every incentive award granted to our executive officers, other than the cash incentive awards granted to the NEO other than the CEO, includes a clawback provision designed to provide the Committee the authority to recover previously awarded compensation in the event that the Committee determines (i) there has been misconduct resulting in either a violation of law or of Company policy that has caused significant financial or reputational harm to the Company and (ii) either the executive committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

These clawback provisions have been designed to apply broadly, to a range of potential manifestations of misconduct at any level of the executive’s organization. The unvested portions of all applicable incentive awards are subject to recovery and at risk of complete forfeiture. In each case, the Committee will determine the amount of compensation to recover, allowing the Committee to calibrate each recovery to the facts and circumstances giving rise to the need for such recovery. In the event the Committee exercises these clawback provisions, the Company intends to disclose the aggregate amount that the Committee has determined to recover, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

Financial Restatement Clawbacks

Financial Restatement Clawback	Each performance share award granted to the NEOs includes clawback provisions that allow the Company to recover shares under the award following a financial restatement.

All performance share awards to our executive officers include a clawback that is triggered in the event that the Company issues a restatement of its financial statements, or announces within three years after the vesting of an award that it expects to issue a restatement. If an executive would have been entitled to fewer shares on the vesting date under the restated financial statements, the executive may be required to return to the Company the excess shares awarded to him or her or, in the event he or she has sold or otherwise transferred the shares, he or she may be required to return the net proceeds from the sale or transfer.

Process and Criteria for Compensation Decisions

The Committee is actively engaged throughout the year and considers a number of factors in making compensation decisions with respect to the NEOs. The Committee relies on a range of objective data including Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends, stockholder feedback, and other relevant points of information to inform its business judgment.

Our Compensation Governance Cycle

The Committee met five times in 2019, with each meeting concluding with an executive session without management present. While specific topics may vary from meeting to meeting, the following graph describes the typical annual cycle of the Committee’s compensation-related activities.

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Use of Outside Consultants for CEO Compensation

The Committee engages FW Cook to assist in the design of the CEO compensation program. FW Cook assists the Committee in a number of ways, including proposing and evaluating a peer comparator group, gathering relevant compensation data from the peer comparator companies, discussing relevant market trends and context and developing recommendations on possible plan designs. See the discussion under “Compensation Committee Consultant” beginning on page 38 for additional information about FW Cook.

Use of Outside Consultants for NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations to the Committee for the NEOs. The Human Resources department typically uses multiple surveys as sources of market compensation data. FW Cook also provides additional market reference points that the Committee and the Independent Directors use when evaluating NEO compensation. Other outside consultants provide information to the Human Resources department regarding market practices and trends and research reports and provide subject matter expertise on specific concepts and technical issues related to executive compensation. However, these outside consultants do not recommend either the form or amount of compensation that is to be paid to the NEOs. The Human Resources department is responsible for analyzing the information obtained from the outside consultants and presenting it to the CEO. The CEO then considers all of the information provided by the Human Resources department and the Chief Human Resources Officer and makes his compensation recommendations for the NEOs to the Committee and the Independent Directors.

Management does not have a contractual arrangement with any compensation consultant to determine or recommend compensation programs for the NEOs. A consultant from FW Cook is present at Committee meetings during which CEO and NEO compensation is discussed and provides market data as well as an independent perspective regarding CEO and NEO compensation practices. FW Cook has no other engagement with, and performs no other services for, Capital One other than the services described above. See the discussion under “Compensation Committee Consultant” beginning on page 38 for additional information about FW Cook.

Market Data

The Committee reviews data from a group of peer comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with which Capital One competes for business and for executive talent.

FW Cook plays a lead role in evaluating the peer comparator group on an annual basis. Each year, a consultant from FW Cook presents a comprehensive report to the Committee that highlights size, scope and performance information from the peer comparator companies across a variety of metrics. The Committee specifically considers the Company’s percentile rank versus peer comparator companies across the following financial metrics:

∎ Revenue ∎ Assets ∎ Market value ∎ Net income available to common stockholders ∎ U.S. deposits ∎ Loans held for investment ∎ Diluted EPS growth	∎ ROTCE ∎ Adjusted ROA ∎ Tier 1 common capital ratio ∎ Charge-off rate ∎ Ratio of stock price to tangible book value ∎ Ratio of stock price to earnings ∎ TSR

After reviewing this information, the Committee recommends a final peer comparator group to the Independent Directors for approval. The peer comparator group is reviewed each year and adjusted, as appropriate, so that

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

the size, scope, performance and business focus of the peer comparator companies reflect Capital One’s competitive environment. For 2019, the peer comparator group was the same group for 2018 and included the following companies:

∎ American Express	∎ Discover Financial Services	∎ Regions Financial

∎ Bank of America Corporation	∎ Fifth Third Bancorp	∎ SunTrust Banks*

∎ BB&T Corporation*	∎ J.P. Morgan Chase	∎ U.S. Bancorp

∎ Citigroup	∎ PNC Financial Services	∎ Wells Fargo & Company

*	BB&T Corporation and SunTrust Banks merged on December 6, 2019 to form Truist Financial Corporation.

The Committee believes that the peer comparator group reflects the competitive environment for the Company, particularly the performance and business focus of the companies in the peer comparator group and the competition for executive talent. The Committee determined to maintain the same peer comparator group for purposes of designing the 2020 compensation programs, and approved the comparator group in July 2019.

Typically, compensation data from the peer comparator group is used to inform the Committee’s determination of the total compensation target values for the NEOs. As of December 31, 2019, Capital One was positioned at or near the median of the peer comparator group in terms of total assets, loans, deposits, revenues, net income, and market value.

Tally Sheets

In addition to considering market data from our peer comparator group (when available), the Committee also conducts an annual comprehensive review of tally sheets for the CEO and each NEO which reflect all components of compensation and include total compensation and potential payouts. Each tally sheet summarizes multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets assist with the Committee’s understanding of the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s accumulated and unrealized equity value. The tally sheets also help the Committee assess the potential downstream consequences of its decisions, such as the potential value to be received by the CEO and each NEO upon separation due to a change of control, retirement or other termination scenarios.

Other Compensation Arrangements

Pension and Non-Qualified Deferred Compensation Plans

Capital One does not have any active pension plans for the NEOs. Each of our NEOs participated in Capital One’s VNQDCP in 2019, which is a voluntary, non-qualified deferred compensation plan that restores participating NEOs, excluding the CEO, to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows the NEOs, excluding the CEO, to defer additional pre-tax compensation in order to save for retirement. The CEO participates in the VNQDCP on a non-voluntary basis, as the deferred cash portion of his year-end incentive is mandatorily deferred in the VNQDCP for three years. Capital One annually reviews pension and other deferred compensation programs and practices at our peer comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs.

Details of the VNQDCP can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” beginning on page 92.

Employment Agreements

Capital One typically does not enter into defined term employment agreements with the NEOs in order to maintain maximum flexibility in establishing separation terms at the appropriate time and considering their current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so for exceptional circumstances in the past. None of the current NEOs have an employment agreement.

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Change of Control Agreements

Each NEO is a party to an agreement providing certain benefits if the executive’s employment terminates in connection with a change of control, as well as compensation and benefits protections during the two-year period following the change of control.

The change of control agreements define compensation and benefits payable to NEOs in certain merger and acquisition scenarios. The Committee believes these agreements provide the NEOs with some certainty and allow the NEOs to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing each NEO with an incentive to remain in his or her leadership role up to and beyond the transaction date. In addition to compensation and benefits protections during a two-year protection period after a change of control, the named executive officers are entitled to severance-type benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market practice in the banking and financial services industry. Our program is designed so that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. In addition, our change of control agreements for executive officers do not provide for excise tax “gross-up” payments.

Projections of potential payouts to the NEOs under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. Although the potential change of control payouts do not necessarily impact annual decisions on NEO pay, reviewing this information allows the Committee to fully understand the downstream implications of its decisions and the resulting impact to the Company and its stockholders. Additional details regarding these agreements can be found under “Payments Under Certain Termination Scenarios” beginning on page 95.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement with the Company other than the change of control agreement as described above. If an NEO, excluding the CEO, separates from Capital One, he or she is entitled to receive the amounts set forth in the Company’s Executive Severance Plan, which provides for a payment of up to 30% of the NEO’s then current total target compensation plus a pro-rated severance bonus based on the NEO’s target cash incentive in the event of involuntary termination without cause due to restructuring. Additional benefits include partially subsidized health, dental and vision benefits for a period of up to 18 months through COBRA, and term life continuation and outplacement services for a period of up to one year following separation. The Committee may exercise its business judgment in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks and the NEO’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit the Company’s customers or associates. In addition, following a separation from Capital One, certain equity-based awards will continue to vest according to their original terms, as described under “Payments Under Certain Termination Scenarios” beginning on page 95.

Capital One has entered into agreements with certain NEOs that contain restrictive covenants related to confidentiality, non-competition, non-solicitation and ownership of work product. For additional information, see “Restrictive Covenants” beginning on page 94.

Upon retiring from the Company, associates are generally entitled to receive certain retiree medical benefits, including subsidized medical benefits for qualified individuals. In addition, certain equity-based awards will continue to vest according to their original terms, as described under “Payments Upon Retirement” on page 96.

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SECTION III - COMPENSATION DISCUSSION AND ANALYSIS

Other Aspects of Executive Compensation

Stock Ownership and Retention Requirements

Consistent with their responsibilities to our stockholders, the executive officers are required to maintain a significant financial stake in the Company. To this end, the CEO and the other NEOs must own shares of Capital One stock with a fair market value of at least the following (“Stock Ownership Requirement”):

Role	Ownership Requirement
CEO	$10.5 million

Other NEOs and Executive Officers	3X of annual cash salary

Given that the CEO’s compensation program does not include a base salary, his Stock Ownership Requirement is based on an amount established annually by the Committee and the Independent Directors. Beginning in 2020, the CEO’s Stock Ownership Requirement will be an amount equal to six multiplied by $1.75 million, or $10.5 million. In addition, the CEO and all other NEOs will be required to continue to hold 50% of their Stock Ownership Requirement for one year following termination, retirement or ceasing to serve as an executive officer, except in case of termination by death, disability, or in connection with a change of control. The Committee and the Independent Directors believe that these changes in stock ownership requirements will further increase the alignment of CEO and all other NEO compensation with stockholder interests.

Ownership requirements may be fulfilled using the following shares:

∎	Shares owned without restriction

∎	Unvested restricted stock

∎	Unvested stock-settled RSUs

∎	Shares acquired through the 2002 Associate Stock Purchase Plan

∎	Shares owned through Capital One’s 401(k) plan

The Committee reviews the guidelines and monitors the CEO’s and the other NEOs’ compliance with them. New executive officers are given five years from the date of promotion to or appointment as an executive officer to comply with the Stock Ownership Requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The CEO and all other NEOs are currently in compliance with this requirement.

The Company has stock retention requirements for certain equity awards made to the CEO and the other NEOs. With respect to awards of performance shares and stock-settled RSUs that vest (i) during an executive’s term of employment with Capital One or, (ii) as applicable, prior to the first anniversary of such executive’s separation from Capital One, each executive must hold 50% of the after-tax net shares acquired (“Retained Shares”) for a period of one year after the acquisition date of the shares. In addition, for performance shares and stock-settled RSUs granted after January 2020, the Company will require that Retained Shares continue to be held beyond the one-year period until the CEO and the other NEOs’ Stock Ownership Requirement, as described above, is met. These stock ownership and retention requirements apply to all of our executive officers.

Prohibition of Hedging, Speculative Trading Activities and Pledging

As part of the commitment by Capital One’s leadership team to maintain public confidence in the long-term growth of Capital One’s stock, Capital One maintains a policy prohibiting hedging and speculative trading activities. Specifically, the policy prohibits certain individuals from engaging in short sales, hedging transactions or speculative trading in derivative securities of Capital One stock. The policy applies to all Capital One directors, officers (as defined under Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), and together with Capital One directors, “Control Group Members”), associates who (i) serve at the Senior Vice President level,

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(ii) report directly to a Control Group Member, or (iii) are otherwise determined by Capital One’s General Counsel to be an “insider,” as well as any such individual’s immediate family members. The policy applies to all shares of Capital One stock held by those persons covered by the policy, regardless of whether the stock was granted as compensation by Capital One or is otherwise held directly or indirectly. Capital One also prohibits its Control Group Members from using Capital One securities, including common stock, in a margin account or pledging Capital One securities as collateral for a loan.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual incentive awards generally are approved by the Committee and the Independent Directors (or by authority delegated to the Chief Human Resources Officer for certain associates who are not executive officers) at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock, RSUs, stock options or other equity awards outside of the annual incentive cycle. The Committee has delegated authority to the CEO to award restricted stock and to the Chief Human Resources Officer to award stock-settled and cash-settled RSUs (but not options or other equity awards) to associates who are not executive officers, subject to a maximum amount of $2 million for any associate in any one year with an aggregate $50 million annual limit. These awards are designed to be used for new hires and for special programs designed by management to incentivize and reward current associates of the Company. The Committee reviews all grants made by delegation at least once per year.

With respect to awards of stock options, the exercise price is always the Fair Market Value of the Company’s stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, “Fair Market Value” is equal to the closing price of the Company’s common stock on the date of grant. The Company does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set to a date that is prior to the date of approval.

Tax Considerations

The Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be paid or awarded in a tax-deductible manner. However, it is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives.

Historically, with respect to the NEOs (other than the CFO), Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limited the federal tax deduction for compensation paid to the executive to $1 million. Amounts in excess of $1 million were also eligible for the deduction if the compensation qualified as “performance-based.” For this purpose, the Company’s 2004 Stock Incentive Plan provides for the establishment of specific performance thresholds to be tied to equity-based awards that would allow awards to qualify as “performance-based” for the purposes of Section 162(m).

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted. This legislation repealed the exclusion for performance-based compensation under Section 162(m), effective for taxable years beginning after December 31, 2017, such that compensation paid to covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We expect that this transition relief will allow performance-based awards granted by Capital One to covered executive officers on or before November, 2, 2017 to remain deductible under Section 162(m). Notwithstanding the above, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Capital One’s business needs.

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Section IV - Named Executive Officer Compensation

2019 Summary Compensation Table

The Summary Compensation Table below provides information about compensation for the fiscal years ended December 31, 2019, 2018 and 2017 for the NEOs. As discussed in the “Compensation Discussion and Analysis” section beginning on page 51, our executive compensation program is heavily weighted towards equity-based and at-risk elements of compensation. Under SEC rules, equity-based compensation is reported in the Summary Compensation Table below in the year in which it is awarded, which may not correlate to the year for which it is paid.

With respect to the compensation reported below for our CEO:

∎

59% of the CEO’s total compensation shown in the table below for 2019 and 85% of the CEO’s 2019 performance year compensation is equity-based and at-risk to the performance of the Company’s stock price, with 100% of his compensation deferred for at least three years. Both the CEO’s total compensation and the portion granted that is equity-based decreased in 2019 due to a shift in the timing for granting a substantial portion of the CEO’s pay from the beginning to the end of the performance year. As a result, the CEO’s performance share award for performance year 2019 was not granted in January 2019, but instead was part of the CEO’s year-end incentive opportunity that was granted in early 2020 based on the Company’s and the CEO’s performance in 2019.

∎

Amounts shown in the table below for the CEO for 2019 represent cash-settled RSUs granted in January 2019 and a deferred cash bonus awarded in January 2020 for 2019 performance. The CEO also was granted cash-settled RSUs and performance shares in January 2020 for the 2019 performance year, which are not shown in the table below.

∎	Amounts shown in the “Stock Awards” column for 2019 also include cash-settled RSUs granted to the CEO in January 2019 for the 2018 performance year.

With respect to the compensation reported below for the NEOs other than the CEO:

∎	In 2019 and 2018, base salary comprised approximately 20% of total target compensation and a cash incentive comprised approximately 25% of total target compensation.

∎

In 2017, base salary comprised approximately 35% of total target compensation, with a portion of base salary paid in the form of cash throughout the year and a portion paid in the form of cash-settled RSUs that were granted in February each year and settled in cash in February in the following year. These cash-settled RSUs are included in the table below in the “Stock Awards” column for 2017. The NEOs were not eligible for a cash incentive prior to 2018.

∎

Amounts shown in the table below also include performance shares, stock-settled RSUs, stock options (prior to 2018) and cash-settled RSUs (prior to 2019) granted in February each year for the prior performance year. The NEOs also were granted equity awards in January 2020 for the 2019 performance year, which are not shown in the table below.

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Amounts paid to the CEO and the other NEOs in 2019 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” columns. The details of these program amounts are provided in the footnotes to the table:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(5)	All Other Compensation(*)	Total
Richard D. Fairbank Chairman, CEO and President(6)	2019	$—	$3,000,000	$4,550,031	$—	$6,028	$149,733	$7,705,792
	2018	$—	$4,200,000	$12,985,071	$—	$4,894	$143,831	$17,333,796
	2017	$—	$3,727,500	$10,535,121	$1,750,018	$4,161	$158,970	$16,175,770

R. Scott Blackley Chief Financial Officer(7)(8)	2019	$1,044,231	$1,509,950	$2,750,053	$—	$—	$217,437	$5,521,671
	2018	$988,462	$1,500,000	$2,976,666	$—	$—	$216,596	$5,681,724
	2017	$826,538	$—	$3,210,934	$—	$—	$223,708	$4,261,180

Frank G. LaPrade, III Chief Enterprise Services Officer(7)	2019	$1,070,423	$1,544,450	$2,866,022	$—	$—	$313,129	$5,794,024
	2018	$1,039,538	$1,564,800	$3,288,208	$—	$—	$212,101	$6,104,647
	2017	$1,009,538	$—	$3,658,572	$600,370	$—	$195,556	$5,464,036

Michael J. Wassmer President, U.S. Card(7)(9)	2019	$993,654	$1,438,650	$2,987,794	$—	$51	$198,083	$5,618,232

Sanjiv Yajnik President, Financial Services(7)	2019	$1,052,423	$1,518,000	$3,096,509	$—	$—	$352,656	$6,019,588
	2018	$1,021,539	$1,537,200	$3,478,589	$—	$—	$209,062	$6,246,390
	2017	$991,654	$—	$3,399,810	$482,401	$—	$256,590	$5,130,455

(1)

The amounts shown in this column represent the cash portion of base salary for NEOs other than the CEO. For 2017, the remaining portion of base salary was delivered in cash-settled RSUs, as described under “2019 NEO Compensation Program” beginning on page 71, and is included in the “Stock Awards” column in the table above.

(2)

The amount shown in this column for Mr. Fairbank in 2019 reflects his deferred cash bonus awarded in January 2020 for 2019 performance as described under “Year-End Incentive Opportunity” beginning on page 62. For NEOs other than Mr. Fairbank, the amount shown in this column for 2019 reflects the cash incentive awarded in January 2020 for 2019 performance, as described under “2019 NEO Compensation Program” beginning on page 71.

(3)

The amounts shown in this column represent the grant date fair value of performance shares, stock-settled RSUs and cash-settled RSUs granted to the NEOs, calculated in accordance with FASB ASC Topic 718. The grant date fair value of performance shares included in this column assumes a payout at the target performance level. See footnote 4 to the 2019 Grants of Plan-Based Awards Table below for additional information, including performance share awards at maximum performance on a per executive basis.

(4)	The amounts shown in this column represent the grant date fair value of stock options granted to the named executive officers in 2017, calculated in accordance with FASB ASC Topic 718.

(5)

The amounts shown in this column represent the change in the actuarial present value of the accumulated pension benefits for Messrs. Fairbank and Wassmer under the Cash Balance Pension Plan and the Excess Cash Balance Plan.

(6)

Mr. Fairbank’s compensation for 2019 consisted of cash-settled RSUs and a year-end incentive opportunity (which was paid in the form of a deferred cash bonus, cash-settled RSUs and performance shares), in addition to certain perquisites. Mr. Fairbank received a portion of his total compensation for 2019 in January 2019 (cash-settled RSUs), which is reflected in the table above for 2019. Mr. Fairbank received the remainder of his compensation for 2019 in January 2020 (the year-end incentive opportunity delivered in the form of a deferred cash bonus, cash-settled RSUs and performance shares). The portion of the year-end incentive opportunity delivered as a deferred cash bonus to Mr. Fairbank in January 2020 is included in the table above, while the portion delivered as cash-settled RSUs and performance shares will be included in next year’s table pursuant to SEC rules. The cash-settled RSU portion of his year-end incentive opportunity for 2018 was granted in January 2019 and is included in the table above for 2019. See “CEO Compensation by Performance Year” on page 69 for more information on how the Compensation Committee makes compensation decisions and to which year the compensation awards relate.

(7)

For NEOs other than the CEO, compensation for 2019 consisted of a cash base salary, a cash incentive, performance shares and stock-settled RSUs, in addition to certain perquisites. The performance shares and stock-settled RSUs awarded for 2019 performance were granted in January 2020 and are not included in the table above. The performance shares and stock-settled RSUs granted in January 2019 for 2018 performance are included in the table above for 2019. See “NEO Compensation by Performance Year” beginning on page 75 for more information on how the Compensation Committee makes compensation decisions and to which year the compensation awards relate.

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SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

(8)

Mr. Blackley was appointed CFO in May 2016. His 2017 stock awards granted for performance year 2016 reflect the position he held at the beginning of 2016, which did not include a grant of stock options. Beginning with performance year 2017, Mr. Blackley’s compensation program is consistent with the other non-CEO NEOs.

(9)	In accordance with SEC rules, no amounts are reported for Mr. Wassmer for 2017 and 2018 because he was not an NEO in those years.

(*)	All other compensation for the named executive officers consists of the following:

Name	Auto(a)	Travel and Aircraft	Health Screening(b)	Security	Company Contributions to Defined Contribution Plans(c)	Insurance(d)	Other(e)

Richard D. Fairbank	$0	$—	$4,411	$101,112(f)	$0	$18,960	$25,250

R. Scott Blackley	$28,525	$—	$2,860	$3,772(g)	$170,100	$6,420	$5,760

Frank G. LaPrade, III	$28,410	$—	$0	$102,840(h)	$173,670	$6,420	$1,789

Michael J. Wassmer	$22,355	$—	$3,300	$0	$162,600	$4,260	$5,568

Sanjiv Yajnik	$13,200	$—	$3,164	$146,821(h)	$170,850	$13,020	$5,601

(a)

The cost of these benefits is determined on an annual basis and includes, as applicable, annual car lease or car service, automobile service fees, and other related miscellaneous expenses (such as fuel and maintenance). Mr. Fairbank does not participate in the Company-provided automotive benefit.

(b)	Represents cost attributable to the annual physical program where executives have the opportunity to receive a comprehensive health screening once a year.

(c)	Represents Company contributions under qualified and non-qualified deferred compensation programs and other supplemental executive retirement benefits.

(d)	Represents life insurance premiums paid on behalf of the executives.

(e)

Represents contributions made by Capital One to charitable organizations chosen by the CEO (up to $30,000; for 2019, the amount of these contributions was $25,000) and the other NEOs (up to $5,000 per NEO), as well as incidental expenses incurred in connection with corporate events. Except for Mr. Yajnik, all NEOs also received tickets to sporting and other events at no incremental cost to Capital One. Mr. Blackley also received upgraded frequent flyer status, at no incremental cost to Capital One, pursuant to arrangements with Capital One’s preferred airline vendors.

(f)

Represents costs attributable to a security guard who provides for Mr. Fairbank’s personal security and operates Mr. Fairbank’s personal vehicle ($98,826). Amount shown also includes aggregate cost to the Company for home security services ($2,286) for Mr. Fairbank. The percent of personal use of the security guard’s services is tracked throughout the calendar year and then applied to the full expense amount for personal security.

(g)	Represents aggregate cost to the Company for home security services provided to executives.

(h)

Represents one-time installation and ongoing maintenance costs of new home security systems for Mr. LaPrade ($102,840) and for Mr. Yajnik ($146,821), as a result of a change in home security services vendor.

2019 Grants of Plan-Based Awards

The Grants of Plan-Based Awards table provides details on equity incentive plan awards granted in 2019, including cash-settled RSUs, performance shares and stock-settled RSUs. The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s equity-based incentives awarded to the named executive officers.

2019 Grants to CEO

For 2019, awards granted to the CEO consist of (i) cash-settled RSUs granted in January 2019 for 2018 performance and (ii) cash-settled RSUs granted in January 2019 for 2019 performance, representing 10% of the CEO’s total target compensation. The cash-settled RSUs vest in full on February 15, 2022 and settle in cash based on the average closing price of the Company’s common stock for the fifteen trading days preceding the vesting date. Dividend equivalents are accrued on the cash-settled RSUs at the same time as dividends are paid to the Company’s other stockholders and are paid at the time of vesting, adjusted for performance-based vesting results. See “2019 CEO Compensation Program” beginning on page 60 for more details on the 2019 cash-settled RSU awards.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	87

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

2019 Grants to NEOs (other than the CEO)

For 2019, the awards granted to NEOs other than the CEO consist of performance shares and stock-settled RSUs granted in January 2019 for the 2018 performance year.

Performance Shares. The actual number of shares earned and issued with respect to performance shares will be based on the Company’s D+TBV and Adjusted ROTCE (each as defined on page 63 under “Performance Share Award Metrics”) over the three-year period from January 1, 2019 through December 31, 2021, relative to the KBW Index (as defined on page 63). In addition, the total value delivered at vesting will be reduced if the Company’s Adjusted ROTCE for one or more fiscal years completed during the performance period is not positive, no matter how well the Company performs relative to the peer group. See “2019 CEO Compensation Components” beginning on page 61 for more details on the 2019 performance share awards. Dividend equivalents are accrued on the performance shares at the same time as dividends are paid out to the Company’s other stockholders and are paid out as additional shares only on the performance shares that actually vest based on the results certified by the Committee.

Stock-Settled Restricted Stock Units. The stock-settled RSUs vest in three equal annual installments beginning on February 15 of the year after the date of grant. Dividend equivalents are accrued on the stock-settled RSUs at the same time as dividends are paid to the Company’s other stockholders and are paid at the time of vesting, adjusted for performance-based vesting results.

The annual awards of stock-settled RSUs (as well as cash-settled RSUs for the CEO) reported below are also subject to performance-based vesting provisions that are associated with Core Earnings. As a result, the total number of shares delivered at vesting will be reduced if the Company does not achieve certain performance thresholds during the three-year vesting period. See “Additional Performance Conditions and Recovery Provisions” beginning on page 76 for more details on the performance-based vesting provisions.

2019 Grants of Plan-Based Awards Table

Name	Award Type	Date of Grant(1)	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
			Target	Maximum
Richard D. Fairbank	Cash-Settled RSUs(2)	1/31/2019	—	—	34,744	$2,800,019
	Cash-Settled RSUs(3)	1/31/2019	—	—	21,715	$1,750,012
R. Scott Blackley	Performance Shares(4)	1/31/2019	18,613	27,920	—	$1,500,022
	Stock-Settled RSUs	1/31/2019	—	—	15,511	$1,250,031
Frank G. LaPrade, III	Performance Shares(4)	1/31/2019	19,398	29,097	—	$1,563,285
	Stock-Settled RSUs	1/31/2019	—	—	16,165	$1,302,737
Michael J. Wassmer	Performance Shares(4)	1/31/2019	20,222	30,333	—	$1,629,691
	Stock-Settled RSUs	1/31/2019	—	—	16,852	$1,358,103
Sanjiv Yajnik	Performance Shares(4)	1/31/2019	20,958	31,437	—	$1,689,005
	Stock-Settled RSUs	1/31/2019	—	—	17,465	$1,407,504

(1)	Date on which awards were approved by the Committee and the Independent Directors and granted to the NEOs.

(2)	Grant of cash-settled RSUs after the end of the performance year, representing a portion of Mr. Fairbank’s 2018 year-end incentive opportunity.

(3)	Grant of cash-settled RSUs at the beginning of the performance year, representing a portion of Mr. Fairbank’s 2019 total target compensation.

(4)

The grant date fair values for the performance shares if the maximum level of performance is achieved are as follows: $2,250,073 for Mr. Blackley, $2,344,927 for Mr. LaPrade, $2,444,536 for Mr. Wassmer, and $2,533,508 for Mr. Yajnik.

88	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

2019 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Richard D. Fairbank	—	$—	273,433	$22,192,927

R. Scott Blackley	—	$—	27,508	$2,263,475

Frank G. LaPrade, III	—	$—	41,899	$3,397,847

Michael J. Wassmer	—	$—	32,552	$2,640,114

Sanjiv Yajnik	57,616	$1,842,497	41,289	$3,348,057

(1)	The value realized is the pre-tax value of the shares (market price less the exercise price) received.

(2)

The value realized for awards, other than certain cash-settled RSUs and performance shares, is the pre-tax value of the number of shares multiplied by the closing price of the Company’s common stock on the vesting date, as reported by the NYSE Composite Transaction Tape. For performance shares, the value realized also reflects the accrued dividends paid out as additional shares as of the date the performance share award results were certified by the Committee. Except for cash-settled RSUs that were vested and released in connection with tax withholding on January 31, 2019, the pre-tax value realized for all other cash-settled RSUs and value realized is the number of shares multiplied by the closing price of the Company’s common stock for the fifteen trading days preceding the vesting date, in accordance with the terms of the applicable awards. The values included in the table above that were realized from cash-settled RSUs were as follows: $2,221,438 for Mr. Fairbank, $452,407 for Mr. Blackley, $678,931 for Mr. LaPrade, $571,937 for Mr. Wassmer, and $684,919 for Mr. Yajnik.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	89

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

2019 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested(3)
Richard D. Fairbank	1/27/2010	559,333	—	$36.55	1/26/2020	—	$—	—	$—
	1/26/2011	608,366	—	$48.28	1/25/2021	—	$—	—	$—
	1/31/2012	360,009	—	$45.75	1/30/2022	—	$—	—	$—
	1/31/2013	325,985	—	$56.32	1/30/2023	—	$—	—	$—
	1/30/2014	108,944	—	$70.96	1/29/2024	—	$—	—	$—
	1/29/2015	115,812	—	$74.96	1/28/2025	—	$—	—	$—
	2/4/2016	106,973	—	$63.73	2/3/2026	—	$—	—	$—
	2/2/2017	—	81,486(4)	$86.34	2/2/2027	—	$—	—	$—
	2/2/2017	—	—	$—	—	20,057(5)	$2,064,066	—	$—
	2/2/2017	—	—	$—	—	—	$—	152,016(6)	$15,643,967
	2/1/2018	—	—	$—	—	23,472(5)	$2,415,504	—	$—
	2/1/2018	—	—	$—	—	—	$—	150,402(7)	$15,477,870
	1/31/2019	—	—	$—	—	21,715(5)	$2,234,691	—	$—
	1/31/2019	—	—	$—	—	34,744(5)	$3,575,505	—	$—

R. Scott Blackley	5/9/2016	—	—	$—	—	3,592(10)	$369,653	—	$—
	2/2/2017	—	—	$—	—	5,647(8)	$581,133	—	$—
	2/2/2017	—	—	$—	—	2,129(9)	$219,095	—	$—
	2/2/2017	—	—	$—	—	—	$—	8,471(6)	$871,751
	2/1/2018	—	—	$—	—	7,445(8)	$766,165	—	$—
	2/1/2018	—	—	$—	—	3,934(9)	$404,848	—	$—
	2/1/2018	—	—	$—	—	—	$—	16,751(7)	$1,723,845
	1/31/2019	—	—	$—	—	15,511(8)	$1,596,237	—	$—
	1/31/2019	—	—	$—	—	—	$—	27,920(7)	$2,873,247

Frank G. LaPrade, III	1/31/2013	32,603	—	$56.32	1/30/2023	—	$—	—	$—
	1/30/2014	29,964	—	$70.96	1/29/2024	—	$—	—	$—
	1/29/2015	31,903	—	$74.96	1/28/2025	—	$—	—	$—
	2/4/2016	32,420	—	$63.73	2/3/2026	—	$—	—	$—
	2/2/2017	18,636(11)	9,319(11)	$86.34	2/2/2027	—	$—	—	$—
	2/2/2017	—	—	$—	—	5,216(8)	$536,779	—	$—
	2/2/2017	—	—	$—	—	2,717(9)	$279,606	—	$—
	2/2/2017	—	—	$—	—	—	$—	14,082(6)	$1,449,179
	2/1/2018	—	—	$—	—	8,048(8)	$828,220	—	$—
	2/1/2018	—	—	$—	—	4,680(9)	$481,619	—	$—
	2/1/2018	—	—	$—	—	—	$—	18,107(7)	$1,863,391
	1/31/2019	—	—	$—	—	16,165(8)	$1,663,540	—	$—
	1/31/2019	—	—	$—	—	—	$—	29,097(7)	$2,994,372

Michael J. Wassmer	1/26/2011	13,784	—	$48.28	1/25/2021	—	$—	—	$—
	2/2/2017	—	—	$—	—	6,081(8)	$625,796	—	$—
	2/2/2017	—	—	$—	—	2,350(9)	$241,839	—	$—
	2/2/2017	—	—	$—	—	—	$—	9,122(6)	$938,745
	2/1/2018	—	—	$—	—	7,162(8)	$737,041	—	$—
	2/1/2018	—	—	$—	—	4,162(9)	$428,311	—	$—
	2/1/2018	—	—	$—	—	—	$—	16,115(7)	$1,658,395
	1/31/2019	—	—	$—	—	16,852(8)	$1,734,239	—	$—
	1/31/2019	—	—	$—	—	—	$—	30,333(7)	$3,121,569

90	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested(3)
Sanjiv Yajnik	2/4/2016	28,633	—	$63.73	2/3/2026	—	$—	—	$—
	2/2/2017	14,974(11)	7,488(11)	$86.34	2/2/2027	—	$—	—	$—
	2/2/2017	—	—	$—	—	4,657(8)	$479,252	—	$—
	2/2/2017	—	—	$—	—	2,709(9)	$278,783	—	$—
	2/2/2017	—	—	$—	—	—	$—	12,572(6)	$1,293,785
	2/1/2018	—	—	$—	—	8,698(8)	$895,111	—	$—
	2/1/2018	—	—	$—	—	4,610(9)	$474,415	—	$—
	2/1/2018	—	—	$—	—	—	$—	19,571(7)	$2,014,052
	1/31/2019	—	—	$—	—	17,465(8)	$1,797,323	—	$—
	1/31/2019	—	—	$—	—	—	$—	31,437(7)	$3,235,182

(1)

Stock options granted generally have time-based vesting schedules, are exercisable upon vesting and vest earlier upon the optionee’s termination of employment for death, disability, or, beginning with awards granted in 2015, termination by Capital One without cause or by the individual for “good reason” within two years following (or in anticipation of) a change of control of Capital One. Certain stock options, as noted in the footnotes below, are also subject to performance-based vesting requirements. These options are transferable only to or for the benefit of immediate family members. For the treatment of stock options after the optionee’s retirement, see “Payments upon Retirement” on page 96 for details.

(2)	For stock options, the exercise price is equal to the closing price of common stock on the date of grant as reported by the NYSE Composite Transaction Tape.

(3)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of 2019 as reported by the NYSE Composite Transaction Tape.

(4)	Stock options granted to the CEO in 2017 vest in full on February 15, 2020 (subject to performance-based vesting provisions). See “Performance-Based Vesting Provisions” on page 76 for details.

(5)

A portion of the award is subject to vest following the first and second anniversary of the grant date in connection with required tax-related withholdings made by the Company on behalf of the executive; the remaining shares vest in full on February 15 after the third anniversary of the date of grant. The awards are subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” on page 76 for details).

(6)

Represents the number of shares expected to be issued, excluding accrued dividend equivalents, for the February 2, 2017 performance share awards as of December 31, 2019. Shares were issued on March 5, 2020 with the following issuance date values (including accrued dividends paid out as additional shares): $13,686,479 for Mr. Fairbank; $762,742 for Mr. Blackley; $1,267,862 for Mr. LaPrade; $821,362 for Mr. Wassmer; and $1,131,904 for Mr. Yajnik. The number of shares an executive receives under a performance share award is dependent on the Company’s performance over the applicable three-year performance period.

(7)

Represents the maximum number of shares the executive may receive under the performance share awards granted. The actual number of shares an executive receives under a performance share award is dependent on the Company’s performance over the applicable three-year performance period and may range from 0% to 150% of target. The value reported excludes dividend equivalents accrued with respect to performance shares which are paid in shares at the time the underlying performance shares are issued, and only with respect to the number of shares that actually vest. The Committee will certify the performance of the Company over the applicable performance period by March 15 after the third anniversary of the grant.

(8)

Awards vest one-third annually beginning on February 15 after the first anniversary of the date of grant. Awards are subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” on page 76 for details).

(9)	Awards vest one-third annually beginning on February 15 after the first anniversary of the date of grant.

(10)	Vests one-fourth annually beginning on the first anniversary of the date of grant.

(11)

Stock options vest one-third annually beginning on February 15 after the first anniversary of the date of grant (subject to performance-based vesting provisions). See “Performance-Based Vesting Provisions” on page 76 for details.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	91

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

Pension Benefits

Capital One Pension Benefit Programs

Capital One does not currently maintain a pension benefit program. Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest continues to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP interest rate changes annually, based on the average yield of five-year U.S. Treasury Securities for the month of October of the prior plan year (3.03% for 2019). The Excess CBPP interest rate changes monthly based on the Wall Street Journal Prime Rate (5.42% annual average for 2019).

Messrs. Fairbank and Wassmer participated in these programs. The estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2019, are $2,349.12 and $8,030.28, respectively, for Mr. Fairbank, and $598.56 and $0, respectively, for Mr. Wassmer. As of December 31, 2019, the “Present Value of Accumulated Benefit” for Mr. Fairbank for both plans is equal to his account balance because Mr. Fairbank has attained the normal retirement age of 65 and so is assumed to retire immediately under the actuarial valuation assumptions. Since Mr. Fairbank is assumed to retire as of the measurement date, the future interest rate does not apply. Because Mr. Wassmer has not yet attained age 65, the future interest rate was applied to his “Present Value of Accumulated Benefit” calculation. The account in each plan is distributed after any separation from service. Distribution options from the CBPP plan are lump sum (eligible for rollover to another qualified plan or personal IRA) or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum (not eligible for rollover) or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

2019 Pension Benefits Table

Name	Plan Name(1)	Present Value of Accumulated Benefit(2)(3)	Payments During Last Fiscal Year

Richard D. Fairbank	CBPP	$29,366	$—

	Excess CBPP	$100,384	$—

R. Scott Blackley	—	$—	$—

Frank G. LaPrade, III	—	$—	$—

Michael J. Wassmer	CBPP	$6,885	$—

Sanjiv Yajnik	—	$—	$—

(1)

In November 1995, Capital One amended the CBPP and the Excess CBPP to eliminate further pay-based credits to participants as of December 31, 1995 and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)

The amounts shown are the present value of the accrued benefit determined by our external benefits provider, using similar actuarial assumptions and measurement date used for financial accounting purposes.

(3)	Consistent with the measurement date used for financial disclosure for the pension plans, the amounts for each year are determined as of a December 31, 2019 measurement date.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers a VNQDCP to eligible associates. In 2019, our NEOs excluding our CEO, could elect to contribute up to 50% of the cash portion of their respective base salaries and up to 90% of their cash incentive on a tax-deferred basis to the VNQDCP. Messrs. Blackley, LaPrade, Wassmer and Yajnik participated in the program in 2019. In 2019, 100% of the CEO’s deferred cash bonus was mandatorily deferred for three years under the VNQDCP and will be paid in a lump sum in the first quarter of 2022. In addition to participant deferrals, Capital One makes contributions under the VNQDCP. Company contributions vest immediately when posted to the VNQDCP.

92	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

Participants in the VNQDCP have the option to direct their individual deferrals among fifteen different investment offerings made available by the plan: Fidelity Investments Money Market Government Portfolio - Institutional Class, PGIM Total Return Bond Fund Class R6, Dodge and Cox Balanced Fund, Dodge and Cox Stock Fund, T. Rowe Price Institutional Large Cap Value Fund, Northern Small Cap Value Fund, Fidelity 500 Index Fund - Institutional Premium Class, Fidelity Capital Appreciation Fund - Class K, T. Rowe Price Institutional Large Cap Growth Fund, The Hartford MidCap Fund Class Y, The Hartford Small Company Fund Class Y, Dodge and Cox International Stock Fund, Fidelity Extended Market Index Fund, Fidelity Global ex U.S. Index Fund, and Fidelity U.S. Bond Index Fund.

Distributions under the VNQDCP may be made to participants according to the schedule for distribution that they elect in accordance with plan terms. Distributions can occur based upon the following events: termination of employment (including for retirement), death, disability, in-service distribution election or change of control. The distribution schedules available under the plan include lump sum and, in the case of retirement, five-, ten- or fifteen-year annual installments.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005: no additional participants have been permitted to enter the plan, and no compensation has since been taken into account after this date. Messrs. Fairbank, LaPrade, Wassmer, and Yajnik participated in the ESP, and returns on these investments are reported for 2019. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants in the ESP have the option to direct their individual investments among the same offerings as the VNQDCP.

2019 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)

Richard D. Fairbank	VNQDCP	$4,200,000	$—	$2,346,420	$3,052,385	$12,484,667
	ESP	$—	$—	$179,609	$0	$750,307
	2003 Performance Share Award(5)	$—	$—	$6,602,698	$0	$24,871,289

R. Scott Blackley	VNQDCP	$31,327	$149,100	$247,961	$0	$1,386,657
	ESP	$—	$—	$—	$—	$—

Frank G. LaPrade, III	VNQDCP	$10,704	$152,670	$816,055	$0	$3,708,026
	ESP	$—	$—	$136,995	$0	$572,289

Michael J. Wassmer	VNQDCP	$9,937	$141,600	$250,974	$0	$1,451,558
	ESP	$—	$—	$23,461	$0	$234,294

Sanjiv Yajnik	VNQDCP	$10,524	$149,850	$158,286	$0	$2,140,988
	ESP	$—	$—	$29,532	$0	$355,467

(1)

Reflects executive contributions made for 2019. Mr. Fairbank’s executive contribution under the VNQDCP was a mandatory deferral of the deferred cash bonus awarded in January 2019 for 2018 performance, which was reported in the 2018 Summary Compensation Table. For Messrs. Blackley, LaPrade, Wassmer, and Yajnik, all executive contributions under the VNQDCP were made in the form of base salary deferrals and are reported in the “2019 Summary Compensation Table” beginning on page 85.

(2)

Company contributions are also included in the “2019 Summary Compensation Table” beginning on page 85 (see “Company Contributions to Defined Contribution Plans” in the footnote to that table identified with an asterisk).

(3)	Includes earnings on total assets in the VNQDCP and the ESP. Earnings under the VNQDCP and ESP were not above market and therefore are not reported in the Summary Compensation Table.

(4)

All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in the current or prior years for those executives that were NEOs in the applicable year and in the amounts required to be reported pursuant to the then applicable rules. Of these balances, the following amounts were reported in the Summary Compensation Tables in prior year proxy statements (to the extent that the named executive officer was a named executive officer in the applicable year): Mr. Fairbank $18,513,750; Mr. Blackley $572,183; Mr. LaPrade $461,547; Mr. Wassmer $0; and Mr. Yajnik $836,988.

(5)

Includes the value of 241,680 shares of Capital One’s common stock earned on March 31, 2007 in connection with performance shares that were granted to Mr. Fairbank in December 2003. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2019.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	93

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that the NEOs could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted plans providing certain standards governing NEO separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition, as well as to provide competitive benefits to senior executives.

The Committee reviews each executive officer’s separation on a case-by-case basis and exercises its business judgment, with the approval of the Independent Directors, to customize the terms of such separations in consideration of the relevant circumstances, including:

∎	The reasons for the separation

∎	Market competitive practices for comparable separation scenarios

∎

Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives

∎	The executive’s tenure and contributions to the Company’s success

∎	The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s associates or customers

∎	The resulting impact of the separation terms on the Company and its stockholders

Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation and ownership of work product, as described below.

Non-Competition Agreements

Messrs. Blackley, Wassmer and Yajnik have entered into non-competition agreements with the Company pursuant to which they may be restricted as to what competitive services they may provide to an entity following separation from Capital One.

Messrs. Blackley and Yajnik have entered into non-competition agreements with the Company which provide for the following in exchange for the NEO complying with non-competition restrictions for up to two years following an involuntary termination, other than for cause, death or disability: payment equal to 15% of the NEO’s total target compensation for each year of enforcement and up to 18 months of subsidized health insurance premiums under COBRA if the NEO is eligible and elects such coverage, subject to certain terms and conditions. The payments are made in two lump sums, the first following termination and the second upon successful completion of the enforcement period. In the event of a voluntary termination, the previously described payments are typically made for the second year of enforcement only for agreements with a two-year enforcement period.

Mr. Wassmer has entered into a non-competition agreement with the Company that establishes non-competition restrictions for up to two years following an involuntary termination without cause, and up to five years following a voluntary termination or an involuntary termination with cause. Notwithstanding the foregoing, any non-competition restrictions that apply in Canada or the United Kingdom are limited to one year after termination. The non-competition agreement provides that, subject to its terms, Mr. Wassmer will receive: payment equal to 15% of his total target compensation for each eligible year of the first and second years of his non-competition period; payment equal to 20% of his total target compensation for each eligible year of the third through fifth years of his non-competition period; and, up to 18 months of subsidized health insurance premiums under COBRA if he

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is eligible and elects such coverage, subject to certain terms and conditions. In the event of a termination of employment by Capital One for any reason other than death, disability or cause, the non-compete payments for the first two years are made in two lump sums, the first following termination and the second upon successful completion of the second year. Further, in such scenario, any additional payments for any eligible year of the third through fifth years of the non-competition period would be paid after successful completion for each of those years, respectively. In the event of a voluntary termination of employment, Mr. Wassmer would be eligible for payments only for the second through fifth years of his non-competition period. There are no payments under the non-competition agreements if benefits are payable under a change of control agreement. See “Change of Control” below for information regarding Change of Control Agreements applicable to the NEOs. In addition, payments related to the non-competition agreement are separate from any severance payments that may be made upon the NEO’s departure. However, severance payments are typically offset in part by payments related to the non-competition agreement so that total payment amounts are consistent with the severance program’s intent. For Mr. Wassmer, only the payments for years one and two of his non-competition period offset any amounts payable to him under any severance plan or arrangement.

Confidentiality, Work Product and Non-Solicitation of Employee Agreement

Messrs. Blackley, Wassmer and Yajnik are parties to confidentiality, work product and non-solicitation of employee agreements. The confidentiality provisions of these agreements generally provide that at all times during and following employment with the Company, these NEOs may not use for personal benefit or the benefit of others, or divulge to others, any of Capital One’s confidential information, except as expressly authorized by Capital One or required by legal process. These agreements also provide that for a period of two years following separation from Capital One, these NEOs shall not directly or indirectly solicit or induce any associate of Capital One to become employed by any person or entity engaged in competition with Capital One, and shall not directly or indirectly solicit or induce any associate of Capital One to end his or her employment based on confidential information these NEOs learned about the associate while they were employed by Capital One.

Payments Under Certain Termination Scenarios

Upon separation from the Company, the NEOs, regardless of the reason for termination, receive certain earned, but previously unpaid, payments, such as accrued but unused vacation pay and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, cash-settled RSUs granted to NEOs, other than the CEO, after the end of a performance year continue to vest according to the original provisions of such grants upon separation for any reason other than cause or as soon as practicable following a “double trigger” change of control (as discussed below).

Voluntary Termination

An NEO, other than the CEO, who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled. In addition, the NEO has the ability following separation to exercise vested but unexercised options for three months following voluntary termination.

Involuntary Termination Without Cause

An NEO, other than the CEO, whose employment with Capital One is terminated involuntarily, for performance or job elimination, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan in exchange for executing a release of claims against the Company. For 2019, potential payments under the Executive Severance Plan were 30% of total target compensation, plus a severance bonus based on the NEO’s target cash incentive in the event of termination due to restructuring. Additional benefits include healthcare continuation subsidy under COBRA, continued coverage through broad-based and executive life insurance programs, outplacement services and any contractual payments to which the NEO may otherwise have been entitled. If an NEO’s Non-Competition Agreement is enforced, cash payments under the Executive Severance

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Plan, other than the severance bonus, will be offset by any cash amounts paid under their respective Non-Competition Agreement and the NEO will be eligible for an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company.

Generally, performance shares granted to NEOs prior to 2018 will vest on a pro rata basis based on actual Company performance during the performance period if an involuntary termination without cause occurs during the performance period, while performance shares granted to NEOs in 2018 and 2019 will vest in full, based on actual Company performance, subject to the NEO’s execution of a release of claims against the Company. Stock-settled RSUs granted to NEOs will continue to vest if an involuntary termination without cause occurs, subject to the NEO’s execution of a release of claims against the Company. In addition, NEOs have the ability following separation to exercise vested but unexercised options for two years. If a NEO’s employment with Capital One is terminated as a result of death or disability, the NEO’s unvested stock options, RSUs and performance shares will vest in full based on target Company performance.

Payments Upon Retirement

As with all executives who are eligible for retirement, NEOs who retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above); coverage through the executive life insurance program (at a reduced benefit); any contractual payments to which he or she may otherwise be entitled; and, for Messrs. Fairbank and Yajnik, who became eligible to retire on or before December 31, 2012, partially subsidized participation in retiree medical coverage (including dependents as applicable).

Upon retirement, all RSUs and stock options continue to vest according to their original terms based on actual performance, which, for stock-settled RSUs and stock options granted during or after 2012, also includes performance-based vesting provisions. In addition, performance shares granted to NEOs will continue to vest after retirement. For stock options, the executive has until the expiration of the option term to exercise vested but unexercised options.

Termination for Cause

Generally, an NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any applicable restrictive covenants related to confidentiality, non-competition, non-solicitation of associates or customers, and ownership of work product, as described above. In addition, if terminated for cause, the NEOs have the ability following separation to exercise vested but unexercised options for three months.

Change of Control

Each NEO is a party to an agreement (a “Change of Control Agreement”) that provides for certain payments in the event his or her employment is terminated within two years following (or within one year prior to but in anticipation of) a change of control of Capital One, either involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

Pursuant to the agreements, a “change of control” occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities of Capital One by a person or group, (ii) certain changes in the majority of the Board, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of Capital One’s stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent Board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One. In the event of a change of control, we do not provide for excise tax gross up payments. In addition, all equity awards granted to the named executive officers require a so-called “double trigger” for accelerated vesting in connection with a change of control. Upon a change of control, all equity awards

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continue to vest according to their original schedule. The vesting of such awards only accelerates if a named executive officer is involuntarily terminated without cause or voluntarily terminates for good reason within the two years following a change of control.

Termination for Cause in Connection with a Change of Control

NEOs terminated involuntarily for cause following a change of control receive no additional benefits except with regard to options, which allow NEOs to exercise vested but unexercised options for three months following a termination for cause.

Voluntary Termination with Good Reason or Involuntary Termination Without Cause in Connection with a Change of Control

In the event of a voluntary termination with good reason or an involuntary termination without cause, the potential payments that the NEOs could receive under certain termination scenarios are based on a percentage of total target compensation. For the CEO, the potential payments are based on a multiple of his notional salary and year-end incentive opportunity. If a change of control of Capital One had occurred as of December 31, 2019, then following a voluntary termination with good reason or involuntary termination without cause, an NEO would have received certain benefits as outlined below:

The CEO would be entitled to receive:

∎

A lump-sum payment of 2.5 times the sum of his current notional salary and the “Highest Annual Bonus,” which is the highest of (i) the target annual bonus for the year in which the change of control occurs (or the mid-point if no target is established), (ii) the target annual bonus for the year immediately before the year the change of control occurs (or midpoint if no target is established), or (iii) the annual bonus paid or payable for the most recently completed fiscal year

∎	The cash value, prorated through the date of termination, of the Highest Annual Bonus

An NEO other than the CEO would be entitled to receive:

∎

A lump-sum payment of 112.5% of the highest of (i) the NEO’s current total target compensation, (ii) the NEO’s total target compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year

∎	The cash value, prorated through the date of termination, of the current year’s target cash incentive

The CEO and each NEO would also be entitled to receive:

∎

An amount equal to the employer contributions under the Company’s qualified and non-qualified retirement, healthcare and life insurance programs for 2.5 years, as well as access to such healthcare and life insurance plans for the NEO (and dependents as applicable)

∎	Service credit from 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan

∎	Outplacement services of up to $30,000

∎	Any contractual payments to which the NEO may otherwise have been entitled

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	97

SECTION IV - NAMED EXECUTIVE OFFICER COMPENSATION

2019 Potential Payments and Benefits Upon Termination or Change of Control Table

Name	Type of Termination	Cash Severance(1)	Retirement Plan Contributions(2)	Acceleration and Continuation of Equity Awards(3)	Continuation of Medical/ Welfare Benefits(4)	Excise Tax Gross Up(5)	Total

Richard D. Fairbank(6)	Voluntary Termination	$—	$—	$—	$—	$—	$—
	Involuntary Termination	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$32,387,879	$660,000	$—	$33,047,879
	For Cause Termination	$—	$—	$—	$—	$—	$—

	Change of Control(7)	$17,335,742	$—	$32,387,879(8)	$203,978	$—	$49,927,599

R. Scott Blackley	Voluntary Termination	$787,500	$—	$623,943	$—	$—	$1,411,443
	Involuntary Termination	$4,305,500	$—	$7,582,923	$16,354	$—	$11,904,777
	Retirement	$—	$—	$—	$—	$—	$—
	For Cause Termination	$—	$—	$—	$—	$—	$—

	Change of Control(7)	$7,276,534	$428,678	$7,582,923(8)	$148,896	$—	$15,437,031

Frank G. LaPrade, III	Voluntary Termination	$—	$—	$761,225	$—	$—	$761,225
	Involuntary Termination	$2,953,700	$—	$7,994,358	$16,354	$—	$10,964,412
	Retirement	$—	$—	$—	$—	$—	$—
	For Cause Termination	$—	$—	$—	$—	$—	$—

	Change of Control(7)	$7,556,660	$437,674	$8,148,773(8)	$155,866	$—	$16,298,973

Michael J. Wassmer	Voluntary Termination	$3,750,000	$—	$670,150	$—	$—	$4,420,150
	Involuntary Termination	$4,101,000	$—	$7,579,630	$14,216	$—	$11,694,846
	Retirement	$—	$—	$—	$—	$—	$—
	For Cause Termination	$—	$—	$—	$—	$—	$—

	Change of Control(7)	$3,559,678	$409,776	$7,579,630(8)	$136,437	$—	$11,685,521

Sanjiv Yajnik	Voluntary Termination	$—	$—	$—	$—	$—	$—
	Involuntary Termination	$4,326,750	$—	$8,410,904	$10,000	$—	$12,747,654
	Retirement	$791,250	$—	$8,410,904	$464,000	$—	$9,666,154
	For Cause Termination	$—	$—	$—	$—	$—	$—

	Change of Control(7)	$7,743,164	$430,568	$8,410,904(8)	$165,428	$—	$16,750,064

(1)

Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants as described under “Restrictive Covenants” on page 94. In cases where the NEO is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part. Cash-settled RSUs granted after the end of a performance year are included in the “Acceleration and Continuation of Equity Awards” column.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)

Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value on December 31, 2019. For stock awards, this represents the fair market value of the shares on December 31, 2019. Most currently unvested equity awards held by our retirement-eligible executives will continue to vest according to their original terms following retirement, which includes a voluntary or involuntary termination not for cause after an NEO becomes eligible for retirement. Messrs. Fairbank and Yajnik were the only NEOs eligible for retirement as of December 31, 2019.

(4)

Represents the value of potential payments made on the executive’s behalf for continuation of medical and welfare benefits during the non-competition or severance period, as applicable. Includes programs such as medical, dental, insurance, outplacement services and related benefits. Only includes programs that are specific to the NEOs; does not include the value of programs generally available to all associates upon separation from the Company.

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(5)	NEOs are not eligible for excise tax gross-ups.

(6)

Mr. Fairbank receives no regular base salary. For 2019, Mr. Fairbank’s payment in the event of a termination following a change of control was based on a notional salary of $1 million and his Highest Annual Bonus (as defined above). The Committee reviews and establishes the notional salary amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by FW Cook. Mr. Fairbank is a party to a Change of Control Agreement.

(7)

Represents potential payments and benefits upon change of control for involuntary termination without cause or voluntary termination for good reason. “Acceleration and Continuation of Equity Awards” represents the value of equity where vesting is accelerated upon change of control, assuming, where applicable, that all performance metrics have been achieved at their target level.

(8)	Unvested equity awards will be treated in a similar manner to a termination of a NEO’s employment following a termination of employment due to death or disability.

The table above is intended to reflect potential payments to NEOs across a range of potential separation scenarios, assuming the change of control or separation occurred on December 31, 2019. The amounts shown in the table do not include accrued salary and vacation pay as of the date of termination, and payments and benefits that are provided on a non-discriminatory basis to salaried associates generally upon termination of employment or retirement. The NEOs are also eligible to receive certain pension benefits and certain qualified and non-qualified deferred compensation amounts upon termination. These amounts are outlined in the 2019 Pension Benefits Table on page 92 and the 2019 Non-Qualified Deferred Compensation Table on page 93, respectively, and are not included in the table above.

Estimated Ratio of CEO Compensation to Median Employee Compensation

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO, Richard D. Fairbank.

For 2019, our last completed fiscal year:

∎	The median of the Annual Total Compensation of all employees of the Company (other than the CEO), was $68,780

∎	The Annual Total Compensation of Mr. Fairbank was $7,705,792

Accordingly, the ratio of Mr. Fairbank’s Annual Total Compensation to the median employee’s Annual Total Compensation was 112 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As disclosed in “Chief Executive Officer Compensation” beginning on page 60, the Committee and the Independent Directors modified the structure of the CEO compensation program to increase the percentage of the CEO’s total target compensation granted following the completion of the performance year from 40% to 90%. Due to this shift in grant timing, 2019 was a transition year that resulted in the CEO’s Annual Total Compensation being significantly lower compared to the prior year. As a result, the ratio of the CEO’s Annual Total Compensation to that of the median employee decreased compared to the ratio reported for 2018.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In determining our median employee for 2019, in accordance with SEC rules we have concluded that it would be appropriate to: (1) rely on the process we undertook in 2017 to identify the median employee (as described in our 2018 Proxy Statement), because we believe that since the 2017 determination, there has been no change in our employee population or employee compensation arrangements that would significantly impact our pay ratio; and (2) substitute the median employee for 2017 with another similarly compensated employee for 2018 and 2019 because the 2017 median employee had since been promoted.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	99

Section V - Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of December 31, 2019, with respect to our equity compensation plans under which shares of Capital One common stock are authorized to be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	8,971,275(2)	$55.54	23,701,535(3)

Equity compensation plans not approved by security holders	33,712(4)	$—	—(5)

Total	9,004,987	$55.54	23,701,535

(1)	The following plans have been approved by Capital One stockholders and are currently in effect: the 2004 Stock Incentive Plan and the 2002 Associate Stock Purchase Plan.

(2)

Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan. Includes 1,136,368 shares that represent the maximum number of shares issuable pursuant to outstanding performance share awards under the 2004 Stock Incentive Plan and 4,650,643 shares subject to outstanding RSUs, including outstanding RSUs that are subject to performance-based vesting provisions, under the 2004 Stock Incentive Plan. Excludes RSUs that will be settled in cash under the 2004 Stock Incentive Plan. Also excludes dividend equivalents accrued with respect to performance shares which are paid in shares at the time the underlying performance shares are issued, and only with respect to the number of performance shares that actually vest.

(3)

Represents 9,750,233 shares available for future issuance under the 2004 Stock Incentive Plan; and 13,951,302 shares available for future issuance under the 2002 Associate Stock Purchase Plan as shares purchased voluntarily by Capital One associates through regular payroll deductions and a Company match.

(4)	Represents outstanding RSUs under the 1999 Directors Plan, which was terminated in April 2009.

(5)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

1999 Directors Plan

The 1999 Directors Plan was adopted by the Board on April 29, 1999, and terminated on April 28, 2009. The plan authorized a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and RSUs to members of the Board who were not otherwise employed by Capital One or any subsidiary of Capital One at the time an award was granted. The plan is administered by the Board of Directors, which retains the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the cancellation date. No shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan, which are solely in the form of RSUs.

100	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section VI - Security Ownership

Security Ownership of Certain Beneficial Owners

Based on Schedule 13D and 13G filings submitted to the SEC, Capital One is aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock. All percentage calculations are based on the number of shares of common stock issued and outstanding on December 31, 2019, which was 456,562,399.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Dodge & Cox(1) 555 California Street, 40th Floor San Francisco, CA 94104	40,491,327	8.87%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	35,687,563	7.82%

Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	35,614,239	7.80%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	29,798,479	6.53%

(1)

Based on a Schedule 13G/A (Amendment No. 18) filed on February 13, 2020. As of December 31, 2019, Dodge & Cox reported sole voting power with respect to 38,512,794 shares and sole dispositive power over all shares beneficially owned.

(2)

Based on a Schedule 13G/A (Amendment No. 5) filed on February 12, 2020. As of December 31, 2019, The Vanguard Group reported sole voting power with respect to 695,845 shares, shared voting power with respect to 132,040 shares, sole dispositive power over 34,903,220 shares and shared dispositive power over 784,343 shares.

(3)

Based on a Schedule 13G/A (Amendment No. 5) filed on February 14, 2020. As of December 31, 2019, Capital World Investors reported sole voting power with respect to 35,611,517 and sole dispositive power over all shares beneficially owned.

(4)

Based on a Schedule 13G/A (Amendment No. 7) filed on February 5, 2020. As of December 31, 2019, BlackRock, Inc. reported sole voting power with respect to 25,400,167 shares and sole dispositive power over all shares beneficially owned.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	101

SECTION VI - SECURITY OWNERSHIP

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock as of January 31, 2020, by our directors, the NEOs in this proxy statement and all directors and executive officers as a group. All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2020, which was 457,122,734.

Except as otherwise indicated below, each director or executive officer had sole voting and dispositive power for the shares of common stock in the table.

Name	Amount and Nature of Beneficial Ownership				Stock- Settled RSUs(2)	Total(3)
	Common Stock	Stock that May Be Acquired Within 60 Days(1)	Total Beneficial Ownership	Percent of Class
Richard D. Fairbank	3,197,139	1,949,255	5,146,394	1.12%	0	5,146,394

R. Scott Blackley	15,839	—	15,839	*	45,040	60,879

Frank G. LaPrade, III	50,475	154,845	205,320	*	40,593	245,913

Michael J. Wassmer	54,731	13,784	68,515	*	43,549	112,064

Sanjiv Yajnik	66,564	51,095	117,659	*	43,718	161,377

Aparna Chennapragada	0	4,286	4,286	*	—	4,286

Ann Fritz Hackett	20,656	46,206	66,862	*	—	66,862

Peter Thomas Killalea	0	8,996	8,996	*	—	8,996

Eli Leenaars	0	2,875	2,875	*	—	2,875

Pierre E. Leroy	0	45,206	45,206	*	—	45,206

François Locoh-Donou	0	2,443	2,443	*	—	2,443

Peter E. Raskind	2,000	30,462	32,462	*	—	32,462

Eileen Serra(4)	—	—	—	*	—	—

Mayo A. Shattuck III	1,589	61,291	62,880	*	—	62,880

Bradford H. Warner	14,640	47,840	62,480	*	—	62,480

Catherine G. West	0	16,453	16,453	*	—	16,453

All directors and executive officers as a group (27 persons)	3,744,356	3,017,597	6,761,953	1.47%	499,647	7,261,600

*	Less than 1% of the outstanding shares of common stock.

(1)

This amount includes shares underlying stock options that are exercisable within 60 days after January 31, 2020, and RSUs for which delivery of the shares of common stock underlying the stock units is deferred until the director’s service with the Board, or, for Mr. Fairbank, his employment with the Company, ends.

(2)	RSUs held by our officers and which are settled in an equivalent number of shares of our common stock upon vesting. Represents unvested stock-settled RSUs as of January 31, 2020.

(3)	The amount includes the aggregate total of the “Total Beneficial Ownership” column and the “Stock-Settled RSUs” column.

(4)	Ms. Serra was appointed to the Board effective February 26, 2020 and did not receive any compensation in 2019.

102	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION VI - SECURITY OWNERSHIP

Some of the shares shown in the preceding table are subject to deferred delivery or not held directly by the director or executive officer. Below is a table showing the number of shares subject to such restriction or not held directly by the director or executive officer.

Name	RSUs For Which Delivery of Stock is Deferred	Stock Held by, or Tenant in Common With, Family Member, Trust or Partnership
Richard D. Fairbank	241,680	—
R. Scott Blackley	—	—
Frank G. LaPrade, III	—	—
Michael J. Wassmer	—	—
Sanjiv Yajnik	—	—
Aparna Chennapragada	4,286	—
Ann Fritz Hackett	46,206	5,006
Peter Thomas Killalea	8,996	—
Eli Leenaars	2,875	—
Pierre E. Leroy	45,206	—
François Locoh-Donou	2,443	—
Peter E. Raskind	20,037	—
Eileen Serra	—	—
Mayo A. Shattuck III	46,206	—
Bradford H. Warner	39,430	140
Catherine G. West	16,453	—

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	103

Section VII - Compensation Committee Report

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee:	Mayo A. Shattuck III (Chair) Aparna Chennapragada Ann Fritz Hackett Peter Thomas Killalea Eli Leenaars Pierre E. Leroy François Locoh-Donou

The foregoing Report of the Compensation Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

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Section VIII - Audit Committee Report

Roles and Responsibilities of the Audit Committee

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its obligations with respect to the oversight of, among other things:

∎	The qualifications, independence and performance of Capital One’s independent registered public accounting firm

∎	The integrity of Capital One’s financial statements and internal controls

∎	The performance of Capital One’s Chief Audit Officer

∎	Capital One’s compliance with legal and regulatory requirements

∎	Review and understanding of Capital One’s use of Non-GAAP measures and metrics

Audit Committee Policies and Procedures

The Audit Committee has implemented procedures to enable it to devote the attention it deems appropriate to each of the matters assigned to it under its charter, including candid communications with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent registered public accounting firm, to discuss new auditing standards and emerging audit-related issues. In carrying out its responsibilities, the Audit Committee met a total of 13 times during 2019. Pursuant to Capital One’s Corporate Governance Guidelines and applicable law, the Audit Committee is comprised solely of independent directors.

Required Communications with Ernst & Young

In discharging its oversight responsibility throughout the year, the Audit Committee proactively engaged with management and Ernst & Young on matters relating to Capital One financial reporting. The Audit Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2019, and the assessment of the effectiveness of Capital One’s internal control over financial reporting, with management and Ernst & Young. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young their independence from Capital One.

Audit Committee Recommendations

Based on its review and discussions with management and Ernst & Young, the Audit Committee has recommended to the Board of Directors the inclusion of the audited financial statements in Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

The Audit Committee:	Bradford H. Warner (Chair and Audit Committee Financial Expert)
Eli Leenaars
Pierre E. Leroy (Audit Committee Financial Expert)
Catherine G. West

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	105

Section IX - Election of Directors

(Item 1 on Proxy Card)

All of Capital One’s directors are elected at each annual meeting of stockholders and hold such office until the next annual meeting of stockholders, and until their successors are duly elected and qualified. Each nominee is a current Board member who was elected by stockholders at the 2019 Annual Stockholder Meeting, other than Eileen Serra, who was appointed to the Board effective February 26, 2020 and was recommended to the Governance and Nominating Committee by Spencer Stuart, a third-party director search firm. Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors is set forth under “Biographies of Director Nominees” beginning on page 19 of this proxy statement.

In the event a nominee becomes unable to serve or for good cause will not serve as a director, the Board may designate a substitute as a nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

The nominees for election this year are:

Richard D. Fairbank	François Locoh-Donou
Aparna Chennapragada	Peter E. Raskind
Ann Fritz Hackett	Eileen Serra
Peter Thomas Killalea	Mayo A. Shattuck III
Eli Leenaars	Bradford H. Warner
Pierre E. Leroy	Catherine G. West

***

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

106	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section X - Ratification of Selection of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee, pursuant to authority granted to it by the Board, is directly responsible for the appointment, compensation, retention and oversight of Capital One’s independent registered public accounting firm. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually and periodically considers whether to continue to retain our current independent registered public accounting firm or engage another firm. In connection with applicable partner rotation requirements, the Audit Committee and its Chair are involved in considering the selection of the independent registered public accounting firm’s new lead partner and concurring/reviewing partner. Additionally, Capital One adheres to the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) relating to the rotation of partners engaged in Capital One’s audit by the independent registered public accounting firm.

For 2020, the Audit Committee has appointed Ernst & Young as Capital One’s independent registered public accounting firm. Ernst & Young has served in this role since 1994. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young as Capital One’s independent registered public accounting firm is in the best interests of Capital One and its stockholders.

The Board is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

The fees billed for professional services provided by Ernst & Young for fiscal years 2019 and 2018 are shown in the following table:

Fees (dollars in millions)	2019	2018

Audit Fees	$13.10	$12.60

Audit-Related Fees	$1.28	$1.34

Tax Fees	$0.00	$0.01

All Other Fees	$0.00	$0.00

Description of Fees

“Audit Fees” include fees for the audit of our annual financial statements, the review of unaudited interim financial information included in our quarterly reports on Form 10-Q, and services that normally would be provided by the registered public accounting firm in connection with statutory and regulatory filings or engagements and that generally only the independent registered public accounting firm can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory and subsidiary audits, consents and assistance with and review of documents filed with the SEC. “Audit-Related Fees” include fees related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent registered public accounting firm, such as: compliance testing and reporting; internal control reviews; attestation services that are not required by statute or regulation; and agreed upon procedure reports. “Tax Fees” include fees for corporate and subsidiary tax compliance services. “All Other Fees” include fees for services that are not defined as Audit, Audit-Related or Tax and are not specifically prohibited by the SEC.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	107

SECTION X - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2 ON PROXY CARD)

Audit Committee Fee Approval Procedures

The Audit Committee is responsible for approving all fees and terms of engagement for audit, audit-related and permissible non-audit services provided by Ernst & Young. The Audit Committee has reviewed the fees paid to Ernst & Young and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young’s independence. The Audit Committee also adopted policies and procedures to approve services provided by Ernst & Young in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit Committee of the types of services to be provided by Capital One’s independent registered public accounting firm and fee limits for each type of service on both a per engagement and aggregate level. Any service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for specific pre-approval. In 2019, all of the Audit and Audit-Related Fees and related services were pre-approved by the Audit Committee pursuant to the policies and procedures described above. Under the policy adopted by the Audit Committee, Tax Fees are limited to 25% of combined Audit and Audit-Related Fees, and services that would fall under the category “All Other Fees” are prohibited.

One or more representatives of Ernst & Young are expected to be present at the 2020 Annual Stockholder Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

***

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent registered public accounting firm for 2020.

108	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section XI - Advisory Approval of Capital One’s 2019 Named Executive Officer Compensation

(Item 3 on Proxy Card)

We are offering to our stockholders a non-binding advisory vote to approve our 2019 named executive officer compensation, pursuant to Section 14A of the Exchange Act. While the vote is non-binding, the Board of Directors values the opinions that stockholders express through their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 51, our Board of Directors generally has provided compensation programs for the CEO and the other NEOs that are competitive with the market, performance-based and transparent and that align with our stockholders’ interests over multiple time horizons. Our CEO’s and other NEOs’ compensation programs generally have consisted primarily of performance-based incentive opportunities, including multiple types of equity instruments with multi-year vesting schedules. The ultimate value of these equity-based awards is subject to Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

For 2019, approximately 85% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, and 100% of his compensation is deferred for a three-year period. As discussed under “NEO Compensation” beginning on page 71, under the 2019 NEO compensation program applicable to our other NEOs, approximately 55% of total target compensation was provided through equity-based vehicles which were all at-risk based on the performance of the Company’s stock price and subject to vesting over multiple time horizons.

Additional information relevant to your vote can be found under “Compensation Discussion and Analysis” on pages 51 to 84 and “Named Executive Officer Compensation” section on pages 85 to 99.

We ask for your approval of the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2019 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

The Board of Directors has resolved to hold annual advisory votes to approve executive compensation. Accordingly, the next advisory vote to approve executive compensation will occur at the 2021 Annual Stockholder Meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

***

The Board of Directors unanimously recommends that you vote “FOR” approval, on an advisory basis, of our 2019 Named Executive Officer compensation as disclosed in this proxy statement.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	109

Section XII - Approval of Amendments to Restated Certificate of Incorporation to Allow Stockholders to Act by Written Consent

(Item 4 on Proxy Card)

Overview

The Board of Directors recommends that Capital One’s stockholders approve an amendment to Capital One’s Restated Certificate of Incorporation (the “Certificate”) to permit stockholders to act by written consent (the “Written Consent Amendment”). Currently, the Certificate and Capital One’s Amended and Restated Bylaws (the “Bylaws”) require that any action required or permitted to be taken by Capital One’s stockholders must be taken at a duly called annual or special meeting of stockholders and prohibit stockholders from acting by written consent in lieu of a meeting.

In addition, the Written Consent Amendment includes certain immaterial changes that are described below.

Background

In connection with our 2019 Annual Stockholder Meeting, we received a stockholder proposal requesting that the Board of Directors take the necessary steps to allow Capital One’s stockholders to act by written consent. Of the votes cast, approximately 56.9% supported the proposal (representing approximately 47.5% of our outstanding shares). In 2019, the Board recommended Capital One’s stockholders vote against this stockholder proposal in light of Capital One’s current governance practices and structures-including the ability of stockholders to call special meetings, our adoption of a standard proxy access right, and our strong year-around stockholder engagement practices. In addition, the Board expressed concerns regarding the potential for abuse of a right to act by written consent by short-term or special interest stockholders who could use the written consent procedure without providing advance notice or information to stockholders on important pending stockholder actions. Such use of the right to act by written consent would deprive many Capital One stockholders of the opportunity that a stockholder meeting provides to engage in a transparent discussion and to exchange views with the Board and each other before stockholder action is taken.

In light of the results of the vote at the 2019 Annual Stockholder Meeting on the stockholder proposal and the feedback received from stockholders during engagement conversations (as discussed below), the Board recommends stockholders approve the Written Consent Amendment, which implements the stockholder proposal by allowing Capital One’s stockholders to act by written consent but also includes important procedural and other safeguards, consistent with market practice, to protect against abuse of the consent solicitation process.

Stockholder Engagement and Feedback and Effect of the Written Consent Amendment

The Written Consent Amendment is a result of the Board’s ongoing review of our corporate governance practices, engagement with stockholders about their views on stockholder action by written consent, and consideration of the stockholder proposal discussed above. In developing the Written Consent Amendment, the Board of Directors (including all members of the Governance and Nominating Committee) carefully considered the implications of amending our Certificate to permit stockholders to act by written consent and the views of our stockholders on that right.

As described more fully in this proxy statement under “Stockholder Engagement Program” beginning on page 34, we proactively engage with our investors who collectively own a significant percentage of our outstanding stock (including at least twice each year with their corporate governance representatives), to ensure we are receiving feedback focused on important corporate governance matters and issues. This is in addition to our year-around engagement practices with our investors on business-related matters. Capital One values the input and insights of our stockholders and is committed to continued engagement with our investors. The wide breadth of our

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SECTION XII - APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT (ITEM 4 ON PROXY CARD)

stockholder engagement activities gives our stockholders a variety of methods for communicating with management and the Board, and enables management and our Board to consider and effectively address the issues that matter most to our stockholders.

Following the 2019 Annual Stockholder Meeting, we solicited stockholder feedback on the 2019 written consent stockholder proposal and how we could implement stockholder action by written consent while at the same time safeguarding the interests of all Capital One stockholders. We engaged with stockholders representing approximately 62% of our outstanding shares to discuss the 2019 written consent proposal. Of those, some disclosed that they voted for the 2019 written consent proposal while others disclosed that they voted against the proposal. While some stockholders with whom we engaged expressed the view that permitting stockholder action by written consent is unnecessary in light of our current governance practices and structures, most of those stockholders encouraged the Board to take action in order to be responsive to the voting results on the 2019 written consent proposal. In addition, many stockholders we met with, including those supportive of stockholders having the ability to act by written consent, shared concerns that the implementation of a written consent right could allow short-term or special interest stockholders to abuse the right to the detriment of our broader stockholder base. All of the stockholders with whom we engaged indicated that they were supportive of the Board using its discretion to implement reasonable procedural and other safeguards designed to prevent abuse of the written consent right and to provide all Capital One stockholders with sufficient notice and information regarding proposed consent solicitations.

This feedback was consistent with the feedback we received in advance of the 2019 Annual Stockholder Meeting, when several stockholders indicated that if written consent were to be implemented, they believed it should be subject to reasonable procedural safeguards to provide for an orderly and transparent process. Of the safeguards discussed, one of the most common was the minimum ownership percentage required to initiate the written consent process. All of the stockholders with whom we engaged supported a minimum ownership percentage, and nearly all of the stockholders we spoke to supported a minimum ownership percentage equal to or higher than the threshold required for stockholders to call a special meeting. In addition, all of the stockholders with whom we engaged supported the requirement that all Capital One stockholders be solicited.

In evaluating the appropriate written consent procedural safeguards, the Board of Directors determined that it would be in the best interests of Capital One and our stockholders to implement an orderly, consistent and deliberative written consent process that balances protecting our stockholders’ ability to exercise their franchise with fairness and transparency for all of our stockholders. To achieve that balance, the Board of Directors believes that it would be in the interests of all of our stockholders to implement a record date request process that requires stockholders owning a meaningful but minority interest in our outstanding shares to request our Board set a record date for the written consent solicitation process. When evaluating the appropriate ownership threshold, the Board considered market practice, as well as our special meeting stockholder ownership threshold. In addition, the Board believes it is important that stockholders being asked to act by written consent are provided with information and disclosures that are the same in all material respects as what stockholders receive in connection with business proposed at a stockholders’ meeting. To that end, the Board believes that stockholders seeking to act by written consent should provide basic information in line with the information required under our advance notice bylaws. Finally, the Board considered the costs and administrative burdens associated with written consent solicitations. In order to minimize the risk of abuse of the written consent right and to avoid unnecessary and duplicative stockholder action, the Board believes it is appropriate to impose customary, reasonable and limited subject matter limitations on the actions that may be taken by written consent.

The Board of Directors considered the stockholder feedback, the results of a review of market practice with regard to the safeguards in place at companies that have adopted written consent and the related additional considerations described above. As a result, the Board of Directors, upon recommendation of the Governance and Nominating Committee, has adopted resolutions setting forth the Written Consent Amendment, which includes the procedural and other safeguards described below, declaring the Written Consent Amendment advisable, and unanimously resolving to submit such amendment to our stockholders for consideration and recommending that stockholders vote “FOR” the Written Consent Amendment.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	111

SECTION XII - APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT (ITEM 4 ON PROXY CARD)

The Written Consent Amendment

If the Written Consent Amendment is approved by stockholders, Capital One stockholders will be able to act by written consent, subject to certain procedural and other safeguards that the Board of Directors believes are in the best interests of Capital One and our stockholders, including the following:

∎

Requirement to Request a Record Date with an Ownership Threshold. To reduce the risk that a small group of short-term or special interest stockholders could initiate stockholder actions that are not in the best interests of Capital One and our stockholders as a group, and to reduce the financial and administrative burdens on Capital One, the Written Consent Amendment requires that stockholders owning shares representing 25% or more of the voting power of the then outstanding Voting Stock must request that the Board of Directors set a record date to determine the stockholders entitled to act by written consent. The threshold required to request action by written consent is the same as the threshold required for stockholders to call a special meeting. The Written Consent Amendment relies on the present “net long” definition of stock ownership that applies under Article VI of the Certificate and Section 2.2(A) of the Bylaws where stockholders seek to request a special meeting, for purposes of determining whether stockholders requesting the Board set a record date for action by written consent satisfy the 25% ownership threshold. Under the “net long” definition, a stockholder is deemed to “own” only those shares of outstanding “Voting Stock” as to which the stockholder possesses both (1) full voting and investment rights and (2) the full economic interest, including the opportunity for profit and risk of loss. Section 2.2(A) of the current Bylaws would also apply to determine whether the 25% threshold has been satisfied, and the ownership definition could be further defined or determined by future amendments to the Bylaws.

∎

Requirement to Solicit All Stockholders. To protect against disenfranchisement of Capital One stockholders and in order to provide each Capital One stockholder the right to consider and act on any proposed stockholder action, stockholders seeking to act by written consent must solicit written consents from all stockholders. To that end, they must provide an agreement to solicit consents from all Capital One stockholders. This safeguard would prevent a small group of stockholders from acting without the opportunity for discussion that a meeting affords and without the opportunity for input from all Capital One stockholders.

∎

Informational Requirements. To provide further transparency, stockholders seeking to initiate action by written consent must provide information that is the same in all material respects as what would be required when Capital One stockholders seek to propose action or nominate directors at a stockholders’ meeting. In addition, stockholders seeking to initiate action by written consent must continue to own the requisite percentage of shares of Voting Stock through the date of delivery of a sufficient number of consents needed to take the requested action. The Board, in its sole discretion, has the right to waive the informational requirements for stockholders seeking to initiate action by written consent if appropriate under the circumstances.

∎

Timing Requirements for Record Date. To provide the Board of Directors with a reasonable timeframe to properly evaluate and respond to a stockholder record date request, the Board is required to act, with respect to a valid record date request, to set a record date by the later of (i) 20 days after delivery of a record date request and (ii) five days after delivery by the stockholder of any information requested by the Company to determine the validity of the record date request or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after our Board action to set a record date. If the Board fails to set a record date by the required date, the record date is the date the first signed stockholder written consent is delivered to Capital One; provided that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be the date on which the Board adopts the resolution taking such prior action. In addition, any stockholder seeking to engage in a public solicitation in connection with a record date request must ask the Board to set an initial record date for that purpose.

∎

Consent Solicitation Timing Requirements. To provide Capital One stockholders with sufficient time to evaluate the proposed stockholder action and to provide the Board of Directors the opportunity to present its views regarding such proposed action, no consents may be delivered until 60 days after the delivery of

112	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION XII - APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT (ITEM 4 ON PROXY CARD)

a valid record date request (or such later date as the Board determines if it concludes that more time is required for stockholders to make an informed decision in connection with the consent), and consents signed by a sufficient number of stockholders to take action by written consent must be delivered to Capital One within 60 days of the first date on which a consent is delivered to Capital One and not later than 120 days after the record date for determining the stockholders entitled to consent to such action.

∎

Other Protections Against Abuse. To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in certain limited situations, specifically: (i) if the record date request does not comply with the Certificate or the Bylaws, (ii) if the proposed matters would not be a proper subject for stockholder action under applicable law, (iii) if the record date request is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of (x) the date of the next annual meeting or (y) 30 days after the first anniversary of the immediately preceding annual meeting, (iv) if the same or a substantially similar item, other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the record date request is delivered, (v) if the same or a substantially similar item was presented at an annual or special meeting of stockholders held not more than 90 days before the record date request is delivered (and, for purposes of this clause (v), the election of directors is deemed a similar item with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors, and the filling of vacancies or of newly created directorships resulting from any increase in the authorized number of directors), (vi) if the same or a substantially similar item is included in Capital One’s notice of meeting for a meeting that has been called but not yet held or that is called for a date within 90 days of the receipt by Capital One of the record date request, or (vii) if the record date request was made, or any solicitation was conducted, in a manner that involved a violation of the federal proxy rules or other applicable law.

In addition, the Written Consent Amendment includes certain immaterial changes that remove from Article VIII of the Certificate legacy provisions relating to the transition from a classified board structure to annual director elections. Beginning at the 2014 Annual Stockholder Meeting, the declassification of the Board was complete, with all directors standing for election annually for one-year terms, so these provisions no longer apply.

The Board of Directors unanimously recommends that you vote “FOR” the Written Consent Amendment.

Related Change to the Bylaws

The Bylaws currently require that any action required or permitted to be taken by Capital One’s stockholders be effected at a duly called annual or special meeting of Capital One’s stockholders and prohibit stockholder action by written consent in lieu of such a meeting of stockholders. The Board of Directors has approved a corresponding amendment to Article II, Section 2.10 of our Bylaws authorizing written consent (as described above), contingent upon stockholder approval and implementation of the Written Consent Amendment.

In addition, the Board of Directors has approved certain amendments to Section 2.2 of our Bylaws, which addresses stockholder-requested special meetings, contingent upon stockholder approval and implementation of the Written Consent Amendment. The amendments to Section 2.2 are intended to align the special meeting process with the written consent process, and to facilitate participation by stockholders and beneficial owners. In particular, where a stockholder intends to engage in a “public solicitation” to reach the special meeting ownership threshold, the stockholder must ask the Board to set an initial record date for that purpose.

Additional Information

The general description of the Written Consent Amendment set forth above is qualified in its entirety by reference to the text of the Written Consent Amendment, which is attached as Appendix B to these proxy materials. Additions to the Certificate are indicated by underlining, and deletions to the Certificate are indicated by strike-outs. Complete copies of the current Certificate and Bylaws are available on the Corporate Governance section of our website at www.capitalone.com under “About,” then “Investors,” then “Investor Information.”

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	113

SECTION XII - APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT (ITEM 4 ON PROXY CARD)

The Written Consent Amendment is binding. If the Written Consent Amendment is approved, the Company intends to file a certificate of amendment to the Certificate with the Secretary of State of the State of Delaware, and the Written Consent Amendment will become effective at the time of that filing. However, if the Written Consent Amendment is approved, the Board retains discretion not to implement it under Delaware law. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination. If the Written Consent Amendment is not approved by the requisite vote, then the Written Consent Amendment will not be filed with the Secretary of State of the State of Delaware, the Bylaw amendments will not become effective and the Certificate and Bylaws will continue to prohibit stockholder action by written consent.

***

The Board of Directors unanimously recommends that you vote “FOR” the Written Consent Amendment in order to amend our Certificate to allow stockholders to act by written consent.

114	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section XIII - Stockholder Proposal Regarding an Independent Board Chairman

(Item 5 on Proxy Card)

Capital One has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, intends to present a proposal for consideration at the 2020 Annual Stockholder Meeting (“Stockholder Proposal”). Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no fewer than 100 shares of Capital One common stock. The resolution being submitted by Mr. Chevedden to the stockholders for approval, if properly presented, is as follows:

Proposal 5 - Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman.

This proposal topic won 50%-plus support at 5 major U.S. companies in one-year including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

It has taken 5-years for our stock price to crawl from $80 to $90 in a robust stock market. Meanwhile Richard Fairbank, our combined Chairman and CEO has been building up tenure and now has 25-years long-tenure. Our Lead Director, Ann Hackett, has 14-years long-tenure. Long-tenure in a director is the opposite of independence and independence can be the most important attribute for a director - especially a Chairman or a Lead Director.

On another governance matter shareholders gave 56%-support in 2019 to a shareholder proposal to enable shareholders to act by written consent. “Capital One’s ongoing dialogue with stockholders” that was hyped in the 2019 proxy next to the written consent proposal was apparently flawed. Such “ongoing dialogue” was apparently clueless and did not predict the 56%-support for the shareholder proposal for written consent.

And management spent serious money leading up to the 2018 annual meeting to get purported shareholder support of the 25% stock ownership threshold to call a special meeting. In this effort management spent serious money with a $1.6 Billion law firm that employs 1200 attorneys. Please see at least the first 2-pages of Capital One Financial Corporation (February 21, 2018) https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2018/cheveddencapital022118-14a8.pdf

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

Please vote yes:

Independent Board Chairman - Proposal 5

Statement in Opposition to the Stockholder Proposal

Capital One’s existing Board leadership structure and related policies provide strong independent and effective oversight of our business, and accordingly, the Board of Directors recommends that stockholders vote “AGAINST” the Stockholder Proposal. The Board believes the policy requested by the Stockholder Proposal is both not necessary given that our current Board leadership structure provides effective, independent oversight and not in the best interests of our stockholders because it limits our Board’s flexibility to respond to Capital One’s needs on a proactive basis.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	115

SECTION XIII - STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN (ITEM 5 ON PROXY CARD)

In the Board’s view, the Stockholder Proposal is unnecessary because our existing corporate governance practices demonstrate strong independent leadership and effective independent oversight of Capital One. Our Board is deeply committed to strong and effective corporate governance at Capital One. The Board believes that Capital One stockholders are best served by our existing Board leadership structure because it provides the most effective governance framework for Capital One. Capital One appropriately maintains robust independent and effective oversight of our business and affairs through our empowered Lead Independent Director, and our current policies provide the Board with the flexibility to determine whether the Chair of the Board will be the CEO or an independent director.

The Board believes that the most effective leadership structure for Capital One at this time is for Mr. Fairbank to serve as both Chair and CEO and for the independent directors to be led by a strong Lead Independent Director. Mr. Fairbank founded Capital One and has served as CEO since shortly before Capital One’s initial public offering in late 1994 and Chair since early 1995. The Board believes that Mr. Fairbank possesses the right combination of leadership qualities, strategic vision, industry experience and deep knowledge of the day-to-day operations of Capital One to understand and clearly articulate to the Board the opportunities, challenges and risks facing Capital One. The Board believes that Mr. Fairbank, in the combined role of Chair and CEO, serves as a highly effective bridge between the Board and management, which is a critical component to executing on our business strategy and creating long-term value for our stockholders. At this time, the Board believes that our unified leadership structure enables our Board to present Capital One’s vision with one voice and to focus responsibly and effectively on the diverse and complex business, market and regulatory challenges facing companies in the rapidly changing and highly regulated financial services industry.

The Board has a strong, independent lead director. The Board believes that an active and empowered Lead Independent Director is key to providing robust and effective independent leadership for the Board. Our independent directors annually elect a Lead Independent Director who fulfills a crucial role in guiding the operation of our Board. Among its duties, which are more fully described above under “Lead Independent Director” on page 25, the Lead Independent Director is responsible for serving as liaison between the Chair of the Board and the independent directors; facilitating discussion among the independent directors on key issues and concerns outside of Board meetings; leading the performance assessment of the CEO; facilitating the Board’s engagement with the CEO and CEO succession planning; reviewing and approving the agenda (including adding agenda items as needed) for each Board meeting prior to its distribution to Board members; and leading the Board’s self-assessment and recommendations for improvement, if any.

Our Lead Independent Director conducts executive sessions of the Board without the CEO on a quarterly basis and may call executive sessions of independent directors at any time. Our Board understands the critical importance of, and provides, active and engaged independent oversight of management. Our Lead Independent Director facilitates communication among our Chair and our independent directors, which allows for timely feedback on Board matters and allows any concerns to be raised and appropriately addressed.

The Board’s other governance practices further contribute to effective, independent Board oversight of Capital One. Our Board has thoughtfully organized itself to provide effective and independent oversight. Currently, 11 of our 12 Board members are independent—Mr. Fairbank is the only member of management who serves as a director—and each of the Audit Committee, Governance and Nominating Committee and Compensation Committee is composed solely of independent directors. This means the independent directors oversee critical matters such as the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; the compensation of our executive officers, including our Chair and CEO; the nomination of directors; and the evaluation of the Board and its committees. Moreover, each of the Board’s committees is led by an independent committee chair who is actively engaged in the leadership of his or her committee.

The Board believes Capital One, its stockholders and other stakeholders are best served by governance policies that provide the Board flexibility to determine the most effective leadership structure for Capital One instead of a “one-size-fits-all” approach. At Capital One, our governance principles allow the roles of Chair and CEO to be filled by the same or different individuals. This approach appropriately provides the Board the flexibility to determine at any given time whether the two roles should be separate or combined based upon Capital One’s unique opportunities and challenges and the Board’s assessment of Capital One’s leadership over time. The Board has deep knowledge of our culture, strategy, business operations, and the talent, strengths and

116	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION XIII - STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN (ITEM 5 ON PROXY CARD)

capabilities of our directors and Capital One’s senior management. In contrast, by adopting a policy to restrict our Board from exercising its judgment in selecting the Chair, as well as restricting the ability to combine the positions of Chair and CEO, the Stockholder Proposal would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board. The Board believes it is best positioned to determine the most effective leadership structure for Capital One at any given time on a case-by-case basis, rather than take the Stockholder Proposal’s rigid, “one-size-fits-all” approach to Board leadership.

In sum, in light of our existing Board leadership structure that allows Capital One to benefit from Mr. Fairbank’s knowledge and leadership while appropriately maintaining strong independent and effective oversight of our business and affairs through our empowered Lead Independent Director and majority independent Board, we believe that implementation of this Stockholder Proposal is unnecessary and not in the best interests of stockholders.

***

The Board of Directors unanimously recommends that you vote “AGAINST” the Stockholder Proposal Requesting the Board Adopt a Policy Requiring an Independent Board Chair.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	117

Section XIV - Other Business

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2020 Annual Stockholder Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2019, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Form 10-K may be obtained without charge at the 2020 Annual Stockholder Meeting, at our website at www.capitalone.com under “About,” then “Investors,” or by contacting our Investor Relations department at Capital One’s address set forth above in the section “How to Contact Us” on page 46. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2021 Annual Stockholder Meeting

To be considered for inclusion in the proxy materials for Capital One’s 2021 Annual Stockholder Meeting, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and stockholder director nominations submitted pursuant to the proxy access provisions of our Bylaws must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than November 19, 2020 (and in the case of proxy access director candidates no earlier than October 20, 2020). In the case of director nominations submitted pursuant to the proxy access provisions of our Bylaws, these deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date that the Proxy Statement for the 2020 Annual Stockholder Meeting was first sent to stockholders (which date, for purposes of our Bylaws, is March 19, 2020). Stockholders submitting proposals pursuant to Rule 14a-8 or submitting proxy access director candidates must also satisfy other procedural and qualification requirements set forth in Rule 14a-8 and our Bylaws, respectively. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.

Under our Bylaws, if you wish to present a stockholder proposal other than pursuant to Rule 14a-8 or nominate a director candidate other than pursuant to our proxy access Bylaw provisions, then to be timely for consideration at Capital One’s 2021 Annual Stockholder Meeting, you must give proper written notice of such proposal and of such nomination to the Corporate Secretary no earlier than December 31, 2020, and no later than January 30, 2021. If Capital One’s 2021 Annual Stockholder Meeting is held on a date that is not within 30 days before or 60 days after April 30, 2021, the anniversary date of this year’s Annual Stockholder Meeting, notice must be delivered no earlier than the 120th day prior to such annual stockholder meeting and no later than the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice must include the information specified in our Bylaws concerning the proposal or nominee. Our Bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our Bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of 2020 Annual Stockholder Meeting.

118	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Section XV - Frequently Asked Questions

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

Pursuant to rules of the SEC, we are furnishing the proxy materials to certain of our stockholders via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of Capital One’s 2020 Annual Stockholder Meeting. Accordingly, on March 19, 2020, we began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the 2020 Annual Stockholder Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

What is the purpose of the proxy materials?

The Board is providing you these materials in connection with the solicitation by the Board of proxies to be voted at the 2020 Annual Stockholder Meeting. All stockholders who held shares of Capital One common stock as of the close of business on March 3, 2020 (“Record Date”) are entitled to attend the 2020 Annual Stockholder Meeting and to vote on the items of business outlined in this proxy statement. Whether or not you choose to attend the 2020 Annual Stockholder Meeting, you may vote your shares via the Internet, by telephone or by mail.

How do I access the proxy materials?

The Notice provides instructions regarding how to view our proxy materials for the 2020 Annual Stockholder Meeting online. As explained in greater detail in the Notice, to view the proxy materials and to vote, you will need to visit www.proxyvote.com and have available your control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2020 proxy materials by following the instructions at www.proxyvote.com, by calling 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold shares of Capital One common stock directly in your name through Capital One’s transfer agent, Computershare Trust Company, N.A.

If you hold shares of Capital One common stock through a broker, bank, trust or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust or other nominee about how to vote your shares. Under the rules of the NYSE, if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares only with respect to “routine” matters, as described below.

Can I attend the 2020 Annual Stockholder Meeting?

In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, the Board has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (U.S.) or 303-562-9288 (International) for assistance.

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/COF2020. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	119

SECTION XV - FREQUENTLY ASKED QUESTIONS

Am I entitled to vote?

You are entitled to vote if you were the record holder of shares of Capital One common stock as of the Record Date. All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each matter submitted for a vote at the meeting.

If you hold your shares of Capital One common stock in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How do I vote?”

How many votes can be cast by all stockholders?

A total of 457,421,339 votes, consisting of one vote for each share of Capital One common stock issued and outstanding on the Record Date.

How do I vote?

By Internet

Before the meeting, you may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for record holders) or voting instruction form (for holders of shares in street name) available when you access the web page.

During the meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/COF2020. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting web page.

By Telephone

If you received a paper copy of the proxy materials, you may vote by telephone by calling the toll-free telephone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your proxy card available when you call. If you hold your shares in street name, follow the voting instructions you receive from your broker, bank, trustee or other nominee.

By Mail

If you received your proxy materials by mail, you may vote by mail by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided or returning it to Broadridge Financial Solutions, Inc. (“Broadridge”), Vote Processing, 51 Mercedes Way, Edgewood, NY

11717. If you hold your shares in street name, follow the voting instructions you receive from your broker, bank, trustee or other nominee.

Time for Voting Your Shares by Internet, by Telephone or by Mail Before the 2020 Annual Stockholder Meeting

You may vote via the Internet or by telephone until 11:59 p.m. Eastern Time on April 29, 2020. If you vote by mail, your proxy card or voting instruction form, as applicable, must be received by April 29, 2020. If you own shares of Capital One through the Capital One Associate Savings Plan (Capital One Stock Fund) or Hibernia Corporation Supplemental Stock Plan, see “How do I vote my 401(k) shares?” below for more information.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not vote via the Internet or by telephone and do not return your voting instructions to the firm that holds your shares prior to the 2020 Annual Stockholder Meeting, the firm has discretion to vote your shares only with respect to Item 2 (ratification of selection of independent registered public accounting firm), which is considered a “routine” matter under NYSE rules. All other items to be voted on at the 2020 Annual Stockholder Meeting are not considered “routine” matters, and the firm that holds your shares will not have discretionary authority to vote your shares for these Items if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to return your voting instructions so that your shares are voted for non-routine matters at the 2020 Annual Stockholder Meeting. If you hold shares in several accounts, you must provide voting instructions for each account to authorize all of your shares to be voted.

How do I vote my 401(k) shares?

If you own shares of Capital One through the Capital One Associate Savings Plan (Capital One Stock Fund) or Hibernia Corporation Supplemental Stock Plan, you may vote the number of shares equivalent to your interest in the Capital One Stock Fund as credited to your account on the Record Date. You will receive instructions on how to vote your shares via e-mail from Broadridge. The trustee of the Capital

120	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

SECTION XV - FREQUENTLY ASKED QUESTIONS

One Associate Savings Plan and the Hibernia Corporation Supplemental Stock Plan will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time on April 27, 2020. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy or change my vote?

Yes, you may revoke any proxy that you previously granted or change your vote by:

∎	submitting another timely vote via the Internet, by telephone or by mailing a new proxy card or voting instruction form;
∎	attending the virtual 2020 Annual Stockholder Meeting and voting online, as indicated above under “How do I vote?”; or
∎	if you are a record holder, giving written notice of revocation to the Corporate Secretary, Capital One Financial Corporation, 1600 Capital One Drive, McLean, VA 22102.

Your new vote or revocation in advance of the meeting must be submitted in accordance with the time frames above under “Time for Voting Your Shares By Internet, By Telephone or By Mail Before the 2020 Annual Stockholder Meeting.”

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2020 Annual Stockholder Meeting. A quorum exists if the holders of a majority of the voting power of Capital One’s outstanding shares entitled to vote generally in the election of directors are present online at the virtual 2020 Annual Stockholder Meeting or represented by proxy. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

What is a broker non-vote?

Under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm has discretionary authority to vote your shares only with respect to “routine” matters. For non-routine matters, which include every item to be voted on other than Item 2 (ratification of selection of independent registered public accounting firm) the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”

Who will count the vote?

Votes will be tabulated by Broadridge. The Board of Directors has appointed a representative of American Election Services, LLC to serve as the Inspector of Elections.

Will a list of stockholders be made available?

Capital One will make a list of stockholders available electronically on the virtual meeting website during the meeting for those attending the meeting, and for ten days prior to the meeting, at our offices at 1600 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the list of stockholders prior to the 2020 Annual Stockholder Meeting.

How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Morrow Sodali to assist us in the solicitation of proxies for an aggregate fee of $12,500, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone and by mail, our directors, officers and associates may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family unless contrary instructions have been received. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as “householding,” reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Capital One will deliver promptly, upon written or oral request, a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same phone number or mailing address.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	121

SECTION XV - FREQUENTLY ASKED QUESTIONS

What vote is necessary to approve each item and what are the Board’s recommendations?

The following table sets forth the voting requirements for each proposal being voted at the meeting and the Board’s recommendations.

Item	Matter to Be Voted On	Board Recommendation	Voting Requirement
1.	Election of twelve candidates for director	FOR

Each candidate will be elected as a director of Capital One if a majority of the votes cast in his or her election is voted in favor of such election. Capital One also maintains a “resignation” policy, which requires that any director who fails to receive a majority of votes cast in favor of his or her election must tender a resignation for the Board of Directors’ consideration. Cumulative voting for the election of directors is not permitted. For more information regarding Capital One’s director nomination process beginning on page 14.

2.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2020	FOR	This item will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.
3.	Advisory approval of Capital One’s 2019 Named Executive Officer compensation	FOR	This item will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.
4.	Approval of amendments to Capital One’s Restated Certificate of Incorporation	FOR	This item will be approved if a majority of the shares of common stock outstanding are voted in favor of the proposal.
5.	Stockholder proposal regarding an independent Board chairman	AGAINST	This item will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Items 1, 2, 3 and 5. With respect to Item 4, abstentions and broker non-votes will have the same effect as a vote against the proposal.

122	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

Appendix A - Information Regarding Non-GAAP Financial Measures

Our Compensation Committee believes that certain measures not defined by U.S. generally accepted accounting principles (“GAAP”), including adjusted diluted earnings per share, adjusted operating efficiency ratio, adjusted efficiency ratio, return on average tangible common equity and tangible book value per common share, help investors and users of our financial information to understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. In addition, these non-GAAP measures are reviewed by the Compensation Committee and the other independent members of our Board of Directors as part of their assessment of the Company’s performance. While certain of our non-GAAP measures are widely used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies, they may not be comparable to similarly-titled measures reported by other companies. The following tables present reconciliations of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

Table 1: Reconciliation of Diluted Earnings Per Share (“EPS”), Efficiency Ratio and Operating Efficiency Ratio

	Year Ended December 31, 2019			Year Ended December 31, 2018			Year Ended December 31, 2017

(Dollars in millions, except per share data and as noted)	Reported Results	Adj.(1)	Adjusted Results	Reported Results	Adj.(2)	Adjusted Results	Reported Results	Adj.(3)	Adjusted Results

Selected income statement data:

Net interest income	$23,340	$67	$23,407	$22,875	$32	$22,907	$22,460	$44	$22,504

Non-interest income	5,253	74	5,327	5,201	(578)	4,623	4,777	46	4,823

Total net revenue	28,593	141	28,734	28,076	(546)	27,530	27,237	90	27,327

Provision for credit losses	6,236	(84)	6,152	5,856	48	5,904	7,551	(88)	7,463

Non-interest expense	15,483	(348)	15,135	14,902	(282)	14,620	14,194	(253)	13,941

Income from continuing operations before income taxes	6,874	573	7,447	7,318	(312)	7,006	5,492	431	5,923

Income tax provision (benefit)	1,341	81	1,422	1,293	145	1,438	3,375	(1,660)	1,715

Income from continuing operations, net of tax	5,533	492	6,025	6,025	(457)	5,568	2,117	2,091	4,208

Income (loss) from discontinued operations, net of tax	13	—	13	(10)	—	(10)	(135)	—	(135)

Net income	5,546	492	6,038	6,015	(457)	5,558	1,982	2,091	4,073

Dividends and undistributed earnings allocated to participating securities	(41)	(3)	(44)	(40)	3	(37)	(13)	(15)	(28)

Preferred stock dividends	(282)	—	(282)	(265)	—	(265)	(265)	—	(265)

Issuance cost for redeemed preferred stock	$(31)	$0	$(31)	$0	$0	$0	$0	$0	$0

Net income available to common stockholders	$5,192	$489	$5,681	$5,710	$(454)	$5,256	$1,704	$2,076	$3,780

Selected performance metrics:

Diluted EPS	$11.05	$1.04	$12.09	$11.82	$(0.94)	$10.88	$3.49	$4.25	$7.74

Efficiency ratio(4)	54.15%	(148)bps	52.67%	53.08%	3bps	53.11%	52.11%	(109)bps	51.02%

Operating efficiency ratio(5)	46.20%	(144)bps	44.76%	45.33%	(12)bps	45.21%	45.98%	(108)bps	44.90%

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	123

APPENDIX A - INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

(1)	Adjustments in 2019 consist of:

(Dollars in millions)	Year Ended December 31, 2019

Initial allowance build on acquired Walmart portfolio	$84

Walmart launch and related integration expenses	211

Cybersecurity Incident expenses, net of insurance	38

U.K. Payment Protection Insurance customer refund reserve build (“U.K. PPI Reserve”)	212

Restructuring charges	28

Total	573

Income tax provision	81

Net income	$492

(2)	Adjustments in 2018 consist of:

(Dollars in millions)	Year Ended December 31, 2018

Net gains on the sales of exited businesses	$(615)

Benefit as a result of tax methodology change on rewards costs	(284)

Legal reserve build	170

U.K. Payment Protection Insurance customer refund reserve (“U.K. PPI Reserve”)	99

Restructuring charges	34

Total	(596)

Income tax provision	139

Net income	$(457)

(3)	Adjustments in 2017 consist of:

(Dollars in millions)	Year Ended December 31, 2017

Impacts of the Tax Cuts and Jobs Act of 2017 (“Tax Act”)	$1,769

Restructuring charges	184

U.K. PPI Reserve	130

Charges related to the Cabela’s acquisition	117

Total	2,200

Income tax provision	109

Net income	$2,091

(4)	Efficiency ratio is calculated based on total non-interest expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

(5)	Operating efficiency ratio is calculated based on operating expense for the period divided by total net revenue for the period and reflects as-reported results in accordance with GAAP.

124	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

APPENDIX A - INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Table 2: Reconciliation of Return On Average Tangible Common Equity and Tangible Book Value Per Common Share

(Dollars in millions, except per share data and as noted)	Year Ended December 31, 2019 Reported Results	Year Ended December 31, 2018 Reported Results	Year Ended December 31, 2017 Reported Results
Tangible Common Equity (Period-End)
Stockholders’ equity	$58,011	$51,668	$48,730
Goodwill and intangible assets(1)	(14,932)	(14,941)	(15,106)
Noncumulative perpetual preferred stock	(4,853)	(4,360)	(4,360)
Tangible common equity	$38,226	$32,367	$29,264
Tangible Common Equity (Average)
Stockholders’ equity	$55,690	$50,192	$49,530
Goodwill and intangible assets(1)	(14,927)	(15,017)	(15,308)
Noncumulative perpetual preferred stock	(4,729)	(4,360)	(4,360)
Tangible common equity	$36,034	$30,815	$29,862
Selected performance metrics:
Return on average tangible common equity(2)	14.37%	18.56%	6.16%
Tangible book value per common share (period-end)(3)	$83.72	$69.20	$60.28

(1)	Includes impact of related deferred taxes.

(2)

Return on average tangible common equity (“ROTCE”) is a non-GAAP measure calculated based on annualized (i) net income available to common stockholders; (ii) less income (loss) from discontinued operations, net of tax, for the period, divided by average tangible common equity. ROTCE for 2017 adjusted for the $1.77 billion impact of the Tax Act was 12.04%.

(3)	Tangible book value per common share is a non-GAAP measure calculated based on tangible common equity divided by common shares outstanding.

CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT	125

Appendix B - Amendment to Restated Certificate of Incorporation

Set forth below is the text of the Company’s Restated Certificate of Incorporation proposed to be amended by Item 4. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-through.

Proposed Amendment to Article VII:

~~Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.~~

Section 1.    Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, an action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders of the Corporation may be taken by consent in writing in lieu of a meeting, only if such action is taken in accordance with the provisions of this Article VII, the Bylaws of the Corporation as amended from time to time and applicable law.

Section 2.    Consent Record Date.

(A)    Request for Consent Record Date. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be fixed by the Board of Directors or otherwise established under this Article VII. In order for the stockholders of the Corporation to authorize or take corporate action by written consent without a meeting, one or more written requests that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”), signed and dated by one or more stockholders of record (or their duly authorized agents) that, at the time the Request is delivered, Own, or are acting on behalf of persons who Own, shares representing 25% (for purposes of this Article VII, the “Requisite Percent”) or more (measured as of the Requisite Percent Solicitation Record Date (as defined in Section 2(C) of this Article VII), if applicable), of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation. If a stockholder of record is the nominee for more than one beneficial owner of shares of Voting Stock, the stockholder of record may deliver a Request pursuant to this Article VII solely with respect to the shares of Voting Stock owned by the beneficial owner who is directing the stockholder of record to sign such Request. As used in this Article VII, the terms “Own” and “Voting Stock” shall have the same meanings as in paragraph (C) of Article VI of this Certificate of Incorporation (including as the term “Own” may be further defined in the Bylaws of the Corporation adopted from time to time). The Request must contain the information set forth or identified in Section 3 of this Article VII. The Corporation shall not be required to accept a Request delivered by electronic transmission.

(B)    Fixing a Consent Record Date. Following receipt of the Request described in Section 2(A) of this Article VII, the Board of Directors shall, by the later of (i) 20 days after delivery of a Request from one or more stockholders of record (or their duly authorized agents) that Own, or are acting on behalf of persons who Own, the Requisite Percent, and (ii) five days after delivery of all information requested by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent pursuant to this Article VII and, if appropriate, adopt a resolution fixing the Consent Record Date for such purpose. The Consent Record Date for such purpose shall be no more than ten days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article VII, but no Consent Record Date has been fixed by the Board of Directors by the date required by the first sentence of this paragraph (B), the Consent Record Date shall be at the close of business on the first date on which a signed written consent setting forth the action taken or

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APPENDIX B - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

proposed to be taken by written consent is delivered to the Corporation in accordance with Section 7 of this Article VII and Section 228 of the GCL; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the Consent Record Date shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(C)    Requisite Percent. Any stockholder (an “Initiating Stockholder”) seeking to engage in a solicitation (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Act or regulations), disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to attain the Requisite Percent (a “Requisite Percent Solicitation”) shall first deliver (in writing and not by electronic transmission) to the Secretary at the principal executive offices of the Corporation a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request in connection with such Requisite Percent Solicitation (the “Requisite Percent Solicitation Record Date”). The request for a Requisite Percent Solicitation Record Date shall (i) contain a representation that the Initiating Stockholder plans to engage in a Requisite Percent Solicitation to attain the Requisite Percent, and with respect to any subsequent solicitation of written consents, an agreement to solicit consents in accordance with Section 5 of this Article VII; (ii) describe the action or actions proposed to be taken by written consent; and (iii) contain, with respect to the Initiating Stockholder and each person that is part of a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations)) with the Initiating Stockholder, the information, representations, and completed and signed questionnaires described in Section 3 of this Article VII (as applicable). Following delivery of a request for a Requisite Percent Solicitation Record Date, the Board of Directors may, by the later of (i) ten days after delivery of such request, and (ii) five days after delivery of all information requested by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent pursuant to this Article VII, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Requisite Percent Solicitation Record Date. The Requisite Percent Solicitation Record Date shall be no more than ten days after the date upon which the resolution fixing the Requisite Percent Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a Requisite Percent Solicitation Record Date has been duly delivered to the Secretary but no Requisite Percent Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this paragraph C, the Requisite Percent Solicitation Record Date shall be at the close of business on the tenth day after delivery of the valid request for the Requisite Percent Solicitation Record Date to the Secretary. To be valid, any Request that has been the subject of a Requisite Percent Solicitation must be delivered to the Secretary no earlier than the applicable Requisite Percent Solicitation Record Date and no later than 60 days after the applicable Requisite Percent Solicitation Record Date.

(D)    Revocation. Any stockholder seeking to take action by written consent may revoke a Request by written revocation delivered to, or mailed and received by, the Secretary at any time, and any stockholder signing a Request may revoke such Request as to the shares of Voting Stock that such person Owns (or Owned by the beneficial owners on whose behalf the stockholder is acting, as applicable) at any time by written revocation delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation. If, as a result of such revocation(s), there no longer are valid and unrevoked Requests from stockholders who Own the Requisite Percent of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, then the Board of Directors shall not be required to fix a Consent Record Date. Further, in the event that the stockholder seeking to take action by written consent withdraws the Request, the Board of Directors, in its discretion, may cancel the action by written consent and any consents relating to such action shall be null and void.

Section 3.    Contents of Request. Any Request required by Section 2(A) of this Article VII must (A) be delivered by one or more stockholders of record (or their duly authorized agents) that, at the time the Request is delivered Own, or are acting on behalf of persons who Own (as applicable), shares representing the Requisite Percent or more (measured as of the Requisite Percent Solicitation Record Date, if applicable), of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, who shall not revoke such Request, and who shall continue to Own not less than the Requisite

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APPENDIX B - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

Percent through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action (provided that, notwithstanding the foregoing, one or more Requests that have been obtained by an Initiating Stockholder pursuant to a Requisite Percent Solicitation under Section 2(C) only need to evidence that the stockholder of record or beneficial owner(s) on whose behalf the Request is submitted Owned the relevant Voting Stock as of the appropriate Requisite Percent Solicitation Record Date); (B) include evidence of such Ownership, as to each stockholder of record, or if such stockholder is a nominee or custodian, the beneficial owner(s) on whose behalf the Request is submitted; (C) describe the action or actions proposed to be taken by written consent; (D) contain the information, representations, and completed and signed questionnaires, to the extent applicable, then required to be set forth in a stockholder’s notice pursuant to the advance notice provisions in the Bylaws of the Corporation as amended from time to time, as if the action or actions proposed to be taken by written consent were a nomination or other business proposed to be brought before a meeting of stockholders, including the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment); and (E) contain an agreement to solicit consents in accordance with Section 5 of this Article VII. The Corporation may require any Initiating Stockholder, and any other person seeking to take action by written consent, to furnish such other information as may reasonably be required by the Corporation to determine the validity of the Request, and to determine whether the Request relates to an action that may be effected by written consent under this Article VII, the Bylaws of the Corporation as amended from time to time and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VII, the Initiating Stockholder, and the persons seeking to take action by written consent, shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, so that the information shall be true and correct as of the Consent Record Date to the same extent as would be required by the advance notice provisions in the Bylaws of the Corporation as of the record date for a meeting of stockholders if such action were a nomination or other business proposed to be brought before a meeting of stockholders, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the Consent Record Date.

Section 4.    Actions That May Be Taken by Written Consent. The Board of Directors shall not be obligated to set a Consent Record Date (and no related action may be taken by written consent) if (A) the Request does not comply with this Article VII or the Bylaws of the Corporation; (B) such action relates to an item of business that is not a proper subject for stockholder action under applicable law; (C) the Request is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and ending on the earlier of (i) the date of the next annual meeting of stockholders, or (ii) 30 days after the first anniversary of the immediately preceding annual meeting of stockholders; (D) the same or a substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item” (and which determination shall be conclusive and binding)), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the Request is delivered; (E) a Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the Request is delivered (and, for purposes of this clause (E), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from an increase in the number of directors); (F) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a Request; or (G) the Request was made, any Request was solicited, any related Requisite Percent Solicitation was made, or any consents were solicited, in a manner that involved a violation of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) or other applicable law.

Section 5.    Manner of Consent Solicitation. Stockholders may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Corporation entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this Article VII, Regulation 14A of the Securities Exchange Act of 1934 (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.

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APPENDIX B - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

Section 6.    Date of Consents. Every written consent purporting to take or authorize the taking of corporate action must bear the signature of the stockholder signing the consent, and no consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Section 7 of this Article VII (A) within 60 days of the first date on which a consent is so delivered to the Corporation, and (B) not later than 120 days after the Consent Record Date or such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to deliver consents. A written consent shall not be valid if it purports to provide (or if the person signing such consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

Section 7.    Delivery of Consents. No consents may be delivered to the Corporation or its registered office in the State of Delaware, until (A) 60 days after the delivery of a valid Request from one or more stockholders of record (or their duly authorized agents) that Own, or are acting on behalf of persons who Own, the Requisite Percent, or (B) such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such consent. Delivery of consents must be made by hand or by certified or registered mail, return receipt requested and in accordance with the other provisions of Section 228 of the GCL not inconsistent with this Article VII. The Corporation shall not be required to accept a consent given by electronic transmission unless a paper reproduction of the consent is delivered in accordance with the preceding sentence. In the event of the delivery to the Corporation of consents, the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action or actions to be taken by written consent as the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares of Voting Stock having the requisite voting power to authorize or take the action or actions specified in consents have given consent. Notwithstanding the foregoing, if the action or actions to which the consents relate is the election or removal of one or more members of the Board of Directors, the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as independent inspectors (“Inspectors”) with respect to such consent and such Inspectors shall discharge the functions of the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, under this Article VII. If after such investigation the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action or actions purported to have been taken by written consent is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

Section 8.    Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent except in accordance with this Article VII, the Bylaws of the Corporation then in effect and applicable law. Notwithstanding anything in this Certificate of Incorporation to the contrary, if the Board of Directors shall determine in good faith (and which determination shall be conclusive and binding) that any Request to fix a Consent Record Date or to take any stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article VII, the Bylaws of the Corporation or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article VII, the Bylaws of the Corporation or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law, provided that (to the extent permitted by applicable law), the Board of Directors shall have the authority to waive, other than with respect to

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APPENDIX B - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

the Initiating Stockholder, clause (D) or (E) of Section 3 of this Article VII if the Board of Directors determines in good faith, consistent with its fiduciary duties, that such action is appropriate (and which determination shall be conclusive and binding). No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the consents delivered to the Corporation in accordance with this Article VII, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares of Voting Stock entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation. The action by written consent will take effect as of the date and time of such certification and will not relate back to the date that the written consents were delivered to the Corporation.

Section 9.    Challenge to Validity of Consent. Nothing contained in this Article VII shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 10.    Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, the Board of Directors may authorize one or more actions to be taken by written consent and, with respect to such actions, none of the foregoing provisions of this Article VII shall apply to such actions unless the Board of Directors determines otherwise. The Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

Proposed Amendment to Article VIII, Paragraph (C):

~~(C) Commencing with the annual meeting of stockholders held in 2012, directors (other than those who may be elected by the holders of any series of Preferred Stock) shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders, provided, however, that any director elected or appointed prior to the 2012 annual meeting of stockholders shall complete the three-year term to which such director has been elected or appointed. The term for the class of directors elected at the 2009 annual meeting of stockholders shall expire at the 2012 annual meeting of stockholders, the term for the class of directors elected at the 2010 annual meeting of stockholders shall expire at the 2013 annual meeting of stockholders, and the term for the class of directors elected at the 2011 annual meeting of stockholders shall expire at the 2014 annual meeting of stockholders. The division of directors into classes shall terminate at the 2014 annual meeting of stockholders. Directors shall hold office until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~

(C)    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

Proposed Amendment to Article VIII, Paragraph (D):

~~(D) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause and all other directors shall be removable either for or without cause, and (ii) the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.~~

130	CAPITAL ONE FINANCIAL CORPORATION	2020 PROXY STATEMENT

CAPITAL ONE FINANCIAL CORPORATION

1680 CAPITAL ONE DR.

MCLEAN, VA 22102-3491

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 29, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COF2020

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to join the meeting and vote.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Capital One in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 29, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D02081-P33524-Z76358	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CAPITAL ONE FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Richard D. Fairbank	☐	☐	☐

	1b.	Aparna Chennapragada	☐	☐	☐

	1c.	Ann Fritz Hackett	☐	☐	☐

	1d.	Peter Thomas Killalea	☐	☐	☐

	1e.	Cornelis “Eli” Leenaars	☐	☐	☐

	1f.	Pierre E. Leroy	☐	☐	☐

	1g.	Francois Locoh-Donou	☐	☐	☐

	1h.	Peter E. Raskind	☐	☐	☐

	1i.	Eileen Serra	☐	☐	☐

	1j.	Mayo A. Shattuck III	☐	☐	☐

			For	Against	Abstain

	1k.	Bradford H. Warner	☐	☐	☐

	1l.	Catherine G. West	☐	☐	☐

The Board of Directors recommends you vote FOR management proposals 2, 3 and 4.

2.	Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of Capital One for 2020.		☐	☐	☐

3.	Advisory approval of Capital One’s 2019 Named Executive Officer compensation.		☐	☐	☐

4.	Approval of amendments to Capital One’s Restated Certificate of Incorporation to allow stockholder to act by written consent.		☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

5.	Stockholder proposal regarding an independent Board chairman, if properly presented at the meeting.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report to Stockholders/10-K are available at www.proxyvote.com.

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D02082-P33524-Z76358

CAPITAL ONE FINANCIAL CORPORATION

Annual Stockholder Meeting

Thursday, April 30, 2020 10:00 a.m. ET

www.virtualshareholdermeeting.com/COF2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation, held of record by the undersigned on March 3, 2020, at the Annual Stockholder Meeting to be held on April 30, 2020 and at any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unavailable to serve).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1), (2), (3) AND (4), AND “AGAINST” ITEM (5), AND, IN THE PROXIES’ DISCRETION, ON ANY OTHER MATTERS COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side